EXHIBIT 10.8

Published CUSIP Number:

CREDIT AGREEMENT

Dated as of         , 2010

among

DLC REALTY, L.P.,

as Borrower,

DLC REALTY TRUST, INC.,

as a Guarantor,

BANK OF AMERICA, N.A.,

as Administrative Agent and L/C Issuer,

BARCLAYS CAPITAL,

as Syndication Agent

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,

and

BARCLAYS CAPITAL

as

Joint Lead Arrangers and Joint Book Managers

Section		Page

11.18	USA PATRIOT Act	109
11.19	ENTIRE AGREEMENT	109

SIGNATURES		S-1

Section		Page

SCHEDULES

2.01	Commitments and Applicable Percentages
4.01	Initial Borrowing Base Properties
6.06	Litigation
6.09	Environmental Matters
6.17	Intellectual Property Matters
8.01	Existing Liens
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Borrowing Base Report
F	New York Mortgage

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of             , 2010, among DLC REALTY, L.P., a Delaware limited partnership (“Borrower”), DLC REALTY TRUST, INC., a Maryland corporation and the sole general partner of Borrower (“Parent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.

Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I.

Definitions and Accounting Terms

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Appraisal” means an MAI appraisal that is (a) compliant with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, all other Laws applicable to Administrative Agent or Lenders, and the Uniform Standards of Professional Appraisal Practice, (b) in form and substance reasonably acceptable to Administrative Agent and Required Lenders, and (c) prepared by an independent appraisal firm selected by Administrative Agent and reasonably acceptable to Required Lenders.

“Acceptable Environmental Report” means, with respect to a Property, either (a) an ASTM E1527-05 compliant Phase I environmental site assessment with respect to such Property stating, among other things, that such Property is free of Recognized Environmental Conditions (as defined in ASTM E1527-05), relating to Hazardous Materials (other than with respect to de minimis conditions as that term is referenced in ASTM E1527-05), or (b) if the presence of Hazardous Materials (other than with respect to de minimis conditions) has been detected, an environmental report, which includes at a minimum, an ASTM E1903-97(2002) compliant Phase II environmental site assessment, indicating the nature and extent of the remediation necessary to address that contamination on such Property and, in each case, by a licensed environmental engineering firm, and of scope and in form and substance reasonably acceptable to Administrative Agent. All final written reports from such engineering firm shall promptly be made available and communicated to Administrative Agent.

“Acceptable Ground Lease” means a ground lease with respect to an Acceptable Property executed by a Mortgagor, as lessee, that has a remaining lease term (including extension or renewal rights) of at least twenty-five (25) years, calculated as of the date such Acceptable Property is admitted into the Borrowing Base, and that Administrative Agent determines, in its reasonable discretion, is a financeable ground lease.

“Acceptable Property” means a Property (a) that is approved by Administrative Agent and Required Lenders, or (b) that is approved by Administrative Agent and meets the following requirements:

(i) such Property is wholly-owned by, or ground leased pursuant to an Acceptable Ground Lease to, Borrower or a Subsidiary Guarantor free and clear of any Liens (other than Liens permitted by Section 8.01);

(ii) such Property is a multi-tenant retail property located within the United States; and

(iii) if such Property is owned by, or ground leased pursuant to an Acceptable Ground Lease to, a Subsidiary Guarantor, then the Equity Interests of such Subsidiary Guarantor are owned, directly or indirectly by Borrower, free and clear of any Liens other than Liens permitted by Section 8.01.

“Adjusted NOI” means, with respect to any Property for any period, an amount equal to (a) the aggregate gross revenues from the operations of such Property during such period, minus (b) the sum of (i) all expenses and other proper charges incurred in connection with the operation of such Property during such period (including real estate taxes, but excluding any management fees, debt service charges, income taxes, depreciation, amortization and other non-cash expenses), (ii) a management fee equal to the greater of (A) three percent (3%) of the aggregate net revenues from the operations of such Property during such period and (B) actual management fees paid, and (iii) a replacement reserve of $0.15 per square foot. Notwithstanding anything to the contrary contained herein, (x) Adjusted NOI for any Property for the period ending September 30, 2010 shall be the Adjusted NOI for such Property for the three (3) month period then ended times four (4), (y) Adjusted NOI for any Property for the period ending December 31, 2010 shall be the Adjusted NOI for such Property for the six (6) month period then ended times two (2), and (z) Adjusted NOI for any Property for the period ending March 31, 2011 shall be the Adjusted NOI for such Property for the nine (9) month period then ended times 1.33.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent Advances” has the meaning specified in Section 10.11(a).

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as Administrative Agent may from time to time notify Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.16. If the commitment of each Lender to make Loans and the obligation of L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most-recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most-recent Compliance Certificate received by Administrative Agent pursuant to Section 7.02(b):

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Letters of Credit	Eurodollar Rate +	Base Rate +
1	≤ 0.50:1	3.00%	3.00%	2.00%
2	> 0.50:1 but ≤ 0.60:1	3.25%	3.25%	2.25%
3	> 0.60:1	4.00%	4.00%	3.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first (1st) Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of Required Lenders, Pricing Level 3 shall apply as of the first (1st) Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Rate in effect from the Closing Date until adjusted as set forth above shall be set at Pricing Level      (based upon the Pro Forma Financial Statements).

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.09(b).

“Appraised Value” means, with respect to any Property as of any date, the appraised value of such Property on an “as-is” basis as set forth in the most-recent Acceptable Appraisal as received by Administrative Agent pursuant to Section 4.08 or Section 4.10(h), as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two (2) or more Eligible Assignees that are Affiliates of one another or two (2) or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means (a) prior to the delivery of the financial statements of Parent required pursuant to Section 7.01(a) for the fiscal year ending December 31, 2010, the audited consolidated balance sheet of Parent for the fiscal year ended December 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Parent, including the notes thereto, and (b) after the delivery of the financial statements of Parent required pursuant to Section 7.01(a) for the fiscal year ending December 31, 2010, the most-recent financial statements furnished pursuant to Section 7.01(a).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Available Loan Amount” means, as of any date of determination, the lesser of (a) the Aggregate Commitments and (b) the Borrowing Base.

“Award” means any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Borrowing Base Property.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one half of one percent ( 1/2 of 1%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus one percent (1.00%). The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Borrowing Base” means, as of any date of determination, the lesser of (a) the product of (i) sixty percent (60%) times (ii) the aggregate Appraised Values of the Borrowing Base Properties, and (b) the Implied Loan Amount.

Notwithstanding the foregoing, the calculation of the Borrowing Base shall be limited as follows:

(i) the amount of the Borrowing Base attributable to any individual Borrowing Base Property shall not exceed twenty-five percent (25%) of the Borrowing Base; and

(ii) the amount of the Borrowing Base attributable to all Borrowing Base Properties subject to Acceptable Ground Leases shall not exceed twenty-five percent (25%) of the Borrowing Base.

“Borrowing Base Properties” means each Acceptable Property that either (a) is an Initial Borrowing Base Property or (b) becomes a Borrowing Base Property pursuant to Section 4.03, but excluding any Acceptable Properties that have been released from the Borrowing Base pursuant to Section 4.09, and “Borrowing Base Property” means any one of the Borrowing Base Properties.

“Borrowing Base Report” means a report in substantially the form of Exhibit E (or such other form approved by Administrative Agent) certified by a Responsible Officer of Borrower.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Lease” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.

“Capital Lease Obligations” means, with respect to any Person for any period, the capitalized amount of obligations under Capital Leases for such Person for such period as determined in accordance with GAAP.

“Capitalization Rate” means eight and three-quarter percent (8.75%); provided that if Borrower elects to exercise its option to extend the Initial Maturity Date to the Extended Maturity Date pursuant to Section 2.13, Required Lenders may (but are not obligated to), on a one-time basis, increase the Capitalization Rate by up to one half of one percent (0.50%) on the effective date of such extension. Administrative Agent shall notify Borrower of any increase in the Capitalization Rate within ten (10) Business Days of receipt of the request for extension from Borrower pursuant to Section 2.13.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of Administrative Agent or L/C Issuer (as applicable) and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if L/C Issuer benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) Administrative Agent and (b) L/C Issuer. The term “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Casualty” has the meaning specified in Section 7.13(b).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty; (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right);

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) Parent shall cease to (i) be the sole general partner of Borrower or (ii) own, directly or indirectly, greater than fifty percent (50%) of the Equity Interests of Borrower; or

(d) Borrower shall cease to own, directly or indirectly, one hundred percent (100%) of the Equity Interests of any Subsidiary Guarantor free and clear of any Liens (other than Liens in favor of Administrative Agent) unless Borrower removes the Borrowing Base Property owned by such Subsidiary Guarantor from the Borrowing Base in accordance with Section 4.09.

“Closing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means the Real Estate Collateral, the Personal Property Collateral, the Equity Interest Collateral, and all other property of the Companies on which Liens have been granted to Administrative Agent, for the benefit of the Lenders, to secure the Obligations.

“Commitment” means, as to each Lender, its obligation to (a) make Loans to Borrower pursuant to Section 2.01 and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Companies” means, without duplication, Parent and its Subsidiaries (including Borrower), and “Company” means any one of the Companies.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result, in lieu, or in anticipation, of the exercise of the right of condemnation or eminent domain of all or any part of any Borrowing Base Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Borrowing Base Property or any part thereof.

“Condemnation Proceeds” has the meaning specified in the definition of Restoration Net Proceeds.

“Consolidated Debt Service Coverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate Adjusted NOI with respect to the Borrowing Base Properties for the four-(4-)quarter period most-recently ended for which financial statements are available divided by (b) pro forma debt service on an amount equal to Total Outstandings assuming a thirty-(30-)year amortization and an interest rate equal to the greater of (i) eight percent (8.0%) per annum and (ii) the sum of (A) the most-recent rate published on such date in the United States Federal Reserve Statistical Release (H.15) for ten-(10-)year Treasury Constant Maturities plus (B) three percent (3.0%).

“Consolidated EBITDA” means, for any Person for any period, an amount equal to (a) Consolidated Net Income, plus (b) the sum of the following (without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period): (i) income tax expense; (ii) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness; (iii) depreciation and amortization expense; (iv) amortization of intangibles (including goodwill) and organization costs; (v) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business); and (vi) any other non-cash charges, minus (c) the sum of the following (to the extent included in the statement of such Consolidated Net Income for such period): (i) interest income (except to the extent deducted in determining such Consolidated Net Income); (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business); (iii) any other non-cash income; and (iv) any cash payments made during such period in respect of items described in clause (b)(v) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income.

“Consolidated Fixed Charges” means, for any Person for any period, the sum (without duplication) of (a) Consolidated Interest Expense, (b) provision for cash income taxes made by such Person on a consolidated basis in respect of such period, (c) scheduled principal payments made during such period on account of Indebtedness of such Person, and (d) Restricted Payments paid in cash with respect to preferred Equity Interests of such Person during such period.

“Consolidated Floating Rate Debt” means, for any Person as of any date of determination, Consolidated Total Debt of such Person bearing interest based on an index that floats, or otherwise changes from time to time without the benefit of an interest rate hedge or other interest rate protection agreement that fixes the rate through the Maturity Date.

“Consolidated Interest Expense” means, for any Person for any period, the total interest expense (including that attributable to Capital Lease Obligations) of such Person for such period with respect to all outstanding Indebtedness of such Person (including all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Swap Contracts in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio” means, as of any date of determination, the quotient (expressed as a percentage) of (a) Consolidated Total Debt, divided by (b) Total Asset Value.

“Consolidated Net Income” means, for any Person for any period, the consolidated net income (or loss) of such Person for such period, determined on a consolidated basis; provided that in calculating Consolidated Net Income of the Companies for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Parent or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Company) in which any Company has an ownership interest, except to the extent that any such income is actually received by such Company in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of any Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or requirement of Law applicable to such Subsidiary.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of all Indebtedness of the Companies on such date, determined on a consolidated basis in accordance with GAAP.

“Construction in Progress” means each Property that is either (a) new ground up construction or (b) under renovation in which (i) greater than thirty percent (30%) of the square footage of such Property is unavailable for occupancy due to renovation and (ii) no rents are being paid on such square footage. A Property will cease to be classified as “Construction in Progress” on the earlier to occur of (A) the time that such Property has an Occupancy Rate of greater than seventy percent (70%), or (B) one hundred eighty (180) days after completion of construction or renovation of such Property, as applicable.

“Contamination” means the presence of Hazardous Materials in amounts exceeding regulatory action levels.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Customary Recourse Exceptions” means, with respect to any Indebtedness, personal recourse that is limited to fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single purposes entity covenants, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse financing of Real Property.

“Daily Usage” means, as of any date, the quotient (expressed as a percentage) of (a) the Total Outstandings on such date, divided by (b) the Aggregate Commitments on such date.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) two percent (2%) per annum; provided that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent (2%) per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus two percent (2%) per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that, as reasonably determined by Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within three (3) Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute, (b) has notified Borrower, Administrative Agent or any Lender that it will not comply with its funding obligations or has made an express public statement to that effect with respect to its funding obligations hereunder unless the subject of a good faith dispute or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by Administrative Agent (based on the belief that such Lender may not fulfill its funding obligations), to confirm in a manner reasonably satisfactory to Administrative Agent that it will comply with its funding obligations unless the subject of a good faith dispute, provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt by Administrative Agent of such confirmation, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disposition” or “Dispose” means the sale, transfer, license, lease (other than a real estate lease entered into in the ordinary course of business as part of Property leasing operations) or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith but excluding any arrangement constituting a Lien.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Assessment” has the meaning specified in Section 7.12(b).

“Environmental Claim” means any investigative, enforcement, cleanup, removal, containment, remedial, or other private or governmental or regulatory action at any time instituted or completed pursuant to any applicable Environmental Requirement against any Company or against or with respect to any Real Property or any condition, use, or activity on any Real Property (including any such action against Administrative Agent or any Lender), and any claim at any time made by any Person against any Company or against or with respect to any Real Property or any condition, use, or activity on any Real Property (including any such claim against Administrative Agent or any Lender), relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or in any way arising in connection with any Hazardous Material or any Environmental Requirement.

“Environmental Damages” means all liabilities (including strict liability), losses, damages (including consequential, special, exemplary or punitive damages), judgments, penalties, fines, costs and expenses (including fees, Costs and expenses of attorneys, consultants, contractors, experts and laboratories), of any and every kind or character, at law or in equity, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, made, incurred, suffered, brought, or imposed at any time and from time to time, whether before or after the Release Date and arising in whole or in part from:

(a) the presence of any Hazardous Material on any Borrowing Base Property, or any escape, seepage, leakage, spillage, emission, release, discharge or disposal of any Hazardous Material on or from any Borrowing Base Property, or the migration or release or threatened migration or release of any Hazardous Material to, from or through any Borrowing Base Property, on or before the Release Date; or

(b) any act, omission, event or circumstance existing or occurring in connection with the handling, treatment, containment, removal, storage, decontamination, clean up, transport or disposal of any Hazardous Material which is at any time on or before the Release Date present on any Borrowing Base Property; or

(c) the breach of any representation, warranty, covenant or agreement contained in this Agreement because of any event or condition occurring or existing on or before the Release Date; or

(d) any violation on or before the Release Date, of any Environmental Requirement in effect on or before the Release Date, regardless of whether any act, omission, event or circumstance giving rise to the violation constituted a violation at the time of the occurrence or inception of such act, omission, event or circumstance; or

(e) any Environmental Claim, or the filing or imposition of any environmental Lien against any Borrowing Base Property, because of, resulting from, in connection with, or arising out of any of the matters referred to in subparagraphs (a) through (d) preceding;

and regardless of whether any of the foregoing was caused by Borrower, any other Loan Party or their respective tenant or subtenant, or a prior owner of a Borrowing Base Property or its tenant or subtenant, or any third party including (i) injury or damage to any person, property or natural resource occurring on or off of a Borrowing Base Property including the cost of demolition and rebuilding of any improvements on any Real Property; (ii) the investigation or remediation of any such Hazardous Material or violation of Environmental Requirement including the preparation of any feasibility studies or reports and the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration, monitoring or similar work required by any Environmental Requirement or necessary to have full use and benefit of Borrowing Base Properties as contemplated by the Loan Documents (including any of the same in connection with any foreclosure action or transfer in lieu thereof); (iii) all liability to pay or indemnify any Person or Governmental Authority for costs expended in connection with any of the foregoing; (iv) the investigation and defense of any claim, whether or not such claim is ultimately withdrawn or defeated; and (v) the settlement of any claim or judgment. “Costs” as used in this definition shall also include any diminution in the value of the security afforded by the Borrowing Base Property or any future reduction of the sales price of any Borrowing Base Property by reason of any matter set forth in Section 7.12 or Section 8.11.

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Requirement” means any Environmental Law, agreement or restriction, as the same now exists or may be changed or amended or come into effect in the future, which pertains to any Hazardous Material or the environment including ground or air or water or noise pollution or contamination, and underground or aboveground tanks.

“Equity Interest Collateral” means one hundred percent (100%) of the Equity Interests in each Mortgagor.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means the issuance or sale by any Person of any of its Equity Interests or any capital contribution to such Person by the holders of its Equity Interests.

“Equity Pledge Properties” means the Florida Equity Pledge Property and the New York Equity Pledge Properties, and “Equity Pledge Property” means any one of the Equity Pledge Properties.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042(a)(1) or (2) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or notification that a Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Parent or any ERISA Affiliate.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the greater of (i) one percent (1.00%) and (ii) (A) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (B) if such rate is not available at such time for any reason, then the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the first (1st) day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two (2) London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one (1) month commencing that day or (ii) if such published rate is not available at such time for any reason, then the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one (1) month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Funded Debt” means Indebtedness that is unsecured and has an initial tenor of five (5) years or greater.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (d) any withholding Taxes implied by Section 501 of the Hiring Incentives to Restore Employment Act (HR284), and (e) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 11.13), any withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (c).

“Extended Maturity Date” means             , 2014.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, then the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, then the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of  1/100 of 1%) charged to Bank of America on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the letter agreement, dated May 5, 2010, among Borrower, Administrative Agent and the Joint Lead Arrangers.

“Florida Equity Pledge Property” means the Borrowing Base Property referred to as Highland Square, Jacksonville, Florida.

“Florida Mortgage” has the meaning specified in Section 4.11(a).

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which Borrower is resident for tax purposes (including such a Lender when acting in the capacity of L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, Cash Collateralized in accordance with the terms hereof, or cancelled in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funds from Operations” means, for any Person for any period, the sum of (a) Consolidated Net Income plus (b) depreciation and amortization expense determined in accordance with GAAP excluding amortization expense attributable to capitalized debt costs; provided that there shall not be included in such calculation (i) any proceeds of any insurance policy other than rental or business interruption insurance received by such Person, (ii) any gain or loss which is classified as “extraordinary” in accordance with GAAP, (iii) any capital gains and taxes on capital gains, (iv) income (or loss) associated with third-party ownership of non-controlling Equity Interests, and (v) gains or losses on the sale of discontinued operations as detailed in the most-recent financial statements delivered pursuant to Section 7.01(a) or (b), as applicable.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, Equity Interests or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lesser of (y) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (z) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranties” means the Parent Guaranty and the Subsidiary Guaranties, and “Guaranty” means any one of the Guaranties.

“Guarantors” means, collectively, Parent and each Subsidiary Guarantor, and “Guarantor” means any one of the Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants regulated pursuant to any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Implied Loan Amount” means, as of any date of determination, the amount of Indebtedness that would result, on a proforma basis, in a Consolidated Debt Service Coverage Ratio as of such date of determination equal to 1.60 to 1.0; provided that in calculating such proforma Consolidated Debt Service Coverage Ratio, the Adjusted NOI of any Borrowing Base Property shall not exceed twenty-five percent (25%) of the aggregate Adjusted NOI for all Borrowing Base Properties.

“Improvements” means any Mortgagor’s interest in and to all on site improvements to the Borrowing Base Properties, together with all fixtures, tenant improvements, and appurtenances now or later to be located on the Borrowing Base Properties and/or in such improvements.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, either (i) not past due for more than one hundred and eighty (180) days after the date on which such trade account payable was created or (ii) being contested in good faith by appropriate proceedings diligently conducted);

(d) Capital Lease Obligations and Synthetic Lease Obligations;

(e) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(f) all Guarantees of such Person in respect of any of the foregoing;

(g) all obligations of the kind referred to in clauses (a) through (f) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, but limited to the lesser of (i) the fair market value of the property subject to such Lien and (ii) the aggregate amount of the obligations so secured; and

(h) for purposes of Section 9.01(f) only, all obligations of such Person under Swap Contracts.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease Obligations or Synthetic Lease Obligation on any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Initial Borrowing Base Properties” means the Acceptable Properties listed on Schedule 4.01, and “Initial Borrowing Base Property” means any one of the Initial Borrowing Base Properties.

“Initial Maturity Date” means             , 2013.

“Insurance Proceeds” has the meaning specified in the definition of Restoration Net Proceeds.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, then the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates, and (b) as to any Base Rate Loan, the last Business Day of each March, June, September, and December and the Maturity Date.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3), or six (6) months thereafter, as selected by Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IPO” means the initial public offering of Parent’s common Equity Interests (a) pursuant to which Parent has received net cash proceeds of at least $375,000,000, and (b) resulting in such common Equity Interests being traded on the New York Stock Exchange.

“IP Rights” has the meaning specified in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by L/C Issuer and Borrower (or any Subsidiary) or in favor of L/C Issuer and relating to such Letter of Credit.

“Joint Lead Arrangers” means Banc of America Securities LLC and Barclays Capital, the investment banking division of Barclays Bank PLC, in their capacity as joint lead arranger and joint book manager.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lease” means each existing or future lease, sublease (to the extent of any Mortgagor’s rights thereunder), license, or other agreement (other than an Acceptable Ground Lease) under the terms of which any Person has or acquires any right to occupy or use any Property, or any part thereof, or interest therein, and each existing or future guaranty of payment or performance thereunder.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means, as of any date, an amount equal to fifteen percent (15%) of the Aggregate Commitments as of such date. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, each Note, the Security Documents, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 of this Agreement, the Fee Letter, and the Guaranties.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, Borrower, each Guarantor, and each Pledgor, and “Loan Party” means any one of the Loan Parties.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Major Lease” means each Lease of a Borrowing Base Property (or any portion thereof) covering in excess of either (a) 20,000 square feet or (b) twenty percent (20%) of the rentable square footage of such Borrowing Base Property.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the business, assets, operations, or financial condition of the Companies, taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect, or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Title Defects” means, with respect to any Borrowing Base Property, defects, Liens (other than Liens for local real estate taxes and similar local governmental charges), and other encumbrances in the nature of easements, servitudes, restrictions, and rights-of-way that would customarily be deemed unacceptable title exceptions for a prudent lender (i.e., a prudent lender would reasonably determine that such exceptions, individually or in the aggregate, materially impair the value or operations of such Borrowing Base Property, would prevent such Borrowing Base Property from being used in the manner in which it is currently being used, or would result in a violation of any Law which would have a material and adverse effect on such Borrowing Base Property); provided that Material Title Defects shall not include any Liens or other encumbrances that existed as of the date of this Agreement and that are reflected in the Title Insurance Commitments or that are listed on Schedule 8.01.

“Maturity Date” means (a) if the Initial Maturity Date is not extended to the Extended Maturity Date pursuant to Section 2.13, then the Initial Maturity Date, and (b) if the Initial Maturity Date is extended to the Extended Maturity Date pursuant to Section 2.13, then the Extended Maturity Date; provided that in each case, if such date is not a Business Day, then the Maturity Date shall be the next preceding Business Day.

“Mortgages” means each Mortgage (or Deed of Trust or Deed to Secure Debt, as applicable), Security Agreement, Financing Statement, and Assignment of Leases or similarly titled document, each executed by a Mortgagor, to or for the benefit of Administrative Agent, for the benefit of the Lenders, covering the Real Estate Collateral and Personal Property Collateral.

“Mortgagors” means, collectively, each Subsidiary Guarantor either (a) executing a Mortgage (including the Florida Mortgage) or (b) required to execute a Mortgage after the occurrence of an Event of Default pursuant to Section 4.12, and “Mortgagor” means any one of the Mortgagors.

“Multiemployer Plan” means any employee benefit plan described in Section 4001(a)(3) of ERISA, to which Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two (2) or more contributing sponsors (including Parent or any ERISA Affiliate) at least two (2) of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“New York Equity Pledge Properties” means the following Borrowing Base Properties:

(a) Mid Valley Mall, Newburgh, New York; and

(b) Mall at 59, Nanuet, New York.

“New York Mortgages” has the meaning specified in Section 4.12(b).

“Non-Recourse Indebtedness” means, for any Person, any Indebtedness of such Person in which (a) recourse of the applicable holder of such Indebtedness for non-payment is limited to such holder’s Liens on a particular asset or group of assets (except to the extent that the assets on which such holder has a Lien and to which its recourse for non-payment is limited consists solely of cash or cash equivalents, to which extent such Indebtedness shall not be deemed to be Non-Recourse Indebtedness), or (b) the holder may look to such Person personally for repayment (but not to any constituent owner of such Person or any other Company other than for Customary Recourse Exceptions) and such Person is a special purpose entity owning only Real Property and related assets that secures such Indebtedness.

“Note” means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that all references to the “Obligations” in the Subsidiary Guaranty and the Security Documents, and any other Guaranties, security agreements, or pledge agreements delivered to Administrative Agent to Guarantee, or create or evidence Liens securing, the Obligations shall, in addition to the foregoing, include all present and future indebtedness, liabilities, and obligations now or hereafter owed to Administrative Agent, any Lender, or any Affiliate of Administrative Agent or any Lender arising from, by virtue of, or pursuant to any Swap Contract that relates solely to the Obligations.

“Occupancy Rate” means, for any Property, the percentage of the rentable area of such Property occupied by bona fide tenants of such Property or leased by tenants pursuant to bona fide tenant Leases, in each case, which tenants are current on all rent or other similar payments due under such Leases and paying cash rent.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date, and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Parent Guaranty” means the Guaranty Agreement executed by Parent in favor of Administrative Agent, for the benefit of the Lenders, in form and substance acceptable to Administrative Agent.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Distributions” means (a) for Parent for any fiscal year of Parent, Restricted Payments in an amount not to exceed in the aggregate the greater of (i)(A) one hundred percent (100%) of Funds from Operations of the Companies during the period from the Closing Date through             , 2011, and (B) ninety-five percent (95%) of Funds from Operations of the Companies thereafter, and (ii) the amount of distributions required to be paid by Parent in order for Parent to qualify as a REIT, and (b) for Borrower for any fiscal year of Borrower, Restricted Payments in an amount not to exceed in the aggregate the greater of (i)(A) one hundred percent (100%) of Funds from Operations of Borrower during the period from the Closing Date through             , 2011, and (B) ninety-five percent (95%) of Funds from Operations of Borrower and its Subsidiaries thereafter, and (ii) the amount of distributions required to be paid by Borrower to Parent in order for Parent to qualify as a REIT.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Personal Property” has the meaning specified in the granting clause of the Mortgages.

“Personal Property Collateral” means the Personal Property of a Mortgagor in which security interests are granted to Administrative Agent, for the benefit of the Lenders, under the Mortgages.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of Parent or any ERISA Affiliate or any such Plan to which Parent or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Plans” means the plans and specifications for the Borrowing Base Properties, including existing or proposed Improvements, and all modifications thereof and additions thereto that are included as part of the Plans in accordance with the terms of this Agreement.

“Platform” has the meaning specified in Section 7.02.

“Pledge Agreement” means each Pledge Agreement or similarly titled document, executed by a Pledgor, to or for the benefit of Administrative Agent, for the benefit of the Lenders, covering the Equity Interest Collateral.

“Pledgors” means, collectively, each Person that owns Equity Interests in a Mortgagor and the general partner of each Mortgagor that is a limited partnership, and “Pledgor” means any one of the Pledgors.

“Pro Forma Financial Statements” has the meaning specified in Section 6.05(c).

“Property” means any Real Property which is owned or ground leased, directly or indirectly, by a Company.

“Property Information” has the meaning specified in Section 4.03.

“Public Lender” has the meaning specified in Section 7.02.

“Real Estate Collateral” means each Borrowing Base Property owned by a Mortgagor that has been pledged or mortgaged to Administrative Agent, for the benefit of the Lenders.

“Real Property” of any Person means all of the right, title, and interest of such Person in and to land, improvements, and fixtures.

“Recourse Indebtedness” ” means Indebtedness that is not Non-Recourse Indebtedness; provided that personal recourse for Customary Recourse Exceptions shall not, by itself, cause such Indebtedness to be characterized as Recourse Indebtedness.

“Register” has the meaning specified in Section 11.06(c).

“REIT” means a “real estate investment trust” in accordance with Section 856 of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release Date” means the earlier of: (a) the date on which the Obligations have been paid in full and the Mortgages have been released; and (b) the date on which the Liens of the Mortgages are fully and finally foreclosed or a conveyance by deed in lieu of such foreclosure is fully and finally effective and possession of the Borrowing Base Properties has been given to and accepted by the purchaser or Administrative Agent free of occupancy and claims to occupancy by the Companies and their respective heirs, devisees, representatives, successors, and assigns; provided that if such payment, performance, release, foreclosure, or conveyance is challenged, in bankruptcy proceedings or otherwise, the Release Date shall be deemed not to have occurred until such challenge is validly released, dismissed with prejudice, or otherwise barred by Law from further assertion.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having more than sixty-six and two-thirds percent (66- 2/3%) of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, Lenders holding in the aggregate more than sixty-six and two-thirds percent (66- 2/3%) of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, assistant treasurer or controller of a Loan Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 5.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restoration” means, following the occurrence of a Casualty or a Condemnation which is of a type necessitating the repair of a Borrowing Base Property, the completion of the repair and restoration of such Borrowing Base Property to a condition no worse than such Borrowing Base Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Administrative Agent, and in accordance with applicable Laws.

“Restoration Net Proceeds” means: (a) the net amount of all insurance proceeds received by Administrative Agent as a result of a Casualty, after deduction of the reasonable costs and expenses (including reasonable counsel fees), if any, in collecting the same (“Insurance Proceeds”); or (b) the net amount of the Award as a result of a Condemnation, after deduction of the reasonable costs and expenses (including reasonable counsel fees), if any, in collecting the same (“Condemnation Proceeds”), whichever the case may be.

“Restricted Payment” means any dividend or other distribution (whether in cash, Equity Interests or other property) with respect to any capital stock or other Equity Interest of Borrower or any Subsidiary, or any payment (whether in cash, Equity Interests or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Documents” means:

(a) the Pledge Agreements;

(b) the Mortgages;

(c) to the extent required by the Law of the state where a Borrowing Base Property is located, Assignments of Leases and Rents executed by the applicable Mortgagor;

(d) financing statements to be filed with the appropriate state and/or county offices for the perfection of a security interest in any of the Collateral;

(e) estoppel letters, consents, comfort letters, or other confirming agreements and/or subordination, non-disturbance and attornment agreements executed by each tenant under a Major Lease; and

(f) all other agreements, documents, and instruments securing the Obligations or any part thereof, as shall from time to time be executed and delivered by Borrower, Subsidiary Guarantors, or any other Person in favor of Administrative Agent.

“Share” means, for any Person, such Person’s share of the assets, liabilities, revenues, income, losses, or expenses of any Unconsolidated Affiliate based upon such Person’s percentage ownership of Equity Interest of such Unconsolidated Affiliate.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Guarantors” means, as of any date, all Subsidiaries of Borrower owning a Borrowing Base Property and the general partner of any such Subsidiary that is a limited partnership, and “Subsidiary Guarantor” means any one of the Subsidiary Guarantors.

“Subsidiary Guaranty” means the Guaranty Agreement executed by each Subsidiary Guarantor in favor of Administrative Agent, for the benefit of the Lenders, in form and substance acceptable to Administrative Agent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet, or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tangible Net Worth” means, as of any date, (a) Total Asset Value minus (b) the sum of (i) Consolidated Total Debt and (ii) to the extent included in the calculation of Total Asset Value, goodwill and other intangible assets.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means (a) $20,000,000 with respect to Recourse Indebtedness, (b) $100,000,000 with respect to all Non-Recourse Indebtedness, and (c) $20,000,000 with respect to all other amounts.

“Title Company” means Stewart Title Guaranty Company or such other title insurance company reasonably acceptable to Administrative Agent.

“Title Insurance Commitments” means the commitments to issue the Title Insurance Policies, issued by the Title Company for each Borrowing Base Property, along with copies of all instruments creating or evidencing exceptions or encumbrances to title.

“Title Insurance Policies” means an ALTA title insurance policy (or a title insurance policy promulgated by the Laws of the state in which the Property is located if an ALTA insurance policy is not available), issued by the Title Company in an amount equal to sixty percent (60%) of the Appraised Value of the relevant Property, insuring that the Mortgages constitute a valid lien covering the Property and all Improvements thereon, having the priority required by Administrative Agent and subject only to those exceptions and encumbrances (regardless of rank or priority) Administrative Agent approves, in a form acceptable to Administrative Agent, and as satisfactory to Administrative Agent with all “standard” exceptions which can be deleted, including the exception for matters which a current survey would show, deleted to the fullest extent authorized under applicable title insurance rules, and Borrower shall (or shall cause the applicable Mortgagor to) satisfy all requirements therefor permitted; containing no exception for standby fees or real estate taxes or assessments other than those for the year in which the closing occurs to the extent the same are not then due and payable and endorsed “not yet due and payable” and for subsequent years; providing full coverage against mechanics’ and materialmens’ liens to the extent authorized under applicable title insurance rules, and Borrower shall (or shall cause the applicable Mortgagor to) satisfy all requirements therefor; insuring that no restrictive covenants shown in the Title Insurance Policy have been violated, and that no violation of the restrictions will result in a reversion or forfeiture of title; insuring all appurtenant easements; insuring that fee simple indefeasible or marketable (as coverage is available) fee simple (or, for ground leasehold, valid leasehold) title to the Property and Improvements is vested in Borrower; containing such affirmative coverage and endorsements as Administrative Agent may require and are available under applicable title insurance rules, and Borrower shall (or shall cause the applicable Mortgagor to) satisfy all requirements therefor; insuring any easements, leasehold estates or other matters appurtenant to or benefiting the Property and/or the Improvements as part of the insured estate; insuring the right of access to the Property to the extent authorized under applicable title insurance rules, and Borrower shall (or shall cause the applicable Mortgagor to) satisfy all requirements therefor; containing provisions acceptable to Administrative Agent regarding advances and/or re-advances of Loan funds after closing, and “Title Insurance Policy” means any one of the Title Insurance Policies. Borrower and Borrower’s counsel shall not have any interest, direct or indirect, in the Title Company (or its agent) or any portion of the premium paid for the Title Insurance Policies.

“Total Asset Value” means, for the Companies, on a consolidated basis, as on any date, the sum of (a) an amount equal to (i) aggregate Adjusted NOI with respect to all Properties (without duplication from the assets in clauses (b) through (g) below) for the period of the four (4) fiscal quarters most-recently ended, divided by (ii) the Capitalization Rate, plus (b) the acquisition cost of each Property acquired during the period of the four (4) fiscal quarters most-recently ended, plus (c) the acquisition cost of Construction in Progress and the costs of improvements thereon and renovations thereof, plus (d) unrestricted cash and cash equivalents on such date, plus (e) the Companies Share of the forgoing items and components attributable to Unconsolidated Affiliates, plus (f) an amount equal to the book value of mortgage loans, construction loans, capital improvement loans, and other loans, in each case that are not in default and owned by a Company, plus (g) fifty percent (50%) of the book value of any undeveloped land. Notwithstanding the above and without duplication, so long as no Default has occurred and is continuing, Borrower may at any time, for purposes of calculating of the covenants set forth in Sections 8.02, 8.13(a), 8.13(d), and 8.13(e) elect to calculate amounts attributable to all (but not less than all) Borrowing Base Properties at either their aggregate Appraised Values or pursuant to clause (a) above.

“Total Funded Debt” means, as of any date, Consolidated Total Debt excluding intra-company Indebtedness, deferred income taxes, security deposits, accounts payable and accrued liabilities, and any prepaid rents, in each case determined in accordance with GAAP.

“Total Outstandings” means, as of any date, the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unconsolidated Affiliate” means any Person in which a Company has an Equity Interest and whose financial results would not be consolidated under GAAP with the financial results of Parent on the consolidated financial statements of Parent.

“United States” and “U.S.” mean the United States of America.

“Unrecorded Mortgages” has the meaning specified in Section 4.12(b).

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unused Rate” means the following percentages per annum based upon the Daily Usage as set forth below:

Daily Usage	Unused Rate
<50%	0.50%
≥50%	0.35%

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Required Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders); provided that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Companies or to the determination of any amount for the Companies on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Parent is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall, for purposes of determining the Total Outstandings, be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Article II.

The Commitments and Credit Extensions

2.01 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided that after giving effect to any Borrowing, (a) the Total Outstandings shall not exceed the Available Loan Amount, and (b) the aggregate Outstanding Amount of the Loans of any Lender plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment and the Available Loan Amount, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by telephone. Each such notice must be received by Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to specify a Type of Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then (I) so long as no Event of Default exists, the applicable Loans shall be made as, or continued to, a Loan of the same Type and with an Interest Period of one (1) month and (II) if an Event of Default exists, then the applicable Loans shall be made as, or converted to, Base Rate Loans. If Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, then it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Loan Notice, Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by Borrower, Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Office not later than 12:00 noon on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), Administrative Agent shall make all funds so received available to Borrower by 1:00 p.m. in like funds as received by Administrative Agent either by (i) crediting the account of Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower; provided that if, on the date the Loan Notice with respect to such Borrowing is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of Required Lenders.

(d) Administrative Agent shall promptly notify Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, Administrative Agent shall notify Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Available Loan Amount, (y) the aggregate Outstanding Amount of the Loans of any Lender plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the initial stated expiry date of the requested Letter of Credit (notwithstanding “evergreen” renewal provisions) would occur more than twelve (12) months after the date of issuance or last extension, unless Required Lenders have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain L/C Issuer from issuing the Letter of Credit, or any Law applicable to L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over L/C Issuer shall prohibit, or request that L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which L/C Issuer in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by Administrative Agent and L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;

(D) the Letter of Credit is to be denominated in a currency other than Dollars;

(E) any Lender is at that time a Defaulting Lender, unless L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to L/C Issuer (in its sole discretion) with Borrower or such Lender to eliminate L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) L/C Issuer shall not amend any Letter of Credit if L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and L/C Issuer shall have all of the benefits and immunities (A) provided to Administrative Agent in Article X with respect to any acts taken or omissions suffered by L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to L/C Issuer (with a copy to Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower. Such Letter of Credit Application must be received by L/C Issuer and Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as Administrative Agent and L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) the purpose and nature of the requested Letter of Credit. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as L/C Issuer may require. Additionally, Borrower shall furnish to L/C Issuer and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as L/C Issuer or Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, L/C Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, L/C Issuer will provide Administrative Agent with a copy thereof. Unless L/C Issuer has received written notice from any Lender, Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If Borrower so requests in any applicable Letter of Credit Application, then L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit L/C Issuer to prevent any such extension at least once in each twelve-(12-)month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-(12-)month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by L/C Issuer, Borrower shall not be required to make a specific request to L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that L/C Issuer shall not permit any such extension if (A) L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from Administrative Agent that Required Lenders have elected not to permit such extension or (2) from Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, L/C Issuer will also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, L/C Issuer shall exercise commercially reasonable efforts to notify Borrower and Administrative Agent thereof within two (2) Business Days after receipt of such notice and of the date required for payment of such drawing under such Letter of Credit. Not later than 11:00 a.m. on the date of any payment by L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse L/C Issuer through Administrative Agent in an amount equal to the amount of such drawing. If Borrower fails to so reimburse L/C Issuer by such time, Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice). Any notice given by L/C Issuer or Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. If such Base Rate Loans are so disbursed to pay an Unreimbursed Amount, then no Default or Event of Default shall be deemed to have occurred.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and Administrative Agent may apply Cash Collateral provided for this purpose) for the account of L/C Issuer at Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrower in such amount. Administrative Agent shall remit the funds so received to L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to Administrative Agent for the account of L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of L/C Issuer.

(v) Each Lender’s obligation to make Loans or L/C Advances to reimburse L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse L/C Issuer for the amount of any payment made by L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to Administrative Agent for the account of L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, L/C Issuer shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of L/C Issuer submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if Administrative Agent receives for the account of L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by Administrative Agent.

(ii) If any payment received by Administrative Agent for the account of L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by L/C Issuer in its discretion), each Lender shall pay to Administrative Agent for the account of L/C Issuer its Applicable Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of Borrower to reimburse L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will promptly, and in any event within three (3) Business Days, notify L/C Issuer. Borrower shall be conclusively deemed to have waived any such claim against L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of L/C Issuer, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee or any other Person at law or under any other agreement. None of L/C Issuer, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against L/C Issuer, and L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by L/C Issuer’s willful misconduct or gross negligence or L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP. Unless otherwise expressly agreed by L/C Issuer and Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.

(h) Letter of Credit Fees. Borrower shall pay to Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the tenth (10th) Business Day after the end of each March, June, September and December, commencing with the first (1st) such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Borrower shall pay directly to L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at a rate per annum equal to one eighth of one percent (0.125%), computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth (10th) Business Day after the end of each March, June, September and December in respect of the most-recently ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first (1st) such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, Borrower shall pay directly to L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within five (5) Business Days of demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse L/C Issuer hereunder for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04 Prepayments.

(a) Borrower may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by Borrower, then Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.16, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) If for any reason the Total Outstandings at any time exceed the Available Loan Amount, then Borrower shall, within one (1) Business Day, prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Loans the Total Outstandings exceed the Available Loan Amount.

2.05 Termination or Reduction of Commitments.

(a) Voluntary. Borrower may, upon notice to Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by Administrative Agent not later than 11:00 a.m. three (3) Business Days (or such shorter period agreed to by Administrative Agent in writing) prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Available Loan Amount, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, then the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess. Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

(b) Mandatory. If at any time (i) the Available Loan Amount is less than $50,000,000 or (ii) there are less than four (4) Borrowing Base Properties in the Borrowing Base, then on the date that is five (5) Business Days after Administrative Agent notifies Borrower and Lenders that Required Lenders have elected to terminate the Aggregate Commitments, Borrower shall repay to the Lenders the aggregate principal amount of Loans on such date together with all other Obligations. All fees accrued until the effective date of the termination of the Aggregate Commitments provided for in this Section shall be paid on the effective date of such termination.

2.06 Repayment of Loans. Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

2.07 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of Required Lenders, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03, Borrower shall pay to Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, an unused fee equal to the Unused Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the tenth (10th) Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears.

2.09 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one (1) day. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of Parent or for any other reason, then Parent, Borrower, Administrative Agent, or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by Parent and Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to Administrative Agent for the account of the applicable

Lenders or L/C Issuer, as the case may be, promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Company under the Bankruptcy Code of the United States, automatically and without further action by Administrative Agent, any Lender or L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of Administrative Agent, any Lender or L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.07(b) or under Article IX. Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.10 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

2.11 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. If and to the extent Administrative Agent shall not make such payments to a Lender when due as set forth in the preceding sentence, then such unpaid amounts shall accrue interest, payable by Administrative Agent, at the Federal Funds Rate from the due date until (but not including) the date on which Administrative Agent makes such payments to such Lender. All payments received by Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Clawback.

(i) Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing) that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, then Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or L/C Issuer hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or L/C Issuer, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or L/C Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, within one (1) Business Day. If and to the extent Administrative Agent shall not return such funds to a Lender when due as set forth in the preceding sentence, then such unpaid amounts shall accrue interest, payable by Administrative Agent, at the Federal Funds Rate from the due date until (but not including) the date on which Administrative Agent returns such funds to such Lender.

A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, then Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(d) are several and not joint. The failure of any Lender to make any Loan, to fund any participation or to make any payment under Section 11.04(d) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(d).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.13 Extension of Maturity Date.

(a) Requests for Extension. Parent and Borrower may, by written notice to Administrative Agent (who shall promptly notify the Lenders) not earlier than sixty (60) days and not later than thirty (30) days prior to the Initial Maturity Date, request that the Initial Maturity Date be extended to the Extended Maturity Date.

(b) Effectiveness of Extension. If so extended, then the Initial Maturity Date shall be extended to the Extended Maturity Date, effective as of the Initial Maturity Date (such Initial Maturity Date being the “Extension Effective Date”). Administrative Agent, Parent, and Borrower shall promptly confirm to the Lenders such extension. As a condition precedent to such extension, (i) Parent and Borrower shall deliver to Administrative Agent a certificate of each Loan Party dated as of the Extension Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of each Loan Party (A) providing evidence satisfactory to Administrative Agent that each Loan Party has taken all necessary action to authorize such extension and (B) in the case of Parent and Borrower, certifying that, before and after giving effect to such extension, (I) the representations and warranties contained in the Loan Documents are true and correct in all material respects on and as of the Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in Section 6.05(b) shall be deemed to refer to the most-recent statements furnished pursuant to Section 7.01(b), and (II) no Default exists before or after giving effect to such extension and (ii) Borrower shall have paid to Administrative Agent, for the account of each Lender, an extension fee in an amount equal to thirty-five basis points (0.35%) times such Lender’s Commitment.

(c) Conflicting Provisions. This Section shall supersede any provisions in Section 11.01 to the contrary.

2.14 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default, upon notice to Administrative Agent (which shall promptly notify the Lenders), Parent and Borrower may from time to time, request an increase in the Aggregate Commitments to an amount not exceeding $300,000,000 (less the amount of any permanent reductions in the Aggregate Commitments pursuant to Section 2.05); provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, and (ii) Parent and Borrower may make a maximum of three (3) such requests. At the time of sending such notice, Parent and Borrower (in consultation with Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment, and no Lender shall have any obligation to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. Administrative Agent shall promptly notify Parent, Borrower, and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of Administrative Agent and L/C Issuer (which approvals shall not be unreasonably withheld), Parent and Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section 2.14, then Administrative Agent, Parent, and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. Administrative Agent shall promptly notify Parent, Borrower, and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, Parent and Borrower shall deliver to Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of Parent and Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in Section 6.05(b) shall be deemed to refer to the most-recent statements furnished pursuant to Section 7.01(b), and (B) no Default exists. Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section 2.14.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 or 11.01 to the contrary.

2.15 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of Administrative Agent or L/C Issuer (i) if L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of Administrative Agent or L/C Issuer, Borrower shall deliver to Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv), Section 11.13, and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, Borrower or the relevant Defaulting Lender will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.04, 2.16 or 9.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided that (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 9.03), and (y) the Person providing Cash Collateral and L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to L/C Issuer hereunder; third, if so determined by Administrative Agent or requested by L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.08 for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) pursuant to Section 2.08 for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the Outstanding Amount of the Loans funded by it and (2) its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.03, Section 2.15, or Section 2.16(a)(ii), as applicable (and Borrower shall (A) be required to pay to L/C Issuer the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender.

(b) Defaulting Lender Cure. If Borrower, Administrative Agent and L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.17 Guaranties. Pursuant to the Parent Guaranty, Parent (and any other owner of Equity Interests in Borrower, if any) shall unconditionally Guarantee in favor of Administrative Agent and Lenders the full payment and performance of the Obligations. Pursuant to the Subsidiary Guaranty or an addendum thereto in the form attached to the Subsidiary Guaranty, Parent and Borrower shall cause each Subsidiary Guarantor to execute a Subsidiary Guaranty unconditionally guarantying in favor of Administrative Agent and Lenders the full payment and performance of the Obligations.

Article III.

Taxes, Yield Protection and Illegality

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require Borrower or Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by Borrower or Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If Borrower or Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) Administrative Agent or Borrower, as applicable, shall withhold or make such deductions as are determined by Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) Administrative Agent or Borrower, as applicable, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above, Borrower shall, and does hereby, indemnify Administrative Agent, each Lender and L/C Issuer, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by Borrower or Administrative Agent or paid by Administrative Agent, such Lender or L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Borrower shall also, and does hereby, indemnify Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or L/C Issuer for any reason fails to pay indefeasibly to Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to Borrower by a Lender or L/C Issuer (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender or L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and L/C Issuer shall, and does hereby, indemnify Borrower and Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for Borrower or Administrative Agent) incurred by or asserted against Borrower or Administrative Agent by any Governmental Authority as a result of the failure by such Lender or L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or L/C Issuer, as the case may be, to Borrower or Administrative Agent pursuant to subsection (e). Each Lender and L/C Issuer hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender or L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by Borrower or Administrative Agent, as the case may be, after any payment of Taxes by Borrower or by Administrative Agent to a Governmental Authority as provided in this Section 3.01, Borrower shall deliver to Administrative Agent or Administrative Agent shall deliver to Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Borrower or Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to Borrower and to Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit Borrower or Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Borrower and Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(1) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2) executed originals of Internal Revenue Service Form W-8ECI,

(3) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(4) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank”

within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(5) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify Borrower and Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that Borrower or Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or L/C Issuer, or have any obligation to pay to any Lender or L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or L/C Issuer, as the case may be. If Administrative Agent, any Lender or L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by Administrative Agent, such Lender or L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Administrative Agent, such Lender or L/C Issuer, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent, such Lender or L/C Issuer in the event Administrative Agent, such Lender or L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Administrative Agent, any Lender or L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until Administrative Agent (upon the instruction of Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or L/C Issuer;

(ii) subject any Lender or L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or L/C Issuer); or

(iii) impose on any Lender or L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or L/C Issuer, then Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-(9-)month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided that Borrower shall have received at least ten (10) days’ prior notice (with a copy to Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 11.13;

excluding any loss of anticipated profits and including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or Borrower is required to pay any additional amount to any Lender, L/C Issuer, or any Governmental Authority for the account of any Lender or L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or L/C Issuer, as the case may be, to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or L/C Issuer, as the case may be. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival. All of Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of Administrative Agent.

Article IV.

Borrowing Base

4.01 Initial Borrowing Base. As of the Closing Date, the Borrowing Base shall consist of the Initial Borrowing Base Properties.

4.02 Changes in Borrowing Base Calculation. Each change in the Borrowing Base shall be effective upon receipt of a new Borrowing Base Report pursuant to Section 7.02(b); provided that any increase in the Borrowing Base reflected in such Borrowing Base Report shall not become effective until the fifth (5th) Business Day following delivery thereof and provided, further, that any change in the Borrowing Base as a result of the receipt of a new Acceptable Appraisal pursuant to Section 4.08 shall be effective upon the date that Administrative Agent and Required Lenders approve such Acceptable Appraisal, and any change in the Borrowing Base as a result of the admission of an Acceptable Property into the Borrowing Base pursuant to Section 4.03 shall be effective upon the date that such Acceptable Property is admitted into the Borrowing Base.

4.03 Requests for Admission into Borrowing Base. Borrower shall provide Administrative Agent with a written request for an Acceptable Property to be admitted into the Borrowing Base. Such request shall be accompanied by information regarding such Acceptable Property (the “Property Information”) including the following, in each case acceptable to Administrative Agent: (a) a general description of such Acceptable Property’s location, market, and amenities; (b) a property description; (c) if such Acceptable Property was or will be acquired within three (3) months prior to admission into the Borrowing Base, purchase information (including any contracts of sale and closing statements); (d) cash flow projections for the next three (3) years and operating statements for at least the previous three (3) years or since opening or acquisition if open or acquired for less than three (3) years; (e) copies of all zoning reports, property condition reports, quality assurance reports, and inspection reports; (f) a copy of the most-recent appraisal, if any, obtained by Borrower; (g) UCC searches related to the applicable Mortgagor and the owners of the Equity Interests of such Mortgagor; (h) the documents and information with respect to such Acceptable Property listed in Section 4.10; (i) an Acceptable Environmental Report; (j) a Borrowing Base Report setting forth in reasonable detail the calculations required to establish the amount of the Borrowing Base (subject to the receipt of an Acceptable Appraisal) with such Acceptable Property included in the Borrowing Base; and (k) a Compliance Certificate setting forth in reasonable detail the calculations required to show that the Companies will be in compliance with the terms of this Agreement with the inclusion of such Acceptable Property included the calculation of the Borrowing Base.

4.04 Eligibility. In order for an Acceptable Property to be eligible for inclusion in the Borrowing Base, such Acceptable Property shall satisfy the following:

(a) all Property Information with respect to such Acceptable Property shall be reasonably acceptable to Administrative Agent;

(b) no Material Title Defect with respect to such Acceptable Property shall exist;

(c) such Acceptable Property shall have reasonably satisfactory access to public utilities;

(d) the admission of such Acceptable Property into the Borrowing Base shall not breach any obligation of any Company under any Contractual Obligation;

(e) such Acceptable Property shall have an Occupancy Rate of at least seventy percent (70%); and

(f) the property condition report and structural engineering report with respect to such Acceptable Property shall not reveal any material defects.

4.05 Approval of Borrowing Base Properties. Each Acceptable Property shall be subject to Administrative Agent’s approval for admission into the Borrowing Base; provided that if the Appraised Value of such Acceptable Property (other than any Initial Borrowing Base Property) exceeds twenty percent (20%) of the Borrowing Base after giving effect to the admission of such Acceptable Property into the Borrowing Base, then the amount of the Borrowing Base attributable to such Borrowing Base Property shall not exceed twenty percent (20%) of the Borrowing Base without the prior written approval of Required Lenders. Notwithstanding the foregoing guidelines, Administrative Agent hereby approves all Initial Borrowing Base Properties for admission into the Borrowing Base.

4.06 Liens on Borrowing Base Properties. An Acceptable Property shall not be admitted into the Borrowing Base until: (a) the applicable Mortgagor shall have executed and delivered (or caused to be executed and delivered) to Administrative Agent, for the benefit of the Lenders, the Subsidiary Guaranty and Security Documents covering such Acceptable Property; (b) the applicable Pledgors shall have executed and delivered (or caused to be executed and delivered) a Pledge Agreement covering the Equity Interests with respect to the applicable Mortgagor and such Mortgagor’s general partner, if such Mortgagor is a limited partnership; (c) Administrative Agent shall have a perfected, first priority Lien on such Acceptable Property (subject to Liens permitted under Section 8.01), for the benefit of the Lenders and such Mortgagor shall have caused to be delivered to Administrative Agent Title Insurance Policies covering such Acceptable Property; and (d) Borrower and the applicable Mortgagor shall have delivered to Administrative Agent all of the Property Information listed in Section 4.10.

4.07 Notice of Admission of New Borrowing Base Properties. If, after the date of this Agreement, an Acceptable Property meets all the requirements to be included in the Borrowing Base set forth in this Article IV, then Administrative Agent shall notify Borrower and Lenders in writing (a) that such Acceptable Property is admitted into the Borrowing Base, and (b) of any changes to the Borrowing Base as a result of the admission of such Acceptable Property into the Borrowing Base.

4.08 Appraisals of Borrowing Base Properties.

(a) Administrative Agent will be entitled to obtain, at Borrower’s expense, a new Acceptable Appraisal for any Borrowing Base Property whose most-recent Acceptable Appraisal is more than eighteen (18) months old; provided that in addition to the foregoing, Administrative Agent will be entitled to obtain, and at the request of Required Lenders shall obtain, at Borrower’s expense, additional Acceptable Appraisals of any Borrowing Base Property or any part thereof if (i) an Event of Default has occurred and is continuing at the time Administrative Agent orders such Acceptable Appraisal, (ii) Borrower has exercised the option to extend the Maturity Date pursuant to Section 2.13, or (iii) an appraisal is required under applicable Law.

(b) Borrower may at its option request that Administrative Agent obtain, at Borrower’s expense, an Acceptable Appraisal of any Borrowing Base Property or any part thereof, and Administrative Agent shall notify Borrower and Lenders in writing of any changes to the Borrowing Base as a result of the receipt of such Acceptable Appraisal.

4.09 Release of Borrowing Base Property. Upon the written request of Borrower, Administrative Agent shall release a Borrowing Base Property from the Borrowing Base and any and all Liens in such Borrowing Base Property and, where appropriate, in the Equity Interests of the applicable Mortgagor granted pursuant to the Security Documents and, where appropriate, release such Mortgagor from the Subsidiary Guaranty; provided that no Default exists before and after giving effect thereto (other than Defaults solely with respect to such Borrowing Base Property that would no longer exist after giving effect to the release of such Borrowing Base Property from the Borrowing Base); provided, further, that Administrative Agent shall have no obligation to release any such Liens or obligations without a Borrowing Base Report setting forth in reasonable detail the calculations required to establish the amount of the Borrowing Base without such Borrowing Base Property and a Compliance Certificate setting forth in reasonable detail the calculations required to show that the Companies are in compliance with the terms of this Agreement without the inclusion of such Borrowing Base Property in the calculation of the Borrowing Base, in each case as of the date of such release and after giving effect to any such release.

4.10 Documentation Required with Respect to Borrowing Base Properties. Borrower shall deliver, or shall cause the applicable Mortgagor to deliver, each of the following with respect to each Acceptable Property to be admitted to the Borrowing Base:

(a) unless otherwise agreed or approved by Administrative Agent: (i) two (2) prints of an original survey of each Borrowing Base Property and improvements thereon, as is satisfactory to Administrative Agent and the Title Company; and (ii) a flood insurance policy in an amount required by Administrative Agent, but in no event less than the amount sufficient to meet the requirements of applicable Law and the Flood Disaster Protection Act of 1973, or evidence satisfactory to Administrative Agent that such Acceptable Property is not located in a flood hazard area;

(b) (i) true and correct copies of each Major Lease and any Guarantees thereof and (ii) estoppel certificates and subordination and attornment agreements (including nondisturbance agreements if and to the extent agreed by Administrative Agent in its discretion) (“SNDA’s”), with respect to each Major Lease, in form and content reasonably satisfactory to Administrative Agent, from the tenants and subtenants as Administrative Agent may reasonably require (provided that existing SNDA’s will be reviewed by Administrative Agent prior to the admission of such Acceptable Property into the Borrowing Base and such SNDA’s will be deemed acceptable to Administrative Agent if such SNDA’s are reasonably satisfactory to Administrative Agent);

(c) (i) evidence satisfactory to Administrative Agent that no portion of the Improvements of such Acceptable Property are located within “wetlands” under any applicable Law (unless all necessary approvals and permits have been obtained and remain in full force and effect) and (ii) an Acceptable Environmental Report for such Acceptable Property addressed to Administrative Agent (or subject to a reliance letter reasonably satisfactory to Administrative Agent), made within one hundred and eighty (180) days prior to the date such Acceptable Property is admitted to the Borrowing Base, showing that such Acceptable Property is in compliance with Environmental Requirements, and (iii) a certificate certified by a Responsible Officer of Borrower that Borrower or the applicable Mortgagor is complying in good faith with the recommendations set forth in the Acceptable Environmental Report;

(d) evidence that all applicable zoning ordinances, restrictive covenants, and Laws affecting such Acceptable Property (i) permit the use for which such Acceptable Property is intended and (ii) have been or will be complied with without the existence of any variance, non-complying use, nonconforming use (other than a legally non-conforming use) or other special exception or if a variance, permit or special exception is required, such has been obtained and remains in full force and effect;

(e) (i) executed, acknowledged, and/or sworn to, as required, counterparts of the Mortgages (other than the New York Mortgages), which, other than for the Unrecorded Mortgages, shall have been delivered to the Title Company and released for recordation in the official records of the city or county in which such Acceptable Property is located, and (ii) UCC-1 financing statements which shall have been furnished for filing in all filing offices that Administrative Agent may require;

(f) other than with respect to Equity Pledge Properties, a pro forma Title Insurance Policy in the amounts set forth in the definition of Title Insurance Policies or a commitment to issue such Title Insurance Policy from the Title Company (Borrower and Borrower’s counsel shall not have any interest, direct or indirect, in the Title Company (or its agent) or any portion of the premium paid for the Title Insurance Policy);

(g) (i) evidence that no contractor’s, supplier’s, mechanic’s or materialman’s Lien claim or notice, lis pendens, judgment, or other claim or encumbrance against such Acceptable Property has been filed for record in the county where such Acceptable Property is located or in any other public record which by Law provides notice of claims or encumbrances regarding such Acceptable Property (unless otherwise permitted under Section 8.01); (ii) a certificate or certificates of a reporting service acceptable to Administrative Agent, reflecting the results of searches made not earlier than forty five (45) days prior to the date such Acceptable Property is admitted to the Borrowing Base, (A) of the central and local Uniform Commercial Code records, showing no filings against any of the Collateral or against Borrower or the applicable Mortgagor related to the Acceptable Property otherwise, except as consented to by Administrative Agent; and (B) if required by Administrative Agent, of the appropriate judgment and tax Lien records, showing no outstanding judgment or tax Lien against Borrower or the applicable Mortgagor, in each case, unless otherwise permitted under Section 8.01;

(h) an Acceptable Appraisal of such Acceptable Property;

(i) if such Acceptable Property is held pursuant to an Acceptable Ground Lease: (i) true and correct copies of such Acceptable Ground Lease and any Guarantees thereof; and (ii) to the extent required by Administrative Agent in its discretion, recognition agreements and estoppel certificates executed by the lessor under such Acceptable Ground Lease, in form and content satisfactory to Administrative Agent;

(j) a true and correct rent roll for such Acceptable Property; and

(k) evidence of the current property condition including a structural engineering report performed by an engineer satisfactory to Administrative Agent.

4.11 Florida Equity Pledge Property.

(a) Notwithstanding anything contained in Section 4.06(b) or (c) or Section 4.10(e) or (f), (i) the Mortgage (the “Florida Mortgage”) with respect the Florida Equity Pledge Property shall not be recorded and shall be delivered to Administrative Agent in escrow, and (ii) Borrower shall not be required to deliver Title Insurance Policies covering the Florida Equity Pledge Property, in each case except as provided in clause (b) below.

(b) If an Event of Default has occurred and is continuing at the time of filing thereof, then (i) Administrative Agent shall be permitted to immediately file the Florida Mortgage in each of the offices that Administrative Agent may deem necessary or desirable, (ii) Borrower shall (or shall cause the applicable Mortgagor to) execute and deliver to Administrative Agent all further instruments and documents as Administrative Agent may reasonably request, and shall take all further actions that may be necessary or desirable, or that Administrative Agent may reasonably request, to perfect and protect the Liens in favor of Administrative Agent, for the benefit of the Lenders, in the Florida Equity Pledge Property, (iii) Borrower shall deliver (or shall cause to be delivered) to Administrative Agent Title Insurance Policies covering the Florida Equity Pledge Property, and (iv) Borrower expressly agrees that it shall pay (or shall cause to be paid) all mortgage taxes, recordation and filing fees, all title insurance premiums and charges, and all other expenses in connection with the filing of the Florida Mortgage and the issuance of the Title Insurance Policies with respect thereto.

(c) Notwithstanding the fact that the Florida Mortgage may not be filed unless an Event of Default has occurred and is continuing at the time of filing thereof, Borrower acknowledges that the Florida Mortgage is binding and enforceable against the applicable Mortgagor as of the date executed by such Mortgagor.

4.12 New York Equity Pledge Properties.

(a) Notwithstanding anything contained in Section 4.06(b) or (c) or Section 4.10(e) or (f), (i) Borrower shall not be required to deliver (or cause to be delivered) the New York Mortgages to Administrative Agent unless there is an Event of Default, and (ii) Borrower shall not be required to deliver Title Insurance Policies covering the New York Equity Pledge Properties, in each case except as provided in clause (b) below.

(b) If an Event of Default has occurred and is continuing, then (i) Borrower shall cause the applicable Mortgagors to execute and deliver to Administrative Agent Mortgages in substantially the form of Exhibit F (the “New York Mortgages” and together with the Florida Mortgage, the “Unrecorded Mortgages”) with respect to the New York Equity Pledge Properties, (ii) Administrative Agent shall be permitted to immediately file the New York Mortgages in each of the offices that Administrative Agent may deem necessary or desirable, (iii) Borrower shall (or shall cause the applicable Mortgagor to) execute and deliver to Administrative Agent all further instruments and documents as Administrative Agent may reasonably request, and shall take all further actions that may be necessary or desirable, or that Administrative Agent may reasonably request, to perfect and protect the Liens in favor of Administrative Agent, for the benefit of the Lenders, in the New York Equity Pledge Properties, (iv) Borrower shall deliver (or shall cause to be delivered) to Administrative Agent Title Insurance Policies covering the New York Equity Pledge Properties, and (v) Borrower expressly agrees that it shall pay (or shall cause to be paid) all mortgage taxes, recordation and filing fees, all title insurance premiums and charges, and all other expenses in connection with the filing of the New York Mortgages and the issuance of the Title Insurance Policies with respect thereto.

Article V.

Conditions Precedent to Credit Extensions

5.01 Conditions of Initial Credit Extension. The obligation of L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, the Guaranties, and the applicable Pledge Agreements, sufficient in number for distribution to Administrative Agent, each Lender, and Borrower;

(ii) a Note executed by Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so would not have a Material Adverse Effect;

(v) a favorable opinion of Clifford Chance US LLP, New York counsel to the Loan Parties and local counsel to the Loan Parties in the jurisdictions in which the Initial Borrowing Base Properties are located, in each case, addressed to Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as Administrative Agent may reasonably request;

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 5.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii) a duly completed Borrowing Base Report and Compliance Certificate as of the Closing Date, signed by a Responsible Officer of Borrower;

(ix) the Property Information with respect to each of the Initial Borrowing Base Properties;

(x) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect; and

(xi) such other assurances, certificates, documents, consents or opinions as Administrative Agent, L/C Issuer or Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by Administrative Agent, Borrower shall have paid all fees, charges and disbursements of counsel to Administrative Agent (directly to such counsel if requested by Administrative Agent) to the extent invoiced prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Administrative Agent).

(d) The IPO shall have occurred.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in Section 6.05(b) shall be deemed to refer to the most-recent statements furnished pursuant to Section 7.01(b).

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) Administrative Agent and, if applicable, L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) After giving effect to such proposed Credit Extension, the Total Outstandings do not exceed the Available Loan Amount.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), (b), and (d) have been satisfied on and as of the date of the applicable Credit Extension.

Article VI.

Representations and Warranties

Each of Parent and Borrower represents and warrants to Administrative Agent and the Lenders that:

6.01 Existence, Qualification and Power; Compliance with Laws. Each Company (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) in the case of the Loan Parties, execute, deliver, and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c) to the extent that failure to do so would not have a Material Adverse Effect.

6.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document except for those that have been obtained, taken or made, as the case may be, and those specified herein.

6.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or general equitable principles relating to or limiting creditors’ rights generally.

6.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Parent as of the date thereof and their results of operations for each period covered thereby in accordance with GAAP consistently applied throughout the each period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Parent as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated and consolidating balance sheets of Parent dated March 31, 2010, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Parent as of the date thereof and its results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) The consolidated and consolidating pro forma balance sheets of Parent as of the Closing Date, and the related consolidated and consolidating pro forma statements of income and cash flows for the portion of the fiscal year then ended (the “Pro Forma Financial Statements”), certified by the chief financial officer or treasurer of Parent, copies of which have been furnished to each Lender, fairly present the consolidated and consolidating pro forma financial condition of Parent as of such date and the consolidated and consolidating pro forma results of operations of Parent for the period ended on such date, all in accordance with GAAP.

(d) Since the date of the Pro Forma Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would have a Material Adverse Effect.

6.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Company after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Company or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 6.06, either individually or in the aggregate, if determined adversely, would have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Company, of the matters described on Schedule 6.06.

6.07 No Default. No Company is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

6.08 Ownership of Property; Liens; Equity Interests. Each Loan Party has good record and marketable title in fee simple to, or valid leasehold interests in, all Properties necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each applicable Mortgagor has good record and marketable fee simple title (or, in the case of Acceptable Ground Leases, a valid leasehold) to the Borrowing Base Property owned by such Mortgagor, subject only to Liens permitted by Section 8.01. All of the outstanding Equity Interests in each Mortgagor have been validly issued, are fully paid and nonassessable and are owned by the applicable Pledgors free and clear of all Liens (other than Liens permitted by Section 8.01).

6.09 Environmental Compliance.

(a) The Companies conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Parent and Borrower have reasonably concluded that, except as specifically disclosed in Schedule 6.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) After due inquiry and investigation in accordance with good commercial or customary practices to determine whether Contamination is present on any Property, without regard to whether Administrative Agent or any Lender has or hereafter obtains any knowledge or report of the environmental condition of such Property, except, with respect to the Borrowing Base Properties, as may be indicated in the Acceptable Environmental Report delivered to Administrative Agent: (i) such Property has not been used (A) for landfilling, dumping, or other waste or Hazardous Material disposal activities or operations, or (B) for generation, storage, use, sale, treatment, processing, or recycling of any Hazardous Material, or for any other use that has resulted in Contamination, and in each case, to each Company’s knowledge, no such use on any adjacent property occurred at any time prior to the date hereof; (ii) there is no Hazardous Material, storage tank (or similar vessel) whether underground or otherwise, sump or well currently on any Property; (iii) no Company has received any notice of, or has knowledge of, any Environmental Claim or any completed, pending, proposed or threatened investigation or inquiry concerning the presence or release of any Hazardous Material on any Property or any adjacent property or concerning whether any condition, use or activity on any Property or any adjacent property is in violation of any Environmental Requirement; (iv) the present conditions, uses, and activities on each Property do not violate any Environmental Requirement and the use of any Property which any Company (and each tenant and subtenant) makes and intends to make of any Property complies and will comply with all applicable Environmental Requirements; (v) no Property appears on the National Priorities List, any federal or state “superfund” or “superlien” list, or any other list or database of properties maintained by any local, state, or federal agency or department showing properties which are known to contain or which are suspected of containing a Hazardous Material; (vi) no Company has ever applied for and been denied environmental impairment liability insurance coverage relating to any Property; (vii) no Company has, nor, to any Company’s knowledge, have any tenants or subtenants, obtained any permit or authorization to construct, occupy, operate, use, or conduct any activity on any Property by reason of any Environmental Requirement; and (viii) to any Company’s knowledge, there are no underground or aboveground storage tanks on such Property.

(c) Even though a Loan Party may have provided Administrative Agent with an Acceptable Environmental Report or other environmental report or assessment together with other relevant information regarding the environmental condition of the Borrowing Base Properties, Borrower acknowledges and agrees that Administrative Agent is not accepting the Borrowing Base Properties as security for the Obligations based solely on that report, assessment, or information. Rather Administrative Agent has relied on the assessments, reports, and representations and warranties of Borrower in this Agreement and Administrative Agent is not waiving any of its rights and remedies in the environmental provisions of this Agreement, the Mortgages, or any other Loan Document.

6.10 Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate.

6.11 Taxes. The Companies have filed all material Federal, state and other tax returns and reports required to be filed, and have paid all material Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or which would not result in a Material Adverse Effect. There is no proposed tax assessment against any Company that would, if made, have a Material Adverse Effect.

6.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of Parent and Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status. Parent and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of Parent and Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would have a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and neither Parent nor any ERISA Affiliate is aware of any fact, event or circumstance that would constitute or result in an ERISA Event with respect to any Pension Plan; (ii) Parent and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most-recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither Parent nor any ERISA Affiliate knows of any facts or circumstances that would cause the funding target attainment percentage for any such plan to drop below 60% as of the most-recent valuation date; (iv) neither Parent nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither Parent nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, in each case, that would result in a liability, individually, or in the aggregate, in excess of the Threshold Amount.

6.13 Margin Regulations; Investment Company Act.

(a) Neither Parent nor Borrower is engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of Parent, Borrower, any Person Controlling Borrower, or any other Company is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.14 Disclosure. Parent and Borrower have disclosed to Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Company is subject, and all other matters known to them, that, individually or in the aggregate, would have a Material Adverse Effect. The reports, financial statements, certificates or other information furnished (whether in writing or orally) by or on behalf of any Company to Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or fail to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, Parent and Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.15 Compliance with Laws. Each Company is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not have a Material Adverse Effect.

6.16 Taxpayer Identification Number. As of the date hereof, each Loan Party’s true and correct U.S. taxpayer identification number is set forth on Schedule 11.02.

6.17 Intellectual Property; Licenses, Etc. Each Loan Party owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person except, in each case, where the failure to do so would not have a Material Adverse Effect. To the best knowledge of each Loan Party, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon any rights held by any other Person except where such infringement would not have a Material Adverse Effect. Except as specifically disclosed in Schedule 6.17, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of each Loan Party, threatened, which, either individually or in the aggregate, would have a Material Adverse Effect.

6.18 Representations Concerning Leases. (a) A true and correct copy of each Major Lease, and each Guarantee thereof (if any), affecting any part of the Borrowing Base Properties has been delivered to Administrative Agent and no Lease or Guarantee thereof (if any) contains any option to purchase all or any portion of any Borrowing Base Property or any interest therein or contains any right of first refusal relating to any sale of any Borrowing Base Property or any portion thereof or interest therein; and (b) Borrower and the applicable Mortgagors have delivered true and correct copies of each rent roll as required by Section 4.10(j).

6.19 Solvency. No Loan Party (a) has entered into the transaction or executed this Agreement or any other Loan Document with the actual intent to hinder, delay or defraud any creditor and (b) has not received reasonably equivalent value in exchange for its obligations under the Loan Documents. After giving effect to any Loan, the fair saleable value of each Loan Party’s assets exceeds and will, immediately following the making of any such Loan, exceed such Loan Party’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. No Loan Party’s assets constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted, nor will its assets constitute unreasonably small capital immediately following the making of any Loan. No Loan Party intends to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by such Loan Party and the amounts to be payable on or in respect of obligations of such Loan Party).

6.20 REIT Status of Parent. Parent will elect to qualify as a REIT commencing with its taxable year ending December 31, 2010 and each taxable year thereafter.

6.21 Labor Matters. There is (a) no significant unfair labor practice complaint pending against any Company or, to the best of each Company’s knowledge, threatened against any Company, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Company or, to best of any Company’s knowledge, threatened against any Company which, in either case, would result in a Material Adverse Effect, and (b) no significant strike, labor dispute, slowdown or stoppage is pending against any Company or, to the best of any Company’s knowledge, threatened against any Company which would result in a Material Adverse Effect.

6.22 Ground Lease Representation.

(a) The applicable Mortgagor has delivered to Administrative Agent true and correct copies of each Acceptable Ground Lease as required by Section 4.10(i).

(b) Each Acceptable Ground Lease is in full force and effect.

6.23 Borrowing Base Properties. Except where the failure of any of the following to be true and correct would not have a material and adverse affect on the value of the applicable Borrowing Base Property:

(a) Each Borrowing Base Property complies with all Laws, including all subdivision and platting requirements, without reliance on any adjoining or neighboring property. No Loan Party has received any notice or claim from any Person that a Borrowing Base Property, or any use, activity, operation, or maintenance thereof or thereon, is not in compliance with any Law, and has no knowledge of any such noncompliance except as disclosed in writing to Administrative Agent;

(b) The Loan Parties have not directly or indirectly conveyed, assigned, or otherwise disposed of, or transferred (or agreed to do so) any development rights, air rights, or other similar rights, privileges, or attributes with respect to a Borrowing Base Property, including those arising under any zoning or property use ordinance or other Laws;

(c) All utility services necessary for the use of each Borrowing Base Property and the operation thereof for their intended purpose are available at each Borrowing Base Property;

(d) The current and anticipated use of each Borrowing Base Property complies in all material respects with all applicable zoning ordinances, regulations, and restrictive covenants affecting such Borrowing Base Property without the existence of any variance, non-complying use, nonconforming use, or other special exception, all use restrictions of any Governmental Authority having jurisdiction have been satisfied, and no violation of any Law exists with respect thereto; and

(e) No Borrowing Base Property is the subject of any pending or, to any Loan Party’s knowledge, threatened Condemnation or adverse zoning proceeding for which Administrative Agent has not been notified in accordance with Section 7.13.

Article VII.

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (excluding contingent indemnification obligations to the extent no unsatisfied claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

7.01 Financial Statements. Each of Parent and Borrower shall deliver to Administrative Agent and each Lender, in form and detail satisfactory to Administrative Agent and Required Lenders:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Parent (or, if earlier, fifteen (15) days after the date required to be filed with the SEC) (commencing with the fiscal year ended December 31, 2010), a consolidated and consolidating balance sheet of Parent as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Parent to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Parent;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Parent (or, if earlier, five (5) days after the date required to be filed with the SEC) (commencing with the fiscal quarter ended September 30, 2010), a consolidated and consolidating balance sheet of Parent as at the end of such fiscal quarter, the related consolidated and consolidating statements of income or operations for such fiscal quarter and for the portion of Parent’s fiscal year then ended, and the related consolidated and consolidating statements of changes in shareholders’ equity, and cash flows for the portion of Parent’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Parent in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Parent to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Parent; and

(c) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), (i) a statement of all income and expenses in connection with each Borrowing Base Property, and (ii) a rent roll, each certified in writing as true and correct by Responsible Officer of Parent.

As to any information contained in materials furnished pursuant to Section 7.02, Parent and Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of Parent and Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

7.02 Certificates; Other Information. Each of Parent and Borrower shall deliver to Administrative Agent and each Lender, in form and detail satisfactory to Administrative Agent and Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Borrower (which delivery may, unless Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), upon the receipt by Administrative Agent of any new Acceptable Appraisal, upon the admission of an Acceptable Property into the Borrowing Base, and upon the removal of any Property from the Borrowing Base, a duly completed Borrowing Base Report signed by the chief executive officer, chief financial officer, treasurer or controller of Borrower (which delivery may, unless Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c) promptly after any request by Administrative Agent, copies of any detailed audit reports submitted to the board of directors (or the audit committee of the board of directors) of Parent by independent accountants in connection with the accounts or books of Parent;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Parent, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Administrative Agent pursuant hereto;

(e) as soon as reasonably practicable, but in any event within ninety (90) days after the beginning of each fiscal year of Parent, an annual budget for Parent, on a consolidated basis prepared by Parent in the ordinary course of its business;

(f) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of Parent or Borrower pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(g) promptly, and in any event within five (5) Business Days after receipt thereof by any Company, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Company unless restricted from doing so by such agency; and

(h) promptly, such additional information regarding the business, financial or corporate affairs of any Company or any Borrowing Base Property, or compliance with the terms of the Loan Documents, as Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent and Borrower posts such documents, or provides a link thereto on Parent and Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on Parent and Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent). Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Parent and Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Parent and Borrower hereby acknowledge that (a) Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and L/C Issuer materials and/or information provided by or on behalf of Parent and Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Parent, Borrower or their Affiliates, or the respective Equity Interests of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ Equity Interests. Parent and Borrower hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Parent and Borrower shall be deemed to have authorized Administrative Agent, Joint Lead Arrangers, L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Parent and Borrower or their Equity Interests for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

7.03 Notices. Each of Parent and Borrower shall, and shall cause each other Loan Party to, promptly notify Administrative Agent who shall notify each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or would have a Material Adverse Effect;

(c) of the occurrence of any ERISA Event which has resulted or would result in liabilities of any Company in an aggregate amount in excess of the Threshold Amount;

(d) of any material litigation, arbitration or governmental investigation or proceeding instituted or threatened in writing against any Borrowing Base Property, and any material development therein;

(e) of any actual or threatened in writing Condemnation of any portion of any Borrowing Base Property, any negotiations with respect to any such taking, or any material loss of or substantial damage to any Borrowing Base Property;

(f) of any Casualty with respect to any Borrowing Base Property;

(g) of any material permit, license, certificate or approval required with respect to any Borrowing Base Property lapses or ceases to be in full force and effect or claim from any person that any Borrowing Base Property, or any use, activity, operation or maintenance thereof or thereon, is not in compliance with any Law except to the extent that the same would not result in a material and adverse affect on such Borrowing Base Property;

(h) of any material change in accounting policies or financial reporting practices by any Company, including any determination by Borrower referred to in Section 2.09(b); and

(i) of any labor controversy pending or threatened against any Company, and any material development in any labor controversy except to the extent that the same would not have a Material Adverse Effect.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of Parent and Borrower setting forth details of the occurrence referred to therein and stating what action Parent and/or Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04 Payment of Obligations. Each of Parent and Borrower shall, and shall cause each other Company to, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including: (a) all tax liabilities, assessments and governmental charges or levies upon a Company or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Company; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property other than Liens of the type permitted under Sections 8.01(a) through (g); and (c) all Indebtedness, as and when due and payable except, in each case, where the failure to do so would not result in a Material Adverse Effect.

7.05 Preservation of Existence, Etc. Each of Parent and Borrower shall, and shall cause each other Company to (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.03; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not have a Material Adverse Effect; and (c) preserve or renew all of its IP Rights, the non-preservation of which would have a Material Adverse Effect.

7.06 Maintenance of Properties. Each of Parent and Borrower shall, and shall cause each other Company to (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition except to the extent the failure to do so would not result in a Material Adverse Effect; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not have a Material Adverse Effect; (c) use the standard of care typical in the industry in the operation and maintenance of its facilities; and (d) keep the Borrowing Base Properties in good order, repair, operating condition, and appearance, causing all necessary repairs, renewals, replacements, additions, and improvements to be promptly made, and not allow any of the Borrowing Base Properties to be misused, abused or wasted or to deteriorate (ordinary wear and tear excepted).

7.07 Maintenance of Insurance.

(a) Each of Parent and Borrower shall, and shall cause each other Company to, maintain with financially sound and reputable insurance companies not Affiliates of any Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b) Without limiting the foregoing, each of Parent and Borrower shall, and shall cause each other Loan Party to, obtain and maintain, at Borrower’s or the applicable Mortgagor’s sole expense: (i) property insurance with respect to all insurable property, against loss or damage by fire, lightning, windstorm, explosion, hail, tornado and such additional hazards as are presently included in special form (also known as “all-risk”) coverage and against any and all acts of terrorism and such other insurable hazards as Administrative Agent may require, in an amount not less than one hundred percent (100%) of the full replacement cost, including the cost of debris removal, without deduction for depreciation and sufficient to prevent any Company and Administrative Agent and Lenders from becoming coinsurers; (ii) if and to the extent any portion of any Borrowing Base Property or the Improvements is, under the Flood Disaster Protection Act of 1973 (for purposes of this Section, “FDPA”), as it may be amended from time to time, in a Special Flood Hazard Area, within a Flood Zone designated A or V in a participating community, a flood insurance policy in an amount required by Administrative Agent, but in no event less than the amount sufficient to meet the requirements of applicable Law and the FDPA, as such requirements may from time to time be in effect; (iii) general liability insurance, on an “occurrence” basis against claims for “personal injury” liability, including bodily injury, death, or property damage liability, for the benefit of the applicable Loan Parties as named insureds and Administrative Agent, for the benefit of Lenders, as additional insured; (iv) statutory workers’ compensation insurance with respect to any work on or about any of the Borrowing Base Properties (including employer’s liability insurance, if required by Administrative Agent), covering all employees and contractors of each applicable Loan Party; and (v) such other insurance on the Borrowing Base Properties and endorsements as may from time to time be required by Administrative Agent (including soft cost coverage, automobile liability insurance, business interruption insurance, or delayed rental insurance, boiler and machinery insurance, earthquake insurance, wind insurance, sinkhole coverage, and/or permit to occupy endorsement) and against other insurable hazards or casualties which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height, type, construction, location, use and occupancy of buildings and Improvements. All insurance policies shall be issued and maintained by insurers, in amounts, with deductibles, limits and retentions, and in forms satisfactory to Administrative Agent. All insurance companies providing insurance required pursuant to this Agreement or any other Loan Document must be licensed to do business in the state in which the applicable Borrowing Base Property is located and must have an A. M. Best Company financial and performance ratings of A-:IX or better. All insurance policies maintained, or caused to be maintained, with respect to the Borrowing Base Properties, except for general liability insurance, shall provide that each such policy shall be primary without right of contribution from any other insurance that may be carried, Administrative Agent or any Lender and that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured. If any insurer which has issued a policy of hazard, liability, or other insurance required pursuant to this Agreement or any other Loan Document becomes insolvent or is the subject of any petition, case, proceeding or other action pursuant to any Debtor Relief Law, or if in Administrative Agent’s reasonable opinion the financial responsibility of such insurer is or becomes inadequate, then each applicable Loan Party shall in each instance promptly upon its discovery thereof or upon the request of Administrative Agent therefor, promptly obtain and deliver to Administrative Agent a like policy (or, if and to the extent permitted by Administrative Agent, acceptable evidence of insurance) issued by another insurer, which insurer and policy meet the requirements of this Agreement or such other Loan Document, as the case may be.

(c) Each of Parent and Borrower shall, and shall cause each other Loan Party to, cause all certificates of insurance or other evidence of each initial insurance policy to be delivered to Administrative Agent on or prior to the Closing Date, with all premiums fully paid current, and each renewal or substitute policy (or evidence of insurance) shall be delivered to Administrative Agent, with all premiums fully paid current, at least ten (10) days after the termination of the policy it renews or replaces.

(d) Each of Parent and Borrower shall, and shall cause each other Loan Party to, pay all premiums on policies required hereunder as they become due and payable and promptly deliver to Administrative Agent evidence satisfactory to Administrative Agent of the timely payment thereof. If any loss occurs at any time when the Loan Parties have failed to perform the Loan Parties’ covenants and agreements in this Section 7.07 with respect to any insurance payable because of loss sustained to any part of any Borrowing Base Property or otherwise, whether or not such insurance is required by Administrative Agent and the Lenders, then Administrative Agent and the Lenders shall nevertheless be entitled to the benefit of all insurance covering the loss and held by or for a Loan Party, to the same extent as if it had been made payable to Administrative Agent for the benefit of Lenders.

(e) Each of Parent and Borrower shall, and shall cause each other Loan Party to, cause all insurance policies provided for or contemplated by this Section 7.07 with respect to the assets and properties of the Loan Parties that constitute Collateral to name the applicable Loan Party as the insured and Administrative Agent as the additional insured or loss payee, as its interests may appear, in form and substance satisfactory to Administrative Agent, providing that the loss thereunder shall be payable directly to Administrative Agent. In addition, such insurance policies shall provide for at least thirty (30) days’ prior written notice to Administrative Agent of any termination, lapse, modification, or cancellation of such policy or ten (10) days notice in the case of non-payment of any premium.

7.08 Compliance with Laws. Each of Parent and Borrower shall, and shall cause each other Company to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not have a Material Adverse Effect.

7.09 Books and Records. Each of Parent and Borrower shall, and shall cause each other Company to: (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of each Company, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over any Company, as the case may be.

7.10 Inspection Rights. Subject to the rights of tenants, each of Parent and Borrower shall, and shall cause each other Loan Party to, permit representatives and independent contractors of Administrative Agent and each Lender to visit and inspect and photograph any Borrowing Base Property and any of its other properties, to examine its corporate, financial and operating records, and all recorded data of any kind or nature, regardless of the medium of recording including all software, writings, plans, specifications and schematics, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors and officers all at the expense of Borrower and at such reasonable times during normal business hours, upon reasonable advance notice to the applicable Loan Party and no more often than once in any period of twelve (12) consecutive months unless an Event of Default has occurred and is continuing; provided that when an Event of Default has occurred and is continuing Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice, subject to the rights of tenants. Any inspection or audit of the Borrowing Base Properties or the books and records, including recorded data of any kind or nature, regardless of the medium of recording including software, writings, plans, specifications and schematics of any Company, or the procuring of documents and financial and other information, by Administrative Agent on behalf of itself or on behalf of Lenders shall be for Administrative Agent’s and Lenders’ protection only, and shall not constitute any assumption of responsibility to any Company or anyone else with regard to the condition, construction, maintenance or operation of the Borrowing Base Properties nor Administrative Agent’s approval of any certification given to Administrative Agent nor relieve any Company of Borrower’s or any other Company’s obligations.

7.11 Use of Proceeds. Each of Parent and Borrower shall, and shall cause each other Company to, use the proceeds of the Credit Extensions (a) to refinance the obligations of the Companies under existing facilities, (b) to finance the acquisition of Properties, (c) to pay development expenses with respect to the Borrowing Base Properties, and (d) for general corporate purposes, in each case, not in contravention of any Law or of any Loan Document.

7.12 Environmental Matters. Each of Parent and Borrower shall, and shall cause each other Loan Party to:

(a) Violations; Notice to Administrative Agent. Use reasonable efforts to:

(i) Keep the Borrowing Base Properties free of Contamination;

(ii) Promptly deliver to Administrative Agent a copy of each report pertaining to any Property or to any Loan Party prepared by or on behalf of such Loan Party pursuant to a material violation of any Environmental Requirement; and

(iii) As soon as practicable advise Administrative Agent in writing of any Environmental Claim or of the discovery of any Contamination on any Borrowing Base Property, as soon as any Loan Party first obtains knowledge thereof, including a description of the nature and extent of the Environmental Claim and/or Hazardous Material and all relevant circumstances.

(b) Site Assessments and Information. If Parent or Borrower fails to comply with Section 7.12(a) or if any other Event of Default shall have occurred and be continuing, or upon the occurrence of the Release Date (other than the event in clause (a) of the definition of Release Date), then if requested by Administrative Agent, at Borrower’s expense, deliver to Administrative Agent from time to time, but no more frequently than once per calendar year unless an Event of Default exists, in each case within thirty (30) days after Administrative Agent’s request, then an Environmental Assessment (hereinafter defined) made after the date of Administrative Agent’s request. As used in this Agreement, the term “Environmental Assessment” means a report of an environmental assessment of any or all Borrowing Base Properties and of such scope so as to be compliant with the guidelines established by the ASTM (including the taking of soil borings and air and groundwater samples and other above and below ground testing) as Administrative Agent may reasonably request to be performed by a licensed environmental consulting firm reasonably acceptable to Administrative Agent. Each applicable Loan Party shall cooperate with each consulting firm making any such Environmental Assessment and shall supply to the consulting firm all information available to such Loan Party to facilitate the completion of the Environmental Assessment. If any Loan Party fails to furnish Administrative Agent within thirty (30) days after Administrative Agent’s request with a copy of an agreement with an acceptable environmental consulting firm to provide such Environmental Assessment, or if any Loan Party fails to furnish to Administrative Agent such Environmental Assessment within seventy five (75) days after Administrative Agent’s request, upon written notice to Parent and Borrower, Administrative Agent may cause any such Environmental Assessment to be made at Borrower’s expense and risk. Administrative Agent and its designees are hereby granted access to the Borrowing Base Properties upon written notice, and a license which is coupled with an interest and irrevocable, to make or cause to be made such Environmental Assessments. Administrative Agent may disclose to interested parties any information Administrative Agent ever has about the environmental condition or compliance of the Borrowing Base Properties, but shall be under no duty to disclose any such information except as may be required by Law. Administrative Agent shall be under no duty to make any Environmental Assessment of the Borrowing Base Properties, and in no event shall any such Environmental Assessment by Administrative Agent be or give rise to a representation that any Hazardous Material is or is not present on the Borrowing Base Properties, or that there has been or shall be compliance with any Environmental Requirement, nor shall any Company or any other Person be entitled to rely on any Environmental Assessment made by Administrative Agent or at Administrative Agent’s request but Administrative Agent shall deliver a copy of such report to Parent and Borrower. Neither Administrative Agent nor any Lender owes any duty of care to protect any Company or any other Person against, or to inform them of, any Hazardous Material or other adverse condition affecting the Borrowing Base Properties.

(c) Remedial Actions. If any Contamination is discovered on any Borrowing Base Property at any time and regardless of the cause, (i) promptly at the applicable Loan Parties’ sole expense, remove, treat, and dispose of the Hazardous Material, to background levels, in compliance with all applicable Environmental Requirements or if restoration to applicable background levels is not feasible, take whatever action is required by any Environmental Requirement provided, however, that any cleanup standard approved by the applicable regulatory authority that is based on institutional or engineering controls must first be submitted for approval to Administrative Agent, such approval not to be unreasonably withheld or delayed, in addition to taking such other action as is necessary to have the full use and benefit of such Borrowing Base Property as contemplated by the Loan Documents, and provide Administrative Agent with satisfactory evidence thereof; and (ii) if requested by Administrative Agent, provide to Administrative Agent within thirty (30) days of Administrative Agent’s request a bond, letter of credit, or other financial assurance, including self-assurance, evidencing to Administrative

Agent’s satisfaction that all necessary funds are readily available to pay the costs and expenses of the actions required by the preceding clause (i) and to discharge any assessments or liens established against such Borrowing Base Property as a result of the presence of the Hazardous Material on the Borrowing Base Property. After completion of such remedial actions, the applicable Loan Party shall promptly request regulatory approval, take all reasonable measures to expedite issuance of such approval and upon receipt thereof deliver to Administrative Agent a letter indicating that no further action is required with respect to the applicable Borrowing Base Property or similar confirmation by the applicable regulator that all required remedial action as stated above has been taken and successfully completed to the satisfaction of the applicable regulator. The Loan Parties shall not be deemed to have satisfied their remedial obligations under this provision until they have provided the Administrative Agent such confirmation. Administrative Agent on behalf of Lenders may, but shall never be obligated to, remove or cause the removal of any Hazardous Material from any Borrowing Base Property (or if removal is prohibited by any Environmental Requirement, take or cause the taking of such other action as is required by any Environmental Requirement) if the Loan Parties fail to commence such remedial actions in accordance with the terms hereof and thereafter diligently prosecute the same to completion in accordance with the terms hereof (without limitation of the rights of Administrative Agent on behalf of Lenders to declare an Event of Default and to exercise all rights and remedies available by reason thereof); and Administrative Agent and its designees are hereby granted access to the Borrowing Base Properties at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and irrevocable, to remove or cause such removal or to take or cause the taking of any such other action. In such instance, the Administrative Agent and its designees and the Lenders are acting as authorized agents of the Loan Parties, who shall be responsible for, and shall sign any required manifests for, offsite disposal.

7.13 Condemnation, Casualty and Restoration. Each of Parent and Borrower shall, and shall cause each other Loan Party to:

(a) Give Administrative Agent notice of the actual or threatened commencement of any proceeding for the Condemnation of any Borrowing Base Property upon the applicable Mortgagor’s receipt of written notice thereof and deliver to Administrative Agent copies of any and all papers served in connection with such proceedings. Administrative Agent has the right (but not the obligation) to participate in any such proceedings and to be represented by counsel of its own choice, and the applicable Loan Parties shall from time to time deliver to Administrative Agent all instruments requested by it to permit such participation. Each applicable Loan Party shall, at its expense, diligently prosecute any such proceedings, and shall consult with Administrative Agent, its attorneys, and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Obligations at the time and in the manner provided for in this Agreement and the Obligations shall not be reduced until any Award shall have been actually received and applied by Administrative Agent, after the deduction of expenses of collection, to the reduction or discharge of the Obligations. All costs and expenses (including attorney’s fees and costs) incurred by Administrative Agent in connection with any condemnation shall be a demand obligation owing by Borrower (which Borrower hereby promises to pay) to Administrative Agent pursuant to this Agreement. If any Borrowing Base Property or any portion thereof is taken by a condemning authority, then to the extent such Property is not removed by Borrower as a Borrowing Base Property in accordance with Section 4.09, the applicable Mortgagor shall promptly commence and diligently prosecute the Restoration of such Borrowing Base Property and otherwise comply with the provisions of clause (d) below, provided that Administrative Agent makes any Restoration Net Proceeds available pursuant to clause (d) below.

(b) If any Borrowing Base Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), and the aggregate cost of repair of such damage or destruction shall be equal to or in excess of the greater of (i) $5,000,000 and (ii) twenty five percent (25%) of the Appraised Value of such Borrowing Base Property, give prompt notice of such Casualty to Administrative Agent. To the extent such Property is not removed by Borrower as a Borrowing Base Property in accordance with Section 4.09, the applicable Loan Party shall diligently prosecute the Restoration of such Borrowing Base Property in accordance with clause (d) below, so long as Administrative Agent makes any Restoration Net Proceeds available pursuant to clause (d) below. The applicable Loan Party shall pay all costs of such Restoration whether or not such costs are covered by insurance. Administrative Agent may, but shall not be obligated to, make proof of loss if not made promptly by the applicable Loan Party. If an Event of Default has occurred and is then continuing, then the applicable Loan Party shall adjust all claims for Insurance Proceeds in consultation with, and approval of, Administrative Agent.

(c) Administrative Agent, for the benefit of Lenders, shall be entitled to receive all sums which may be awarded or become payable to a Loan Party for the Condemnation of any Borrowing Base Property, or any part thereof, and any insurance proceeds of a Casualty and the applicable Loan Party shall, upon request of Administrative Agent, promptly execute such additional assignments and other documents as may be necessary from time to time to permit such participation and to enable Administrative Agent to collect and receipt for any such sums. All such sums are hereby assigned to Administrative Agent, for the benefit of Lenders, and shall released or applied to the Restoration in accordance with clause (d) below. In any event the unpaid portion of the Obligations shall remain in full force and effect and the payment thereof shall not be excused. Administrative Agent shall not be, under any circumstances, liable or responsible for failure to collect or to exercise diligence in the collection of any such sum or for failure to see to the proper application of any amount paid over to the applicable Loan Party.

(d) If the Restoration Net Proceeds and the costs of completing the Restoration shall be less than the greater of (A) $5,000,000 and (B) twenty five percent (25%) of the Appraised Value of such Borrowing Base Property, then the Restoration Net Proceeds will be disbursed by Administrative Agent to the applicable Loan Party upon receipt, provided that all of the conditions set forth in clause (i) below are met and such Loan Party delivers to Administrative Agent a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement and if the Restoration Net Proceeds or the costs of completing the Restoration are equal to or greater than the greater of (A) $5,000,000 and (B) twenty five percent (25%) of the Appraised Value of such Borrowing Base Property, then Administrative Agent shall make the Restoration Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.13(d).

(i) The Restoration Net Proceeds shall be made available to the applicable Loan Party for Restoration; provided that each of the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Restoration Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the rentable area of the Improvements on such Borrowing Base Property has been damaged, destroyed, or rendered unusable as a result of a Casualty or (2) in the event the Restoration

Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting such Borrowing Base Property is taken, such land is located along the perimeter or periphery of the Borrowing Base Property, and no portion of the Improvements is located on such land;

(C) Administrative Agent shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest hereunder, which will be incurred with respect to such Borrowing Base Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of the insurance coverage referred to in Section 7.07 above or other security provided by Loan Parties;

(D) Administrative Agent shall be satisfied that the Restoration will be completed twelve (12) months after commencement of the Restoration;

(E) such Borrowing Base Property and the use thereof after the Restoration will be in compliance in all material respects with all Laws;

(F) the applicable Loan Party shall cause the Restoration to be done and completed in an expeditious and diligent fashion and in compliance in all material respects with all applicable Laws;

(G) such Casualty or Condemnation, as applicable, does not result in the complete loss of access to such Borrowing Base Property or the Improvements;

(H) the applicable Loan Party shall deliver, or cause to be delivered, to Administrative Agent a signed detailed budget approved in writing by the applicable Loan Party’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Administrative Agent; and

(I) the Restoration Net Proceeds together with any cash or cash equivalent deposited by Borrower with Administrative Agent are sufficient in Administrative Agent’s reasonable judgment to cover the cost of the Restoration.

(ii) The Restoration Net Proceeds shall be held by Administrative Agent until disbursements commence, and, until disbursed in accordance with the provisions of this Section 7.13(d), shall constitute additional security for the Obligations. The Restoration Net Proceeds shall be disbursed by Administrative Agent to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Administrative Agent that (A) all the conditions precedent to such advance, including those set forth in clause (i) above, have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement and except for the Restoration Retainage (defined below)) in connection with the related Restoration item have been paid for in full, and (C) there exist no notices of pendency, stop orders, contractor’s, supplier’s, mechanic’s or materialman’s Liens, or notices of intention to file same, or any other Liens or encumbrances of any nature whatsoever on such Borrowing Base Property (other than Liens permitted under Section 8.01) which have not either been fully bonded to the satisfaction of Administrative Agent and discharged of record or in the alternative fully insured to the satisfaction of Administrative Agent by the Title Company.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Administrative Agent and by an independent consulting engineer selected by Administrative Agent (the “Restoration Consultant”) which acceptance shall not be unreasonably withheld or delayed. Administrative Agent shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors, and materialmen engaged in the Restoration, as well as the contracts in excess of $500,000 under which they have been engaged, shall be subject to prior review and acceptance by Administrative Agent and the Restoration Consultant which acceptance shall not be unreasonably withheld or delayed. All reasonable costs and expenses incurred by Administrative Agent in connection with making the Restoration Net Proceeds available for the Restoration, including reasonable counsel fees and disbursements and the Restoration Consultant’s fees, shall be paid by Borrower.

(iv) In no event shall Administrative Agent be obligated to make disbursements of the Restoration Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Restoration Consultant, minus the Restoration Retainage. The term “Restoration Retainage” means an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Restoration Consultant, until the Restoration has been completed. The Restoration Retainage shall be reduced to five percent (5%) of the costs incurred upon receipt by Administrative Agent of satisfactory evidence that fifty percent (50%) of the Restoration has been completed. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 7.13(d), be less than the amount actually held back by the applicable Loan Party from contractors, subcontractors, and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Restoration Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 7.13(d) and that all approvals necessary for the re-occupancy and use of such Borrowing Base Property have been obtained from all appropriate Governmental Authorities, and Administrative Agent receives evidence satisfactory to Administrative Agent that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage; provided, however, that Administrative Agent will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor, or materialman engaged in the Restoration as of the date upon which the Restoration Consultant certifies to Administrative Agent that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s, or materialman’s contract, the contractor, subcontractor, or materialman delivers the Lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor, or materialman as may be reasonably requested by Administrative Agent or by the Title Company issuing the Title Insurance Policies, and Administrative Agent receives an endorsement to the Title Insurance Policies insuring the continued priority of the lien of the applicable Mortgage and evidence of payment of any premium payable for such endorsement. If required by Administrative Agent, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor, or materialman.

(v) Administrative Agent shall not be obligated to make disbursements of the Restoration Net Proceeds more frequently than twice every calendar month.

(vi) If at any time the Restoration Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Administrative Agent in consultation with the Restoration Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Restoration Consultant to be incurred in connection with the completion of the Restoration, the Loan Parties shall deposit the deficiency (the “Net Proceeds Deficiency”) with Administrative Agent before any further disbursement of the Restoration Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Administrative Agent shall be held by Administrative Agent and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Restoration Net Proceeds, and until so disbursed pursuant to this Section 7.13(d) shall constitute additional security for the Obligations.

(vii) The excess, if any, of the Restoration Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Administrative Agent after the Restoration Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 7.13(d), and the receipt by Administrative Agent of evidence satisfactory to Administrative Agent that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Administrative Agent to Borrower, provided no Default exists.

All Restoration Net Proceeds not required (i) to be made available for a Restoration or (ii) to be returned to Borrower as excess Restoration Net Proceeds pursuant to clause (vii) above may (x) be retained and applied by Administrative Agent toward the payment of the Obligations whether or not then due and payable in such order, priority, and proportions as Administrative Agent in its sole discretion shall deem proper, or (y) at the sole discretion of Administrative Agent, the same may be paid, either in whole or in part, to the applicable Loan Party for such purposes and upon such conditions as Administrative Agent shall designate. Notwithstanding the foregoing, in the event that any Borrowing Base Property requiring Restoration is released from the Borrowing Base pursuant to Section 4.09, then Administrative Agent shall deliver the Restoration Net Proceeds to the applicable Loan Party upon such release from the Borrowing Base.

Notwithstanding the foregoing, if the terms and conditions of any SNDA provide that Administrative Agent shall make Restoration Net Proceeds available for Restoration of a Borrowing Base Property, then Administrative Agent will make such Restoration Net Proceeds available for Restoration in accordance with the terms of the applicable SNDA (provided that neither Administrative Agent nor Lenders shall have waived any Default or Event of Default arising from the Loan Parties failure to comply with this Section 7.13).

7.14 Ground Leases. Each of Parent and Borrower shall, and shall cause each other Loan Party to:

(a) Diligently perform and observe in all material respects all of the terms, covenants, and conditions any Acceptable Ground Lease as tenant under such Acceptable Ground Lease; and

(b) Promptly notify Administrative Agent of (i) the giving to the applicable Mortgagor of any notice of any default by such Mortgagor under any Acceptable Ground Lease and deliver to Administrative Agent a true copy of each such notice within five (5) Business Days of such Mortgagor’s receipt thereof, and (ii) any bankruptcy, reorganization, or insolvency of the landlord under any Acceptable Ground Lease or of any notice thereof, and deliver to Administrative Agent a true copy of such notice within five (5) Business Days of the applicable Mortgagor’s receipt.

7.15 Borrowing Base Properties. Except where the failure to comply with any of the following would not have a material and adverse affect on the value of the applicable Borrowing Base Property, each of Parent and Borrower shall, and shall cause each other Loan Party to:

(a) Pay all real estate and personal property taxes, assessments, water rates or sewer rents, ground rents, maintenance charges, impositions, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Borrowing Base Property, now or hereafter levied or assessed or imposed against any Borrowing Base Property or any part thereof (except those which are being contested in good faith by appropriate proceedings diligently conducted).

(b) Promptly pay (or cause to be paid) when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with any Borrowing Base Property (except those which are being contested in good faith by appropriate proceedings diligently conducted), and in any event never permit to be created or exist in respect of any Borrowing Base Property or any part thereof any other or additional Lien or security interest other than Liens permitted by Section 8.01.

(c) Operate the Borrowing Base Properties in a good and workmanlike manner and in accordance with all Laws in accordance with such Loan Party’s prudent business judgment.

Except where the failure would not have a material and adverse affect on the value of the Borrowing Base Properties, taken as whole, each of Parent and Borrower shall, and shall cause each other Loan Party to, to the extent owned and controlled by a Loan Party, preserve, protect, renew, extend and retain all material rights and privileges granted for or applicable to each Borrowing Base Property.

7.16 Subsidiary Guarantor Organizational Documents. Each of Parent and Borrower shall, and shall cause each other Pledgor to, at its expense, maintain the Organization Documents of each Subsidiary Guarantor in full force and effect, without any cancellation, termination, amendment, supplement, or other modification of such Organization Documents, except as explicitly required by their terms (as in effect on the date hereof), except for amendments, supplements, or other modifications that do not adversely affect the interests of the Lenders under the applicable Pledge Agreement in any material respect, and except for Organization Documents in respect of Equity Interests of partnerships or limited liability companies that have been released from the applicable Pledgor’s Pledge Agreement.

Article VIII.

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (excluding contingent indemnification obligations to the extent no unsatisfied claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

8.01 Liens. Each of Parent and Borrower shall not, nor shall it permit any other Loan Party to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any Collateral other than, with respect to the Borrowing Base Properties, the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 8.01;

(c) Liens for taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) easements, rights-of-way, restrictions, restrictive covenants, encroachments, protrusions and other similar encumbrances affecting real property disclosed in the Title Insurance Policies and which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(f) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(i);

(g) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person;

(h) Liens securing obligations in the nature of personal property financing leases for furniture, furnishings or similar assets, Capital Leases Obligations and other purchase money obligations for fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the obligations secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets other than the assets subject to such Capital Leases;

(i) Liens securing obligations in the nature of the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(j) all Liens, encumbrances and other matters disclosed in the Title Insurance Policies issued in connection with the Mortgages; and

(k) such other title and survey exceptions as Administrative Agent has approved in writing in Administrative Agent’s reasonable discretion;

and, with respect to all other Collateral, Liens described in clauses (a) and (c) above.

8.02 Investments. Each of Parent and Borrower shall not permit the Companies’ aggregate Investments in:

(a) unimproved land holdings to at any time exceed five percent (5%) of Total Asset Value;

(b) Unconsolidated Affiliates to at any time exceed twenty-five (25%) of Total Asset Value;

(c) mortgages and mezzanine loans to at any time exceed twenty-five percent (25%) of Total Asset Value;

(d) Construction in Progress to at any time exceed thirty percent (30%) of Total Asset Value; or

(e) assets of the types described in clauses (a) through (d) above to at any time exceed thirty-five percent (35%) of Total Asset Value.

8.03 Fundamental Changes. Each of Parent and Borrower shall not, nor shall it permit any other Loan Party to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default has occurred and is continuing or would result therefrom:

(a) any Loan Party (other Parent or Borrower) may merge with (i) Borrower, provided that Parent or Borrower, as applicable, shall be the continuing or surviving Person, or (ii) any other Loan Party;

(b) any Loan Party (other than Parent or Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Loan Party; and

(c) any Loan Party may Dispose of a Property owned by such Loan Party in the ordinary course of business and for fair value; provided that if such Property is a Borrowing Base Property, then Borrower shall have complied with Section 4.09.

8.04 Restricted Payments. Each of Parent and Borrower shall not, nor shall it permit any other Company to, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to Parent, Borrower, and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) any Company may declare and make dividend payments or other distributions payable solely in the common Equity Interests or other Equity Interests of such Company including (i) “cashless exercises” of options granted under any share option plan adopted by Parent, (ii) distributions of rights or equity securities under any rights plan adopted by Borrower or Parent, and (iii) distributions (or effect stock splits or reverse stock splits) with respect to its Equity Interests payable solely in additional shares of its Equity Interests;

(c) Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common Equity Interests or other Equity Interests; and

(d) Parent and Borrower may make any Permitted Distributions.

8.05 Change in Nature of Business. Each of Parent and Borrower shall not, nor shall it permit any other Loan Party to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Companies on the date hereof or any business substantially related or incidental thereto.

8.06 Transactions with Affiliates. Each of Parent and Borrower shall not, nor shall it permit any other Loan Party to, directly or indirectly, enter into any transaction of any kind with any Affiliate of a Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Loan Party as would be obtainable by such Company at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

8.07 Burdensome Agreements. Each of Parent and Borrower shall not, nor shall it permit any other Loan Party to, directly or indirectly, enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that directly or indirectly prohibits any Company from (a) creating or incurring any Lien on any Borrowing Base Property, or (b) subject to rights of tenants under leases (i) that are approved in writing by Administrative Agent, (ii) that are subordinate to the Mortgage on the applicable Borrowing Base Property, or (iii) that do not materially and adversely affect Administrative Agent’s Liens on the applicable Borrowing Base Property or Administrative Agent’s ability to exercise its rights and remedies with respect to such Liens, transferring ownership of any Borrowing Base Property.

8.08 Use of Proceeds. Each of Parent and Borrower shall not, nor shall it permit any other Company to, directly or indirectly, use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.09 Borrowing Base Properties; Ground Leases. Each of Parent and Borrower shall not, nor shall it permit any other Loan Party to, directly or indirectly:

(a) Allow the aggregate Occupancy Rate for (i) any individual Borrowing Base Property to be less than seventy percent (70%) unless such Borrowing Base Property is removed from the Borrowing Base in accordance with Section 4.09, or (ii) all Borrowing Base Properties to be less than eighty percent (80%);

(b) Use or occupy or conduct any activity on, or allow the use or occupancy of or the conduct of any activity on any Borrowing Base Properties in any manner which violates any Law or which constitutes a public or private nuisance or which makes void, voidable, or cancelable any insurance then in force with respect thereto or makes the maintenance of insurance in accordance with Section 7.07 commercially unreasonable (including by way of increased premium);

(c) Without the prior written consent of Administrative Agent, initiate or permit any zoning reclassification of any Borrowing Base Property or seek any variance under existing zoning ordinances applicable to any Borrowing Base Property or use or permit the use of any Borrowing Base Property in such a manner which would result in such use becoming a nonconforming use under applicable zoning ordinances or other Laws;

(d) Without the prior written consent of Administrative Agent, (i) impose any material easement, restrictive covenant, or encumbrance upon any Borrowing Base Property, (ii) execute or file any subdivision plat or condominium declaration affecting any Borrowing Base Property, or (iii) consent to the annexation of any Borrowing Base Property to any municipality;

(e) Do any act, or suffer to be done any act by any Company or any of its Affiliates, which would reasonably be expected to materially decrease the value of any Borrowing Base Property as reflected in the most-recent Acceptable Appraisal (including by way of negligent act);

(f) Without the prior written consent of Administrative Agent, permit any drilling or exploration for or extraction, removal or production of any mineral, hydrocarbon, gas, natural element, compound or substance (including sand and gravel) from the surface or subsurface of any Borrowing Base Property regardless of the depth thereof or the method of mining or extraction thereof; or

(g) Without the prior consent of Administrative Agent, surrender the leasehold estate created by any Acceptable Ground Lease or terminate or cancel any Acceptable Ground Lease or modify, change, supplement, alter, or amend any Acceptable Ground Lease, either orally or in writing.

8.10 Lease Approval. Each of Parent and Borrower shall not, nor shall it permit any other Loan Party to, directly or indirectly, permit any Mortgagor to enter into any Major Lease unless approved by Administrative Agent prior to execution (such approval not to be unreasonably withheld or delayed). The applicable Mortgagor shall provide to Administrative Agent a correct and complete copy of each Major Lease, including any exhibits, and any Guarantees thereof, prior to execution.

8.11 Environmental Matters. Each of Parent and Borrower shall not knowingly directly or indirectly:

(a) Cause, commit, permit, or allow to continue (i) any violation of any Environmental Requirement by or with respect to any Borrowing Base Property or any use of or condition or activity on any Borrowing Base Property, or (ii) the attachment of any environmental Liens on any Borrowing Base Property, in each case, that could materially and adversely effect any Borrowing Base Property; and

(b) Place, install, dispose of, or release, or cause, permit, or allow the placing, installation, disposal, spilling, leaking, dumping, or release of, any Hazardous Material on any Property in any manner that might reasonably be expected to result in or does result in Contamination. Any Hazardous Material disclosed in the Acceptable Environmental Report or otherwise permitted pursuant to any Lease affecting any Borrowing Base Property shall be permitted on any Borrowing Base Property so long as such Hazardous Material is maintained in compliance in all material respects with all applicable Environmental Requirements.

(c) Place or install, or allow the placing or installation of any storage tank (or similar vessel) on any Property. Any storage tank (or similar vessel or any replacement thereof) disclosed in the Acceptable Environmental Report or otherwise permitted pursuant to any Lease affecting any Borrowing Base Property shall be permitted on any Borrowing Base Property so long as such storage tank (or similar vessel) is maintained in compliance in all material respects with all applicable Environmental Requirements.

(d) Use any Hazardous Material on any Borrowing Base Property except: (i) as reasonably necessary in the ordinary course of business; (ii) in compliance with applicable Environmental Requirements; and (iii) in such a manner as to not give rise to liability under any Environmental Requirements or the common law.

8.12 Negative Pledge; Indebtedness. Each of Parent and Borrower shall not permit:

(a) The Equity Interests of Borrower held by Parent to be subject to any Lien.

(b) Any Person (other than Parent or Borrower) that directly or indirectly owns Equity Interests in any Subsidiary Guarantor to (i) incur any Indebtedness (whether Recourse Indebtedness or Non-Recourse Indebtedness), (ii) provide Guarantees to support Indebtedness, or (iii) have its Equity Interests subject to any Lien or other encumbrance (other than in favor of the Administrative Agent).

(c) Any Mortgagor that owns an Equity Pledge Property to (i) incur any Indebtedness (whether Recourse Indebtedness or Non-Recourse Indebtedness) or (ii) provide Guarantees to support Indebtedness (other than, in each case, Indebtedness secured by Liens permitted by Section 8.01).

8.13 Financial Covenants. Each of Parent and Borrower shall not, directly or indirectly, permit:

(a) Maximum Leverage Ratio. As of the last day of any fiscal quarter, the Consolidated Leverage Ratio to exceed sixty-five percent (65%).

(b) Maximum Consolidated Recourse Indebtedness. As of the last day of any fiscal quarter, Recourse Indebtedness of the Companies (excluding Indebtedness under this Agreement and Excluded Funded Debt) to exceed five percent (5%) of Total Funded Debt of the Companies.

(c) Minimum Fixed Charge Ratio. As of the last day of any fiscal quarter, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Fixed Charges, in each case for the Companies, on a consolidated basis, for the period of the four (4) fiscal quarters then ended, to be less than 1.65 to 1.0. Notwithstanding the foregoing, (x) Consolidated EBITDA and Consolidated Fixed Charges for the period ending September 30, 2010 shall be the Consolidated EBITDA and Consolidated Fixed Charges for the three (3) month period then ended times four (4), (y) Consolidated EBITDA and Consolidated Fixed Charges for the period ending December 31, 2010 shall be the Consolidated EBITDA and Consolidated Fixed Charges for the six (6) month period then ended times two (2), and (z) Consolidated EBITDA and Consolidated Fixed Charges for the period ending March, 2011 shall be the Consolidated EBITDA and Consolidated Fixed Charges for the nine (9) month period then ended times 1.33.

(d) Minimum Tangible Net Worth. As of the last day of any fiscal quarter, Tangible Net Worth of the Companies, on a consolidated basis, to be less than the sum of (i) $360,000,000, plus (ii) seventy-five percent (75%) of net proceeds of any Equity Issuances by the Companies after the Closing Date.

(e) Maximum Consolidated Floating Rate Debt. As of the last day of any fiscal quarter, the Consolidated Floating Rate Debt of the Companies to exceed thirty-five percent (35%) of Total Asset Value.

Article IX.

Events of Default and Remedies

9.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five (5) days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) days after notice from Administrative Agent, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.11 or Article VIII (other than Sections 8.09(a) or 8.11(b)), or Parent fails to perform or observe any term, covenant or agreement contained in the Parent Guaranty or any Subsidiary Guarantor fails to perform or observe any term, covenant or agreement contained in the Subsidiary Guaranty; or

(c) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, or 7.10 and such failure continues unremedied for ten (10) Business Days after such failure occurs; or

(d) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b), or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied for thirty (30) days after the earlier of notice from Administrative Agent or the actual knowledge of any Loan Party; or

(e) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made and shall not be cured or remedied so that such representation, warranty, certification or statement of fact is no longer incorrect or misleading within ten (10) days after the earlier of notice from Administrative Agent or the actual knowledge of any Loan Party thereof; or

(f) Cross-Default. (i) Any Company (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), after the expiration of any applicable grace periods, in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Company is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Company is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Company as a result thereof is greater than the Threshold Amount; or

(g) Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(h) Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(i) Judgments. There is entered against any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would result in liability of any Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) Parent or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(k) Invalidity of Loan Documents. Any Loan Document or any Lien on a material portion of the Collateral granted under any Security Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document or any Lien granted under any Security Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any Lien granted under any Security Document; or

(l) REIT Status of Parent. Parent ceases to be treated as a REIT in any taxable year after December 31, 2010; or

(m) Change of Control. There occurs any Change of Control.

9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may, with the consent of, Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c) require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and L/C Issuer all rights and remedies available to it, the Lenders and L/C Issuer under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Administrative Agent or any Lender.

9.03 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings, Administrative Agent Advances, and other Obligations, ratably among the Lenders and L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Administrative Agent Advances, and L/C Borrowings, ratably among the Lenders and L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to Administrative Agent for the account of L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by Borrower pursuant to Sections 2.03 and 2.15; and

Last, the balance, if any, after all of the Obligations have been paid in full, to Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be promptly applied to the other Obligations, if any, in the order set forth above.

Article X.

Administrative Agent

10.01 Appointment and Authority. Each of the Lenders and L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent, the Lenders and L/C Issuer, and neither Borrower nor any other Company shall have rights as a third party beneficiary of any of such provisions other than with respect to Section 10.06.

10.02 Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Company or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent, Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent by Borrower, a Lender or L/C Issuer.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

10.04 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06 Resignation of Administrative Agent.

(a) Administrative Agent may at any time give notice of its resignation to the Lenders, L/C Issuer, Parent and Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right, with the consent of Parent and Borrower (such consent not to be unreasonably withheld or delayed) so long as no Event of Default exists, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if Administrative Agent shall notify Parent, Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of the Lenders or L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b) Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Syndication Agent, Joint Lead Arrangers and Joint Book Managers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or L/C Issuer hereunder.

10.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, L/C Issuer and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, L/C Issuer and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, L/C Issuer and Administrative Agent under Sections 2.03(i) and (j), 2.08 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and L/C Issuer, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.08 and 11.04.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer to authorize Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.

10.10 Collateral and Guaranty Matters. The Lenders and L/C Issuer irrevocably authorize Administrative Agent, at its option and in its discretion,

(a) to transfer or release any Lien on any Collateral (i) upon termination of the Aggregate Commitments and payment and satisfaction in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) subject to Section 11.01, if approved, authorized or ratified in writing by Required Lenders, (iv) in accordance with the provisions of Section 4.09, or (v) after foreclosure or other acquisition of title if approved by Required Lenders;

(b) to release any Subsidiary Guarantor from its obligations under any Subsidiary Guaranty if such Person ceases to own a Borrowing Base Property; and

(c) if all or any portion of the Collateral is acquired by foreclosure or by deed in lieu of foreclosure, Administrative Agent shall take title to the collateral in its name or by an Affiliate of Administrative Agent, but for the benefit of all Lenders in their Applicable Percentages on the date of the foreclosure sale or recordation of the deed in lieu of foreclosure. Administrative Agent and all Lenders hereby expressly waive and relinquish any right of partition with respect to any Collateral so acquired.

Upon request by Administrative Agent at any time, Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10.

10.11 Administrative Agent Advances.

(a) Administrative Agent is hereby authorized by Parent, Borrower, and Lenders, from time to time, in Administrative Agent’s sole discretion, to make advances under this Agreement, or otherwise expend funds, on behalf of Lenders (“Administrative Agent Advances”), (i) to pay any costs, fees, and expenses as described in Sections 4.11(b) and 4.12(b) associated with the filing of the Unrecorded Mortgages or receiving Title Insurance Policies related thereto, (ii) to pay any costs, fees, and expenses as described in Section 11.04(a), and (iii) when Administrative Agent deems necessary or desirable to preserve or protect the Collateral or any portion thereof (including with respect to property taxes, insurance premiums, and any costs, fees, or expenses in connection with the operation, management, improvements, maintenance, repair, sale, or disposition of any Borrowing Base Property) (A) after the occurrence of a Default, or (B) subject to Section 10.10, after acquisition of all or a portion of the Collateral by foreclosure or otherwise; provided that Administrative Agent Advances (other than to pay taxes and insurance with respect to the Borrowing Base Properties or to record the Unrecorded Mortgages) shall not exceed $5,000,000 in the aggregate without the prior consent of Required Lenders.`

(b) Administrative Agent Advances shall constitute obligatory advances of Lenders under this Agreement, shall be repayable by Borrower on demand, secured by the Collateral, and shall bear interest as provided for herein. Administrative Agent shall notify each Lender in writing of each Administrative Agent Advance. Upon receipt of notice from Administrative Agent of its making of an Administrative Agent Advance, each Lender shall make the amount of such Lender’s Applicable Percentage of the outstanding principal amount of such Administrative Agent Advance available to Administrative Agent, in same day funds, to such account of Administrative Agent as Administrative Agent may designate, (i) on or before 4:00 p.m. on the day Administrative Agent provides Lenders with notice of the making of such Administrative Agent Advance if Administrative Agent provides such notice on or before 1:00 p.m., or (ii) on or before 1:00 p.m. on the Business Day immediately following the day Administrative Agent provides Lenders with notice of the making of such advance if Administrative Agent provides notice after 1:00 p.m.

Article XI.

Miscellaneous

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by Required Lenders and Borrower or the applicable Loan Party, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 5.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to a Lender or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided that only the consent of Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e) change Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g) release all or substantially all of the value of the Collateral without the written consent of each Lender, except to the extent the release of such Collateral is permitted pursuant to Sections 4.09 or 10.10 (in which case such release may be made by Administrative Agent acting alone); or

(h) release all or substantially all of the value of the Guaranties without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Sections 4.09 or 10.10 (in which case such release may be made by Administrative Agent acting alone);

and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by L/C Issuer in addition to the Lenders required above, affect the rights or duties of L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, (y) the Obligations owed to any Defaulting Lender may not be reduced or forgiven without the consent of such Lender, and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

11.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Borrower, Administrative Agent or L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to Borrower, any Lender, L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Borrower, Administrative Agent and L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent and L/C Issuer. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its Equity Interests for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. Administrative Agent, L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent, L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, L/C Issuer or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and L/C Issuer; provided that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) Required Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of Required Lenders, enforce any rights and remedies available to it and as authorized by Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Each Loan Party shall jointly and severally pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including (a) the reasonable fees, charges and disbursements of counsel for Administrative Agent; (b) fees and charges of each consultant, inspector, and engineer; (c) appraisal, re appraisal and survey costs; (d) title insurance charges and premiums; (e) title search or examination costs, including abstracts, abstractors’ certificates and uniform commercial code searches; (f) judgment and tax lien searches for Borrower and each Guarantor; (g) escrow fees; (h) fees and costs of environmental investigations site assessments and remediations; (i) recordation taxes, documentary taxes, transfer taxes and mortgage taxes; (j) filing and recording fees; and (k) loan brokerage fees), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Administrative Agent, any Lender or L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for Administrative Agent, any Lender or L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification. Each Loan Party shall jointly and severally indemnify Administrative Agent (and any sub-agent thereof), each Lender and L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party resulting from any action, suit, or proceeding relating to (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Damages related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Loan Party against an

Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Environmental Indemnity. Each Loan Party hereby, jointly and severally, assumes liability for, and covenants and agrees at its sole cost and expense to protect, defend (at trial and appellate levels), indemnify and hold the Indemnitees harmless from and against, and, if and to the extent paid, reimburse them on demand for, any and all Environmental Damages. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO ENVIRONMENTAL DAMAGES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF, OR ARE CLAIMED TO BE CAUSED BY OR ARISE OUT OF, THE NEGLIGENCE OR STRICT LIABILITY OF SUCH (AND/OR ANY OTHER) INDEMNITEE. HOWEVER, SUCH INDEMNITY SHALL NOT APPLY TO A PARTICULAR INDEMNITEE TO THE EXTENT THAT THE SUBJECT OF THE INDEMNIFICATION IS CAUSED BY OR ARISES OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THAT PARTICULAR INDEMNITEE AS DETERMINED IN A NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. Upon demand by Administrative Agent, L/C Issuer or any Lender, the applicable Loan Party shall diligently defend any Environmental Claim which affects a Borrowing Base Property or is made or commenced against Administrative Agent, L/C Issuer or Lenders, whether alone or together with any other Loan Party or any other person, all at the Loan Parties’ own cost and expense and by counsel to be approved by Administrative Agent, L/C Issuer and/or any Lender in the exercise of its reasonable judgment which shall not be unreasonably withheld or delayed. In the alternative, at any time Administrative Agent, L/C Issuer or any Lender may elect to conduct its own defense through counsel selected by Administrative Agent, L/C Issuer or any Lender and at the cost and expense of the Loan Parties. Notwithstanding anything to the contrary contained above:

(i) The Indemnitees will endeavor to give Borrower notice of any Environmental Damage within thirty (30) days after an Indemnitee receives written notice of that Environmental Damage. However, if the Indemnitees fail to give Borrower timely notice of such Environmental Damage or otherwise default in their obligations under this Section 11.04(c) or Section 7.12, the Indemnitees shall retain the right to defend and control the settlement of the Environmental Damage. The Loan Parties’ sole remedy for such a default by the Indemnitees shall be to offset against the indemnification liability otherwise payable by the Loan Parties to the Indemnitees the amount of damages actually suffered by the Loan Parties as a result of the late notice or other default by the Indemnitees under this Section 11.04(c).

(ii) The Loan Parties shall have the right to elect to defend and control the settlement of any Environmental Damage if each of the following conditions is satisfied:

(A) The Environmental Damage seeks only monetary damages and does not seek any injunction or other equitable relief against the Indemnitees;

(B) The Loan Parties unconditionally acknowledge in writing, in a notice of election to contest or defend the Environmental Damage given to the Indemnitees within ten (10) days after the Indemnitees give the Borrower notice of the Environmental Damage, that the Loan Parties are obligated to indemnify the Indemnitees in full as set forth in this Section 11.04(c) above with respect to the Environmental Damage, irrespective of any limitation of liability that may be contained elsewhere in the Loan Documents;

(C) Neither Borrower nor any other Loan Party is then in default in any of their respective other obligations to the Indemnitees under the Loan Documents;

(D) The counsel chosen by the Loan Parties to defend the Environmental Damage is reasonably satisfactory to the Indemnitees; and

(E) The Loan Parties furnish the Indemnitees with a letter of credit, surety bond, or similar security in form and substance satisfactory to the Indemnitees in an amount sufficient to secure the Loan Parties’ potential indemnity liability to the Indemnitees in the full amount of the Environmental Damage.

(iii) If the Loan Parties elect to defend against an Environmental Damage, the Indemnitees shall, at their own expense, be entitled to participate in (but not control) the defense of, and receive copies of all pleadings and other papers in connection with, such Environmental Damage. If the Loan Parties do not, or are not entitled to, elect to defend an Environmental Damage in conformity with the requirements of this Section, the Indemnitees shall be entitled to defend or settle (or both) that Environmental Damage on such terms as the Indemnitees for that Environmental Damage shall be satisfied in the manner provided for in this Section 11.04(c).

(iv) The Indemnitees will permit the Loan Parties to control the settlement of an Environmental Damage only if: (A) the terms of the settlement require no more than the payment of money - that is, the settlement does not require the Indemnitees to admit any wrongdoing or take or refrain from taking any action; (B) the full amount of the monetary settlement will be paid by the Loan Parties; and (C) the Indemnitees receive, as part of the settlement, a legally binding and enforceable unconditional satisfaction or release, which is in form and substance satisfactory to the Indemnitees, providing that the Environmental Damage and any claimed liability of the Indemnitees with respect to it being fully satisfied because of the settlement and that the Indemnitees are being released from any and all obligations or liabilities they may have with respect to the Environmental Damage.

(d) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fails to indefeasibly pay any amount required under subsection (a), (b) or (c) of this Section to be paid by the Loan Parties to Administrative Agent (or any sub-agent thereof), L/C Issuer or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (d) are subject to the provisions of Section 2.11(d).

(e) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(f) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(g) Survival. The agreements in this Section shall survive the resignation of Administrative Agent and L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent, L/C Issuer or any Lender, or Administrative Agent, L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and L/C Issuer severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent, L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to Parent or Borrower or any of their Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. Administrative Agent, acting solely for this purpose as an agent of Borrower (and such agency being solely for tax purposes), shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or Parent or Borrower or any of their Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, the Lenders and L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07 Treatment of Certain Information; Confidentiality. Each of Administrative Agent, the Lenders and L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any Lender, L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section, “Information” means all information received from any Company relating to any Company or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or L/C Issuer on a nonconfidential basis prior to disclosure by any Company, provided that in the case of information received from any Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of Administrative Agent, the Lenders and L/C Issuer acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, L/C Issuer or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or L/C Issuer, irrespective of whether or not such Lender or L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, L/C Issuer or their respective Affiliates may have. Each Lender and L/C Issuer agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each

Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent or L/C Issuer then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives Borrower the right to replace a Lender as a party hereto, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) Borrower shall have paid to Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH OF PARENT, BORROWER, AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER OR L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH OF PARENT, BORROWER, AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Parent, Borrower, and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by Administrative Agent and each Joint Lead Arranger are arm’s-length commercial transactions between Parent, Borrower, each other Loan Party and their respective Affiliates, on the one hand, and Administrative Agent and each Joint Lead Arranger, on the other hand, (B) each of Parent, Borrower, and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) Administrative Agent and each Joint Lead Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Parent, Borrower, any other Loan Party, or any of their respective Affiliates, or any other Person and (B) neither Administrative Agent nor any Joint Lead Arranger has any obligation to Parent, Borrower, any other Loan Party, or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Parent, Borrower, the other Loan Parties, and their respective Affiliates, and neither Administrative Agent nor any Joint Lead Arranger has any obligation to disclose any of such interests to Parent, Borrower, any other Loan Party, or any of their respective Affiliates. To the fullest extent permitted by Law, each of Parent, Borrower, and the other Loan Parties hereby waives and releases any claims that it may have against Administrative Agent and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act. Borrower shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of Page Intentionally Left Blank;

Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

DLC REALTY, L.P., a Delaware limited partnership

By:	DLC Realty Trust, Inc., its General Partner

By:
Name:
Title:

PARENT:

DLC REALTY TRUST, INC., a Maryland corporation

By:
Name:
Title:

Signature Page to

DLC Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Signature Page to

DLC Credit Agreement

BANK OF AMERICA, N.A., as a Lender and L/C Issuer

By:
Name:
Title:

Signature Page to

DLC Credit Agreement

BARCLAYS BANK PLC, as a Lender

By:
Name:
Title:

Signature Page to

DLC Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

Signature Page to

DLC Credit Agreement

M & T BANK CORPORATION, as a Lender

By:
Name:
Title:

Signature Page to

DLC Credit Agreement

RAYMOND JAMES BANK, FSB, as a Lender

By:
Name:
Title:

Signature Page to

DLC Credit Agreement

ROYAL BANK OF CANADA, as a Lender

By:
Name:
Title:

Signature Page to

DLC Credit Agreement

DEUTSCHE BANK AG, NEW YORK BRANCH, as a Lender

By:
Name:
Title:

Signature Page to

DLC Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

Signature Page to

DLC Credit Agreement

CHEVY CHASE BANK, a division of Capital One, N.A., as a Lender

By:
Name:
Title:

Signature Page to

DLC Credit Agreement

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
BANK OF AMERICA, N.A.	$30,000,000	15.00%

BARCLAYS BANK PLC	$30,000,000	15.00%

U.S. BANK NATIONAL ASSOCIATION	$30,000,000	15.00%

M & T BANK CORPORATION	$22,500,000	11.25%

RAYMOND JAMES BANK, FSB	$17,500,000	8.75%

ROYAL BANK OF CANADA	$17,500,000	8.75%

DEUTSCHE BANK AG, NEW YORK BRANCH	$17,500,000	8.75%

PNC BANK, NATIONAL ASSOCIATION	$17,500,000	8.75%

CHEVY CHASE BANK, a division of Capital One, N.A.,	$17,500,000	8.75%

Total	$200,000,000	100.000000000%

D-Exhibit 10 8	Schedule 2.01

SCHEDULE 4.01

INITIAL BORROWING BASE PROPERTIES

Property	Location	Owner

Highland Square	Jacksonville, FL	Highland Improvements, LLC

Levittown Town Center	Levittown, PA	Levittown, L.P.

Mid Valley Mall	Newburgh, NY	Mid-Valley Redux, LLC

Cedars Square	Lebanon, TN	Lebanon Improvements, LLC

Centre at Riverchase	Birmingham, AL	Riverchase Improvements, LLC

Sprayberry Square	Marietta, GA	Sprayberry Improvements, LLC

High Ridge Centre	Racine, WI	High Ridge Improvements, LLC

Tower Shopping Center	Raleigh, NC	Tower Improvements, LLC

Crossroads South	Jonesboro, GA	CS Improvements, LLC (DE)

Mall at 59	Nanuet, NY	Nanuet Improvements, LLC

Greystone Village	Raleigh, NC	Greystone Improvements, LLC

Peachtree Parkway Plaza	Norcross, GA	Peachtree Improvements, LLC

Riverdale Crossing	Riverdale, GA	Riverdale Improvements, LLC

Five Forks Corners	Liburn, GA	Five Forks Improvements, LLC

Tree Trail Village	Norcross, GA	Tree Trail Improvements, LLC

Brookwood Village	Atlanta, GA	Brookwood Improvements, LLC

D-Exhibit 10 8	Schedule 4.01

SCHEDULE 6.06

LITIGATION

None.

D-Exhibit 10 8	Schedule 6.06

SCHEDULE 6.09

ENVIRONMENTAL MATTERS

None.

D-Exhibit 10 8	Schedule 6.09

SCHEDULE 6.17

INTELLECTUAL PROPERTY MATTERS

None.

D-Exhibit 10 8	Schedule 6.17

SCHEDULE 8.01

EXISTING LIENS

None.

D-Exhibit 10 8	Schedule 8.01

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

PARENT AND BORROWER:

580 White Plains Road

Tarrytown, NY 10591

Attention: Adam Ifshin, Chief Executive Officer and President

Telephone: 914-631-3131

Telecopier: 914-631-6533

Electronic Mail:             @

Website Address: www.dlcreit.com

U.S. Taxpayer Identification Number for Parent: 27-2197602

U.S. Taxpayer Identification Number for Borrower: 27-2275091

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

901 Main St, 14th Floor

TX1-492-14-12

Dallas, TX 75202-3714

Attention: Ramon Presas

Telephone: 214 209-9262

Telecopier: 214 290-8364

Electronic Mail: ramon.presas@baml.com

Account No.: 1292000883

Ref: DLC Realty

ABA# 026009593

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

901 Main St, 64th Floor

TX1-492-64-01

Dallas, TX 75202-3714

Attention: Steven Renwick

Telephone: 214-209-1867

Telecopier: 214-209-0085

Electronic Mail: steven.p.renwick@baml.com

D-Exhibit 10 8	Schedule 11.02

Bank of America, N.A.

Agency Management

901 Main St, 14th Floor

TX1-492-14-11

Dallas, TX 75202-3714

Attention: Sheri Starbuck

Telephone: 214-209-3712

Telecopier: 214-290-8392

Electronic Mail: sheri.starbuck@baml.com

L/C ISSUER:

Bank of America, N.A.

Global Trade Operation

1000 W Temple St

Los Angeles, CA 90012-1514

Attention: Stella Rosales

Telephone: 1-800-541-6096 option 1

Telecopier: 213-457-8841

Electronic Mail: los_angeles_standby_lc@bankofamerica.com

D-Exhibit 10 8	Schedule 11.02

EXHIBIT A

FORM OF LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August __, 2010 (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among DLC Realty, L.P., a Delaware limited partnership (“Borrower”), DLC Realty Trust, Inc., a Maryland corporation and the sole general partner of Borrower (“Parent”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

The undersigned hereby requests (select one):

☐    A Borrowing of Loans    ☐    A conversion or continuation of Loans

1. On                                          (a Business Day).

2. In the amount of $                    .

3. Comprised of                                                              .

[Type of Loan requested]

4. For Eurodollar Rate Loans: with an Interest Period of [one (1)][three (3)][six (6)] month(s).

The Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

BORROWER:

DLC REALTY, L.P., a Delaware limited partnership

By:	DLC Realty Trust, Inc.,
its General Partner

By:
Name:
Title:

A - 1

Form of Committed Loan Notice

EXHIBIT B

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (“Borrower”), hereby promises to pay to                                          or registered assigns (“Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to Borrower under that certain Credit Agreement, dated as of August __, 2010 (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Borrower, DLC Realty Trust, Inc., a Maryland corporation and the sole general partner of Borrower (“Parent”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to Administrative Agent for the account of Lender in Dollars in immediately available funds at Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranties and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by Lender shall be evidenced by one or more loan accounts or records maintained by Lender in the ordinary course of business. Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

BORROWER:

DLC REALTY, L.P., a Delaware limited partnership

By:	DLC Realty Trust, Inc.,
its General Partner

By:
Name:
Title:

B - 1

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B - 2

Form of Note

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August     , 2010 (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among DLC Realty, L.P., a Delaware limited partnership (“Borrower”), DLC Realty Trust, Inc., a Maryland corporation and the sole general partner of Borrower (“Parent”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                          of Parent, and that, as such, he/she is authorized to execute and deliver this Certificate to Administrative Agent on the behalf of Parent, for itself and as general partner of Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Parent has delivered the year-end audited financial statements required by Section 7.01(a) of the Agreement for the fiscal year of Parent ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Parent has delivered the unaudited financial statements required by Section 7.01(b) of the Agreement for the fiscal quarter of Parent ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Companies in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Companies during the accounting period covered by such financial statements.

3. A review of the activities of the Companies during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Companies performed and observed all of their Obligations under the Loan Documents, and

[select one:]

[during such fiscal period each Company has performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

Form of Compliance Certificate

—or—

[during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             , 20    .

BORROWER:

DLC REALTY, L.P., a Delaware limited partnership

By:	DLC Realty Trust, Inc.,
its General Partner

By:
Name:
Title:

PARENT:

DLC REALTY TRUST, INC., a Maryland corporation

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended                                          (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 8.13(a) – Maximum Leverage Ratio.

	A.	Consolidated Total Debt as of the Statement Date:	$

	B.	Total Asset Value as of the Statement Date (See Schedule 2):	$

	C.	Consolidated Leverage Ratio (Line I.A divided by Line I.B):			%

		Maximum permitted:		65%

II.	Section 8.13(b) – Maximum Consolidated Recourse Indebtedness.

	A.	Recourse Indebtedness as of the Statement Date:	$

	B.	Excluded Funded Debt as of the Statement Date:	$

	C.	Indebtedness under the Agreement as of the Statement Date:	$

	D.	Adjusted Recourse Indebtedness (Line II.A minus (Line II.B plus Line II.C)):	$

	E.	Total Funded Debt as of the Statement Date:	$

	F.	Ratio of Line II.D divided by Line II.E:			%

		Maximum permitted:		5%

III.	Section 8.13(c) – Minimum Fixed Charge Ratio.

	A.	Consolidated EBITDA for the four (4) fiscal quarters ending on the Statement Date (the “Subject Period”) (See Schedule 2):	$

	B.	Consolidated Fixed Charges for the Subject Period (See Schedule 2):	$

	C.	Fixed Charge Ratio (Line III.A. divided by Line III.B):		to 1

		Minimum required:		1.65 to 1

IV.	Section 8.13(d) – Minimum Tangible Net Worth.

	A.	Tangible Net Worth as of the Closing Date multiplied by 75%:	$

	B.	Net proceeds of Equity Issuances by the Companies from the Closing Date to the Statement Date multiplied by 75%:	$

	C.	Minimum Tangible Net Worth (Line IV.A plus Line IV.B):	$

	D	Tangible Net Worth as of the Statement Date:	$

	E.	[Excess][Deficiency] for covenant compliance (Line IV.D minus Line IV.C):	$

Form of Compliance Certificate

V.	Section 8.13(e) – Maximum Consolidated Floating Rate Debt.

	A.	Consolidated Floating Rate Debt as of the Statement Date:	$

	B.	Total Asset Value as of the Statement Date (See Schedule 2):	$

	C.	Ratio of Line V.A divided by Line V.B:		%

	D.	Maximum Permitted:		35%

Form of Compliance Certificate

For the Quarter/Year ended                                          (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

CALCULATION OF TOTAL ASSET VALUE, CONSOLIDATED EBITDA, ADJUSTED NOI,

CONSOLIDATED FIXED CHARGES, ETC.

(all in accordance with the definition for such term

as set forth in the Agreement)

[Provide Various Calculations]

Form of Compliance Certificate

EXHIBIT D-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all such outstanding rights and obligations of [the Assignor][the respective Assignors] under the Commitment described below (including the Letters of Credit included in such Commitment) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

2. Assignee[s]:

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

D-1 - 1

Form of Assignment and Assumption

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3. Borrower: DLC Realty, L.P., a Delaware limited partnership

4. Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement: Credit Agreement, dated as of August     , 2010 (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Credit Agreement, among Borrower, DLC Realty Trust, Inc., Maryland corporation and the sole general partner of Borrower (“Parent”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer

6. Assigned Interest[s]: 5

Assignor[s][6]	Assignee[s][7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[9]		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7. Trade Date:                      ]10

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

[5]	The reference to “Loans” in the table should be used only if the Credit Agreement provides for Term Loans.
[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

D-1 - 2

Form of Assignment and Assumption

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

D-1 - 3

Form of Assignment and Assumption

[Consented to and][11] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[11]	To be added only if the consent of Administrative Agent is required by the terms of the Credit Agreement.

D-1 - 1

Form of Assignment and Assumption

[Consented to:][12]

DLC REALTY, L.P., a Delaware limited partnership

By:	DLC Realty Trust, Inc.,
its General Partner

By:
Name:
Title:

[12]	To be added only if the consent of Borrower and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.

D-1 - 1

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most-recent financial statements delivered pursuant to Section 7.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

D-1 - 2

Form of Assignment and Assumption

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

D-1 - 3

Form of Assignment and Assumption

EXHIBIT D-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY

CONFIDENTIAL

FAX ALONG WITH SIGNATURE PAGE TO:

FAX # 415-503-5001

I. Borrower Name:

$	Type of Credit Facility

II. Legal Name of Lender of Record for Signature Page:

• Signing Credit Agreement	YES	NO
• Coming in via Assignment	YES	NO

III. Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other – please specify)

IV. Domestic Address:	V. Eurodollar Address:

VI. Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution's compliance procedures and applicable laws, including Federal and State securities laws.

	Credit Contact	Primary Operations Contact	Secondary Operations Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

Does Secondary Operations Contact need copy of notices?          YES          NO

1

D-2 - 1

Form of Assignment and Assumption

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY

CONFIDENTIAL

	Letter of Credit Contact	Draft Documentation Contact	Legal Counsel

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

VII. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

(Bank Name)

(ABA #)

(Account #)

(Attention)

VIII. Lender’s Fed Wire Payment Instructions:

Pay to:

(Bank Name)

	(ABA#)	(City/State)

	(Account #)	(Account Name)

(Attention)

2

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY

CONFIDENTIAL

IX. Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):	-

Tax Withholding Form Delivered to Bank of America*:

             W-9

             W-8BEN

             W-8ECI

             W-8EXP

             W-8IMY

NON–U.S. LENDER INSTITUTIONS

1. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

2. Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

3

ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY

CONFIDENTIAL

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*Additional guidance and instructions as to where to submit this documentation can be found at this link:

X. Bank of America Payment Instructions:

Pay to:	Bank of America, N.A.
ABA # 026009593
New York, NY
Acct. #
Attn: Corporate Credit Services
Ref:

4

IRS Tax Form Toolkit

Please mail or courier original form to:

Credit Services Department. – Attn: Tax Desk

101 North Tryon St. Mail Code: NC1-001-15-03

Charlotte, NC 28255

In advance, if you wish to confirm form validity, you may send an electronic version of the completed form to Shelly Sanders for review at

Fax: 704-602-5746     Phone 704 387-2407

E-mail: shelly.h.sanders@bankofamerica.com

Once validated, original form must be delivered to the Tax Desk as specified above.

ALL PARTICPANTS MUST HAVE AN ORIGINAL AND VALID TAX FORM (EITHER A W-9 OR A W-8) ON FILE WITH THE AGENT:

■	Domestic Investors

■	W-9: Request for Taxpayer Identification Number and Certification

■	Link to launch Form/Instructions: http://www.irs.gov/pub/irs-pdf/fw9.pdf

                                                                                            http://www.irs.gov/pub/irs-pdf/iw9.pdf

■	Examples: Citibank, N.A., General Electric Credit Corporation, Wachovia Bank National Association

■	Non-Domestic Investors will file one of four W-8 Forms

■	W-8ECI: Certificate of Foreign Person’s Claim for Exemption from Withholding on Income Effectively Connected with the Conduct of a Trade or Business in the United States

■	Link to launch Form/Instructions: http://www.irs.gov/pub/irs-pdf/fw8eci.pdf

                                                                                            http://www.irs.gov/pub/irs-pdf/iw8eci.pdf

■	Example: loans booked with US branches of Foreign Banks like BNP Paribas, New York Branch, Mizuho Corporate Bank, San Francisco Branch

■	W-8BEN: Certificate of Foreign Status of Beneficial Owner

■	“A beneficial owner solely claiming foreign status or treaty benefits”

■	Link to launch Form/Instructions: http://www.irs.gov/pub/irs-pdf/fw8ben.pdf

                                                                                            http://www.irs.gov/pub/irs-pdf/iw8ben.pdf

■	Example: Loans booked with a foreign “person” such as BNP Paribas, Paris, France, Allied Irish Bank, Dublin

Infrequently Used Forms Listed Below:

■	W-8IMY: Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches

■	“A person acting as an intermediary; a foreign partnership or foreign trust”.

■	If a non-qualified intermediary, it is quite likely you will also need to get a withholding form from all of the entities that have an ownership share therein.

■	Link to launch Form/Instructions: http://www.irs.gov/pub/irs-pdf/fw8imy.pdf

                                                                                            http://www.irs.gov/pub/irs-pdf/iw8imy.pdf

■	Example: Grand Cayman Asset Management LLC

■	W-8EXP: Certificate of Foreign Government or Other Foreign Organization

■	“A foreign government, international organization, foreign central of issue, foreign tax-exempt organization, foreign private foundation, or government of a U.S possession”

■	Link to launch Form/Instructions: http://www.irs.gov/pub/irs-pdf/fw8exp.pdf

                                                                                             http://www.irs.gov/pub/irs-pdf/iw8exp.pdf

■    Example: UNESCO

Bank of America, N.A.

September 2006

EXHIBIT E

BORROWING BASE REPORT

To:	Bank of America, N.A., as Administrative Agent

Date:             ,

A. Aggregate Appraised Value of all Borrowing Base Properties (See Schedule I):	$

B. Appraised Value Borrowing Base Amount (Line A multiplied by 60%):	$

C. Implied Loan Amount (See Schedule II):	$

D. Unadjusted Borrowing Base (Lesser of Line B and Line C):	$

E. The amount of Unadjusted Borrowing Base attributable to any individual Borrowing Base Property that exceeds twenty-five percent (25%) of the Borrowing Base:	$

F. The amount of Unadjusted Borrowing Base attributable to all Borrowing Base Properties subject to Acceptable Ground Leases that exceeds twenty-five percent (25%) of the Borrowing Base:	$

G. Adjustments to Borrowing Base (Line E plus Line F):	$

H. Borrowing Base (Line D minus Line G):	$

I. Aggregate Commitments:	$

J. Available Loan Amount (Lesser of Line G and Line H):	$

K. Total Outstandings:	$

L. [Borrowing Availability][Borrowing Base Deficiency] (Line J minus Line K):	$

This report (this “Report”) is submitted pursuant to that certain Credit Agreement, dated as of August         , 2010 (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among DLC Realty, L.P., a Delaware limited partnership (“Borrower”), DLC Realty Trust, Inc., Maryland corporation and the sole general partner of Borrower (“Parent”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer. Pursuant to the Security Documents, the Administrative Agent has been granted a security interest in all of the Collateral referred to in this Report and has a valid perfected first priority security interest in the Borrowing Base Properties.

Borrowing Base Report

The undersigned hereby certify, as of the date first written above, that (a) the amounts and calculations herein and in Schedule I and Schedule II accurately reflect the Borrowing Base, Available Loan Amount, and Total Outstandings and (b) no Default has occurred or is continuing.

BORROWER:

DLC REALTY, L.P., a Delaware limited partnership

By:	DLC Realty Trust, Inc.,
its General Partner

By:
Name:
Title:

PARENT:

DLC REALTY TRUST, INC., a Maryland corporation

By:
Name:
Title:

Borrowing Base Report

SCHEDULE I

to Borrowing Base Report

Appraised Value of each Borrowing Base Property

Borrowing Base Property	Appraised Value
1.	$
2.	$
3.	$
4.	$
5.	$
6.	$
7.	$
8.	$
9.	$
10.	$
11.	$
12.	$
13.	$
14.	$
15.	$
16.	$

Aggregate Appraised Value of all Borrowing Base Properties:	$

E - 3

Borrowing Base Report

SCHEDULE II

to Borrowing Base Report

Implied Loan Amount

[Provide Calculation]

Borrowing Base Report

EXHIBIT F

FORM OF NEW YORK MORTGAGE

PREPARED BY AND UPON

RECORDATION RETURN TO:

Robert S. Ladd

Haynes and Boone, LLP

1221 McKinney Street, Suite 1221

Houston, Texas 77010

Parcel Identification Number: Tax Map # 75-1-11 and Tax Map # 75-1-13.1

(Space above this line for recording purposes only.)

ATTENTION: COUNTY CLERK—THIS INSTRUMENT COVERS GOODS THAT ARE OR ARE TO BECOME FIXTURES ON THE REAL PROPERTY DESCRIBED HEREIN AND IS TO BE FILED FOR RECORD IN THE RECORDS WHERE MORTGAGES ON REAL ESTATE ARE RECORDED. ADDITIONALLY, THIS INSTRUMENT SHOULD BE APPROPRIATELY INDEXED, NOT ONLY AS A MORTGAGE, BUT ALSO AS A FINANCING STATEMENT COVERING GOODS THAT ARE OR ARE TO BECOME FIXTURES ON THE REAL PROPERTY DESCRIBED HEREIN. THE MAILING ADDRESSES OF THE DEBTOR, DEFINED AS MORTGAGOR HEREIN, AND SECURED PARTY, DEFINED AS MORTGAGEE HEREIN, ARE SET FORTH IN THIS INSTRUMENT.

[                                         ],

as mortgagor

to

BANK OF AMERICA, N.A.,

as Administrative Agent, as mortgagee

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FIXTURE FILING

Dated:	As of [ , [2010]

Location:	[ ]
[ ]
County:	[ ]

Mortgage (NY)/Mid-Valley Mall

F - 1

Form of New York Mortgage

THIS MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT, AND FIXTURE FILING (this “Security Instrument”) is made as of this              day of [                , 2010], by [                ], a [                ], having an address at c/o DLC Realty, Inc., 580 White Plains Road, Third Floor, Tarrytown, New York 10591 (together with its permitted successors and assigns, individually or collectively (as the context requires) referred to herein as “Mortgagor”), as mortgagor, to BANK OF AMERICA, N.A., having an address to which notices may be mailed or delivered of 901 Main Street, 64th Floor, Dallas, Texas 75202-3714, acting in its capacity as Administrative Agent (the “Mortgagee”) for the Lenders defined below, as mortgagee.

RECITALS:

A. Mortgagor is a wholly-owned subsidiary of DLC Realty, L.P., a Delaware limited partnership (“Borrower”), which is a party to that certain Credit Agreement, entered into as of August __, 2010 (as from time to time may be amended, modified, or restated, the “Credit Agreement”), by and among Borrower, DLC Realty Trust, Inc., a Maryland corporation (“DLC”), Mortgagee, as Administrative Agent and as L/C Issuer, and each lender, including Mortgagee, from time to time party thereto (“Lenders”).

B. Under the terms of the Credit Agreement, Lenders agreed to provide certain revolving loans (“Revolving Loans”) to Borrower from time to time upon Borrower’s request. Furthermore, Mortgagee agreed to issue letters of credit (“L/Cs”) to and for the account of Borrower (the Revolving Loans and the L/Cs are referred to collectively as the “Loans”). The Loans may be evidenced by certain promissory notes (“Notes”) executed by Borrower from time to time in connection with the Credit Agreement and in conjunction with the Loans.

C. Mortgagor and certain other subsidiaries of Borrower (collectively, together with any subsidiaries hereafter acquired or created which become guarantors of the obligations under the Credit Agreement, “Subsidiary Guarantors”) have guaranteed, pursuant to that certain Subsidiary Guaranty Agreement, executed as of August __, 2010 (as amended, supplemented or otherwise modified from time to time, the “Subsidiary Guaranty”), the Guaranteed Obligations (as defined in the Subsidiary Guaranty), including, without limitation, any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, of Borrower to the Credit Parties (as defined below) under the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) (collectively, the “Subsidiary Guarantor Obligations”).

D. Pursuant to the terms of the Credit Agreement, Borrower agreed to cause Subsidiary Guarantors to grant liens against the Borrowing Base Properties (as such term is defined in the Credit Agreement) as secured collateral for Mortgagee and Lenders for the Subsidiary Guarantor Obligations.

E. Mortgagor, as a Subsidiary Guarantor and subsidiary of Borrower, is required pursuant to Section 4.06 of the Credit Agreement to grant to Mortgagee as security for the full payment and performance of the Subsidiary Guarantor Obligations, a valid, enforceable, first priority lien on each of the Borrowing Base Properties owned by Mortgagor.

F. Lenders’ commitments under the Credit Agreement and the Notes to make advances of the Loans or issue L/Cs shall initially be in the aggregate maximum amount of Two Hundred Million Dollars ($200,000,000), but such maximum amount may be increased upon the satisfaction of certain conditions described in the Credit Agreement to an aggregate maximum amount of Three Hundred Million Dollars ($300,000,000), and it is the intention of Mortgagor and Mortgagee that the Subsidiary Guarantor Obligations include and apply to all such amounts and that this Security Instrument secure the payment and performance of all such Subsidiary Guarantor Obligations.

Mortgage (NY)	Page 1

G. This Security Instrument is given pursuant to the Credit Agreement, and payment, fulfillment, and performance of the Subsidiary Guarantor Obligations are secured hereby in accordance with the terms hereof.

H. It is in the best interest of Mortgagor to execute this Security Instrument inasmuch as Mortgagor will derive substantial direct and indirect benefits from the Loans made from time to time to Borrower pursuant to the Credit Agreement.

Article 1 — GRANTS OF SECURITY

Section 1.1. PROPERTY MORTGAGED. Mortgagor, for good and valuable consideration, does hereby irrevocably grant, bargain, sell, pledge, assign, warranty, transfer, convey and grant a security interest to Mortgagee and its successors and assigns in and to the following property, rights, interests and estates, each to the extent now owned, or hereafter acquired by Mortgagor (collectively, “Mortgaged Property”):

(a) Land. The real property described in Exhibit A attached hereto and made a part hereof (collectively, the “Land”);

(b) Additional Land. All additional lands, estates and development rights hereafter acquired by Mortgagor for use in connection with the Land and the development of the Land and all additional lands and estates therein which may, from time to time, by supplemental mortgage or otherwise be expressly made subject to the Lien (as such term is defined in the Credit Agreement) of this Security Instrument;

(c) Improvements. The buildings, structures, fixtures, additions, alterations, appurtenances, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located on the Land (collectively, the “Improvements”);

(d) Easements. All easements, rights-of-way or use, rights, strips and gores of land, streets, ways, alleys, passages, sewer rights, water, water courses, water rights and powers, air rights and development rights, and all estates, rights, titles, interests, privileges, liberties, servitudes, tenements, hereditaments and appurtenances of any nature whatsoever, in any way now or hereafter belonging, relating or pertaining to the Land and the Improvements, and the reversions and remainders, and all land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Land, to the center line thereof and all the estates, rights, titles, interests, rights of dower, rights of curtesy, property, possession, claim and demand whatsoever, both at law and in equity, of Mortgagor of, in and to the Land and the Improvements, and every part and parcel thereof, with the appurtenances thereto;

(e) Fixtures and Personal Property. All machinery, equipment, furniture, furnishings, appliances, goods, fixtures (including, but not limited to, all heating, air-conditioning, plumbing, lighting, communications and elevator fixtures, inventory and goods), inventory, articles of personal property and accessions thereof and renewals, replacements thereof and substitutions therefor (including, but not limited to, electric and electronic equipment, computer equipment, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air-conditioning systems, elevators, escalators, fittings, plants, apparatus, machinery, engines, motors, boilers, incinerators, conduits, compressors and any and all software embedded

Mortgage (NY)	Page 2

in or used in connection with any of the foregoing), other customary equipment and other tangible property of every kind and nature whatsoever owned by Mortgagor, or in which Mortgagor has or shall have an interest (to the extent Mortgagor is not prohibited from granting a security interest therein), now or hereafter located upon the Land and the Improvements, or appurtenant thereto, or used in connection with the present or future planning, development, use, operation and occupancy of the Land and the Improvements, and all building equipment, materials and supplies of any nature whatsoever owned by Mortgagor, or in which Mortgagor has or shall have an interest (to the extent Mortgagor is not prohibited from granting a security interest therein), now or hereafter located upon the Land and the Improvements for use or installation in or on the Land or the Improvements, or appurtenant thereto, or used in connection with the present or future planning, development, use, operation and occupancy of the Land and the Improvements (hereinafter collectively called the “Personal Property”), including the right, title and interest of Mortgagor in and to any of the Personal Property which may be subject to any security interests, as defined in the Uniform Commercial Code, as adopted and enacted by the state or states where any of the Property is located (the “Uniform Commercial Code”), or equipment leases superior in lien to the Lien of this Security Instrument and all proceeds and products of all of the above;

(f) Leases and Rents. All existing or future leases, subleases, rental agreements and other agreements whether or not in writing for the use or occupancy of the Land and/or the Improvements, or any part thereof, heretofore or hereafter entered into and all extensions, renewals, amendments, replacements, and modifications thereto or thereof, and each existing or future guaranty of payment or performance thereunder, whether before or after the filing by or against Mortgagor of any petition for relief under Creditors Rights Laws (defined below) (collectively, the “Leases”) and all right, title and interest of Mortgagor, its successors and assigns therein and thereunder, including, without limitation, any guaranties of the lessees’ obligations thereunder, cash or securities deposited or letters of credit delivered thereunder to secure the performance by the lessees of their obligations thereunder and all rents, additional rents, bonuses, revenues, issues, proceeds, and profits (including all rents, revenues, bonus money, royalties, rights, and benefits accruing to Mortgagor under all present and future oil, gas and mineral leases on any parts of the Land and the Improvements) from the Land and the Improvements, all income, rents, issues, profits, revenues, deposits, accounts and other benefits from operation of the Improvements on the Land and/or the Improvements, including, without limitation, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of sale, Lease, sublease, license, concession or other grant of the right of the possession, use or occupancy of all or any portion of the Land or Improvements (or both), or personalty located thereon, or rendering of services by Mortgagor or any operator or manager of the Improvements or the commercial space located in the Improvements or acquired from others including, without limitation, from business interruption or other loss of income insurance relating to the use, enjoyment or occupancy of the Land or the Improvements (or both) whether paid or accruing before or after the filing by or against Mortgagor of any petition for relief under Creditors Rights Laws and all proceeds and other amounts paid or owing to Mortgagor under or pursuant to any and all contracts and bonds relating to the construction or renovation of the Property (collectively, the “Rents”) and all proceeds from the sale or other disposition of the Leases and the right to receive and apply the Rents to the payment of the Secured Obligations (as such term is defined in Section 2.3 hereinbelow). As used herein, the term “Creditors Rights Laws” shall mean any applicable existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors;

Mortgage (NY)	Page 3

(g) Insurance Proceeds. Subject to Mortgagor’s rights with respect to Restoration (as defined in the Credit Agreement), all insurance proceeds in respect of the Mortgaged Property under any insurance policies covering the Mortgaged Property, including, without limitation, the right to receive and apply the proceeds of any insurance, judgments, or settlements made in lieu thereof, for damage to the Mortgaged Property (collectively, the “Insurance Proceeds”);

(h) Condemnation Awards. Subject to Mortgagor’s rights with respect to Restoration (as defined in the Credit Agreement), all condemnation awards, including interest thereon, which may heretofore and hereafter be made with respect to the Mortgaged Property by reason of any taking or condemnation, whether from the exercise of the right of eminent domain (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of the right), or for a change of grade, or for any other injury to or decrease in the value of the Mortgaged Property (collectively, the “Awards”);

(i) Tax Certiorari. All refunds, rebates or credits in connection with reduction in real estate taxes and assessments charged against the Mortgaged Property as a result of tax certiorari or any applications or proceedings for reduction;

(j) [Intentionally Omitted].

(k) Agreements. To the extent assignable in accordance with their express terms, all agreements, contracts, certificates, instruments, franchises, permits, licenses, and other documents, now or hereafter entered into, and all rights therein and thereto, respecting or pertaining to the use, occupation, design, construction, development, management or operation of the Land and any part thereof and any Improvements or any business or activity conducted on the Land and any part thereof (including, without limitation, all permits, licenses, variances and other rights and approvals issued by or obtained from any Governmental Authority (as such term is defined in the Credit Agreement) or other Person in connection with the development of the Land or the construction or repair of the Improvements) and all right, title and interest of Mortgagor therein and thereunder, including, without limitation, the right, upon the occurrence or during the continuance of an Event of Default, to receive and collect any sums payable to Mortgagor thereunder;

(l) Intangibles. All trade names, trademarks, service marks, logos and copyrights, goodwill, books and records, advertising materials, telephone exchange numbers identified in such materials, and all other general intangibles and payment intangibles relating to or used in connection with the operation of the Land, the Improvements and the Personal Property; provided that Mortgagor does not hereby mortgage, grant, bargain, sell, pledge, assign, warranty, transfer or convey, and Mortgagee shall not have any rights to use, the names DLC, DLC Realty, any derivations thereof, or any trade names, trademarks, service marks, logos or copyrights associated therewith;

(m) Mortgagor Accounts. All right, title and interest of Mortgagor, if any, arising from the operation of the Land and the Improvements in and to all payments for goods or property sold or leased or for services rendered, whether or not yet earned by performance, and whether or not evidenced by an instrument or chattel paper, (hereinafter referred to as “Accounts Receivable”) including, without limiting the generality of the foregoing, (i) all accounts, contract rights, book debts, and notes arising from the operation of the Improvements on the Land or arising from the sale, lease or exchange of goods or other property and/or the performance of services, (ii) Mortgagor’s rights in, to and under all purchase orders for goods, services or other property to be used in connection with the operation of the Improvements on the Land,

Mortgage (NY)	Page 4

(iii) Mortgagor’s rights to any goods, services or other property to be used in connection with the operation of the Improvements on the Land represented by any of the foregoing, (iv) monies due to or to become due to Mortgagor under all contracts for the sale, lease or exchange of Personal Property, and (v) all collateral security and guaranties of any kind given by any Person with respect to any of the foregoing. Accounts Receivable shall include those now existing or hereafter created, substitutions therefor, proceeds (whether cash or non-cash, movable or immovable, tangible or intangible) received upon the sale, exchange, transfer, collection or other disposition or substitution thereof and any and all of the foregoing and proceeds therefrom;

(n) Reserve Accounts. All reserves, escrows and deposit accounts required in relation to the Land and the Improvements under the Credit Agreement or the other Loan Documents and all cash, checks, drafts, certificates, securities, investment property, financial assets, instruments and other property held therein from time to time and all proceeds, products, distributions or dividends or substitutions thereon and thereof;

(o) Miscellaneous. All (i) plans and specifications (to the extent owned by Mortgagor) for the Improvements; (ii) Mortgagor’s rights, but not liability for any breach by Mortgagor, under all insurance policies (or additional or supplemental coverage related thereto, including from an insurance provider meeting the requirements of the Loan Documents or from or through any state or federal government sponsored program or entity); (iii) deposits and deposit accounts arising from or related to any transactions related to the Land or the Improvements (including but not limited to Mortgagor’s rights in deposits with respect to utility services to the Land or the Improvements), rebates or refunds of impact fees or other taxes, assessments or charges, money, accounts (including deposit accounts), instruments, documents, promissory notes and chattel paper (whether tangible or electronic) arising from or by virtue of any transactions related to the Land or the Improvements, and any account or deposit account from which Borrower may from time to time authorize Mortgagee to debit and/or credit payments due with respect to the Loans; (iv) permits, licenses, franchises, certificates, development rights, commitments and rights for utilities, and other rights and privileges obtained in connection with the Land or the Improvements; (v) subject to the rights of others therein, as-extracted collateral produced from or allocated to the Land including, without limitation, oil, gas and other hydrocarbons and other minerals and all products processed or obtained therefrom, and the proceeds thereof; and (vi) engineering, title, and other related data concerning the Mortgaged Property which are in the possession of Mortgagor and in which Mortgagor can grant a security interest.

(p) Proceeds. All proceeds of any of the foregoing items set forth in Sections 1.1(a) through 1.1(o) including, without limitation, Insurance Proceeds and Awards, into cash or liquidation claims;

(q) Other Rights. Any and all other rights of Mortgagor in and to the items set forth in Sections 1.1(a) through 1.1(p) above.

Section 1.2. ASSIGNMENT OF RENTS. Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee, for the benefit of Lenders, all Rents and all of Mortgagor’s rights in and under all Leases. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default has occurred and is continuing, Mortgagor shall have a license (which license shall terminate automatically and without notice upon the occurrence of an Event of Default) to collect, but not prior to accrual, the Rents under the Leases and, where applicable, subleases, such Rents to be held in trust for Mortgagee and to otherwise deal with all Leases as permitted by this Security Instrument. Each month, provided no Event of Default has occurred

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and is continuing, Mortgagor may retain such Rents as were collected that month and held in trust for Mortgagee for the ratable benefit of Lenders; provided, however, that all Rents collected by Mortgagor shall be applied to the ordinary and necessary expenses of owning and operating the Mortgaged Property or for any purpose not prohibited by the Credit Agreement. Upon the revocation of such license upon the occurrence of an Event of Default, and for so long as such Event of Default shall be continuing, all Rents shall be paid directly to Mortgagee and not through Mortgagor, all without the necessity of any further action by Mortgagee, including, without limitation, any action to obtain possession of the Land, Improvements or any other portion of the Mortgaged Property or any action for the appointment of a receiver. Mortgagor hereby authorizes and directs the tenants under the Leases to pay Rents to Mortgagee upon written demand by Mortgagee, without further consent of Mortgagor, without any obligation on the part of such tenants to determine whether an Event of Default has in fact occurred and regardless of whether Mortgagee has taken possession of any portion of the Mortgaged Property, and the tenants may rely upon any written statement delivered by Mortgagee to the tenants. Any such payments to Mortgagee shall constitute payments to Mortgagor under the Leases, and Mortgagor hereby irrevocably appoints Mortgagee as its attorney-in-fact to do all things, during the continuance of an Event of Default, which Mortgagor might otherwise do with respect to the Mortgaged Property and the Leases thereon, including, without limitation, (a) collecting Rents with or without suit and applying the same, less expenses of collection, to any of the Secured Obligations or to expenses of operating and maintaining the Mortgaged Property (including reasonable reserves for anticipated expenses), at the option of Mortgagee, all in such manner as may be determined by Mortgagee, or at the option of Mortgagee, holding the same as security for the payment of the Secured Obligations, and (b) employing agents therefor and paying such agents reasonable compensation for their services. The curing of such Event of Default, unless other Events of Default also then exist, shall entitle Mortgagor to recover its aforesaid license to do any such things which Mortgagor might otherwise do with respect to the Mortgaged Property and the Leases thereon and to again collect such Rents. However, notwithstanding the provisions of this Section 1.2, no credit shall be given by Mortgagee for any sum or sums received from the Rents of the Mortgaged Property until the money collected is actually received by Mortgagee at its principal office, or at such other place as Mortgagee shall designate in writing, and no such credit shall be given for any uncollected Rents or other uncollected amounts or bills, nor shall such credit be given for any Rents derived from the Mortgaged Property after foreclosure or other transfer of the Mortgaged Property (or part thereof from which Rents are derived pursuant to this Security Instrument or by agreement) to Mortgagee or any other third party. Receipt of Rents by Mortgagee shall not be deemed to constitute a pro-tanto payment of the indebtedness evidenced by, or arising under, this Security Instrument, the Notes, the Credit Agreement or any of the other Loan Documents, but shall be applied as provided above. The powers and rights granted in this Section 1.2 shall be in addition to the other remedies herein provided for upon the occurrence of an Event of Default and may be exercised independently of or concurrently with any of said remedies. Nothing in the foregoing shall be construed to impose any obligation upon Mortgagee to exercise any power or right granted in this Section 1.2 or to assume any liability under any lease of any part of the Mortgaged Property and no liability shall attach to Mortgagee for failure or inability to collect any Rents under any such Lease. Rents shall not be credited against the Secured Obligations except to the extent actually received by Mortgagee. The assignment contained in this Section 1.2 shall become null and void upon the release of this Security Instrument. Mortgagee’s acceptance of this assignment shall not be deemed to constitute Mortgagee as a “mortgagee in possession,” nor obligate Mortgagee to appear in or defend any proceeding relating to any Lease or to the Mortgaged Property, or to take any action hereunder, expend any money, incur any expenses, or perform any obligation or liability under any Lease, or assume any obligation for any deposit delivered to Mortgagor by any tenant and not as such delivered to and accepted by Mortgagee. Mortgagee shall not be liable, for any injury or damage to person or property in or about the Mortgaged Property, or for Mortgagee’s failure to collect or to exercise diligence in collecting Rents, but shall be accountable only for Rents that it shall actually receive. Neither the assignment of Leases and Rents nor enforcement of Mortgagee’s rights regarding Leases and Rents (including collection of Rents) nor possession of the Mortgaged Property by Mortgagee nor Mortgagee’s

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consent to or approval of any Lease (nor all of the same), shall render Mortgagee liable on any obligation under or with respect to any Lease or constitute affirmation of, or any subordination to, any Lease, occupancy, use or option. If Mortgagee seeks or obtains any judicial relief regarding Rents or Leases, the same shall in no way prevent the concurrent or, to the extent permitted by applicable law, subsequent employment of any other appropriate rights or remedies nor shall same constitute an election of judicial relief for any foreclosure or any other purpose. Mortgagee neither has nor assumes any obligations as lessor or landlord with respect to any Lease. The rights of Mortgagee under this Section 1.2 shall be cumulative of all other rights of Mortgagee under the Credit Agreement, the Loan Documents, or otherwise.

Section 1.3. SECURITY AGREEMENT. This Security Instrument is both a real property mortgage and a “security agreement” within the meaning of the Uniform Commercial Code. The Mortgaged Property includes both real and personal property and all other rights and interests, whether tangible or intangible in nature, of Mortgagor in the Mortgaged Property. By executing and delivering this Security Instrument, Mortgagor hereby grants to Mortgagee, as security for the Secured Obligations (hereinafter defined), a security interest in the Personal Property to the full extent that the Personal Property may be subject to the Uniform Commercial Code. This Security Instrument shall also be effective as a financing statement covering as-extracted minerals or the like (including oil and gas) and accounts subject to Section 9-502 of the New York Uniform Commercial Code, as amended, and is to be filed for record in the real estate records of the county where the Mortgaged Property is situated. The mailing address of Mortgagor and the address of Mortgagee from which information concerning the security interest may be obtained are set forth above.

Section 1.4. FIXTURE FILING. Without in any manner limiting the generality of any of the other provisions of this Security Instrument: (a) some portions of the goods described or to which reference is made herein are or are to become fixtures on the Land described or to which reference is made herein or on Exhibit A attached to this Security Instrument; (b) this Security Instrument is to be filed of record in the real estate records as a financing statement and shall constitute a “fixture filing” for purposes of the Uniform Commercial Code; and (c) Mortgagor is the record owner of the real estate or interests in the real estate constituting the Mortgaged Property hereunder. Information concerning the security interest herein granted may be obtained at the addresses set forth on the first page hereof. The address of the Debtor (Mortgagor) is set forth on the first page hereof and the address of the Secured Party (Mortgagee) is set forth below. In that regard, the following information is provided:

Name of Debtor:	[ ]

Type of Organization:	[ ]

State:	[ ]

Debtor’s FEIN:	[ ]

Organizational ID Number:	[ ]

Name of Secured Party:	Bank of America, N.A., as Administrative Agent.

Address of Secured Party:	901 Main Street, 64th Floor, Dallas, Texas 75202-3714

Section 1.5. CONDITIONS TO GRANT. TO HAVE AND TO HOLD the above granted and described Mortgaged Property unto and to the use and benefit of Mortgagee and Lenders, as described herein, and their successors and assigns, forever; PROVIDED, HOWEVER, these presents are upon the

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express condition that, if Lenders shall be paid the Obligations at the time and in the manner provided in the Credit Agreement, the Notes, and this Security Instrument, if Mortgagor, Borrower, as applicable, and each applicable Loan Party (as such term is defined in the Credit Agreement) shall perform the Other Obligations as set forth in this Security Instrument, these presents and the estate hereby granted shall cease, terminate and be void, and Mortgagee shall promptly execute and deliver to Mortgagor for recording at Mortgagor’s expense among the appropriate public records a release of this Security Instrument in recordable form.

Section 1.6. GRANTS TO MORTGAGEE. This Security Instrument and the grants, assignments and transfers made to Mortgagee in this Article 1 shall inure to Mortgagee solely in its capacity as Lenders’ administrative agent under the Credit Agreement.

Article 2 – DEBT AND OBLIGATIONS SECURED

Section 2.1. OBLIGATIONS. This Security Instrument and the grants, assignments and transfers made in Article 1 are given for the purpose of securing the Subsidiary Guarantor Obligations.

Section 2.2. OTHER OBLIGATIONS. This Security Instrument and the grants, assignments and transfers made in Article 1 of this Security Instrument are also given for the purpose of securing the performance of the following (collectively, the “Other Obligations”): (a) all other obligations of Mortgagor contained herein; and (b) such future or additional indebtedness of Mortgagor to Mortgagee or any Lender or such future or additional advances for construction, improvements, preservation, maintenance and operation of the Mortgaged Property and the security for payment of the Subsidiary Guarantor Obligations as may be made by Mortgagee or any Lender, in each case, in connection with or pursuant to the Credit Agreement or the other Loan Documents, whether such future advances are obligatory or are to be made at Mortgagee’s or such Lender’s option, to Mortgagor, Borrower, or any Loan Party for any purpose.

Section 2.3. OBLIGATIONS AND OTHER OBLIGATIONS. Borrower’s and each other Loan Party’s (as applicable) obligations for the payment of the Subsidiary Guarantor Obligations and the Other Obligations shall be referred to collectively herein as the “Secured Obligations.”

Section 2.4. PAYMENT OF OBLIGATIONS AND FINAL MATURITY DATE. Mortgagor will pay or, as applicable, perform the Secured Obligations at the time and in the manner provided in the Subsidiary Guaranty and this Security Instrument.

Section 2.5. INTENTIONALLY OMITTED.

Article 3 – PROPERTY COVENANTS

Mortgagor covenants and agrees that:

Section 3.1. INSURANCE. Mortgagor shall obtain and maintain, or cause to be obtained and maintained, in full force and effect at all times insurance with respect to Mortgagor and the Mortgaged Property as required pursuant to the Credit Agreement.

Section 3.2. TAXES AND OTHER CHARGES. Mortgagor shall pay all real estate and personal property taxes, assessments, water rates or sewer rents (collectively, “Taxes”), ground rents, maintenance charges, impositions (other than Taxes), and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Mortgaged Property (collectively, “Other Charges”), now or hereafter levied or assessed or imposed against the Mortgaged Property or any part thereof in accordance with the Credit Agreement.

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Section 3.3. LEASES. Mortgagor shall not (and shall not permit any other applicable Person to) enter in any Leases for all or any portion of the Mortgaged Property unless in accordance with the provisions of the Credit Agreement.

Section 3.4. WARRANTY OF TITLE. Mortgagor has good, indefeasible, and insurable title to the Mortgaged Property and has the right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the same. Mortgagor possesses an unencumbered fee simple absolute estate in the Land and the Improvements except for the Permitted Encumbrances (defined below). This Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority Lien on the Mortgaged Property, subject only to Permitted Encumbrances and (b) perfected security interests in and to, and perfected collateral assignments of, all of Mortgagor’s right, title and interest in and to all personalty located on the Mortgaged Property (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. Subject to the Permitted Encumbrances, Mortgagor shall forever warrant, defend and preserve the title and the validity and priority of the Lien of this Security Instrument and shall forever warrant and defend the same to Mortgagee and Lenders against the claims of all Persons whomsoever. As used herein, the term “Permitted Encumbrances” shall mean, collectively, (i) the Lien and security interests created by the Loan Documents, (ii) all Liens, encumbrances and other matters disclosed in Mortgagee’s title insurance policy issued in connection with the Loan, (iii) Liens, if any, for Taxes imposed by any governmental authority not yet due or delinquent, (iv) such other title and survey exceptions as Mortgagee has approved or may approve in writing in Mortgagee’s reasonable discretion, and (v) all other Liens permitted under Section 8.01 of the Credit Agreement. Notwithstanding the above, Mortgagor may grant, without Mortgagee’s consent, easements and other rights necessary or desirable for the operation and development of the Mortgaged Property on the condition that the granting of such easements and other rights shall not, individually or in the aggregate, interfere with the benefits intended to be provided by this Security Instrument, adversely affect the marketability of the Mortgaged Property, or impair the use or operation of the Mortgaged Property, and any such easement or other right shall constitute a Permitted Encumbrance.

Section 3.5. [INTENTIONALLY OMITTED].

Section 3.6. ADDITIONS TO SECURITY. All right, title and interest of Mortgagor in and to all Improvements hereafter constructed or placed on the Mortgaged Property and in and to any Personal Property hereafter acquired shall, without any further mortgage, conveyance, assignment or other act by Mortgagor, become subject to the Lien of this Security Instrument as fully and completely, and with the same effect, as though now owned by Mortgagor and specifically described in the granting clauses hereof. Mortgagor agrees, however, to execute and deliver to Mortgagee such further documents as may be required by the terms of the Credit Agreement and the other Loan Documents.

Article 4 – FURTHER ASSURANCES

Section 4.1. AUTHORIZATION TO FILE FINANCING STATEMENTS; POWER OF ATTORNEY. Mortgagor hereby authorizes Mortgagee at any time and from time to time to file any initial financing statements, amendments thereto and continuation statements as authorized by applicable law, as applicable to all or part of the Personal Property and as necessary or required in connection herewith. For purposes of such filings, Mortgagor agrees to furnish any information requested by Mortgagee promptly upon request by Mortgagee. Mortgagor hereby irrevocably constitutes and appoints Mortgagee and any

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officer or agent of Mortgagee, with full power of substitution, as Mortgagor’s true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of Mortgagor or in Mortgagor’s own name to execute in Mortgagor’s name any such documents and otherwise to carry out the purposes of this Section 4.1, to the extent that Mortgagor’s authorization above is not sufficient and Mortgagor fails or refuses to promptly execute such documents. To the extent permitted by law, Mortgagor hereby ratifies all acts said attorneys-in-fact have lawfully done in the past or shall lawfully do or cause to be done in the future by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

Article 5 – DUE ON SALE/ENCUMBRANCE

Section 5.1. NO SALE/ENCUMBRANCE. Except in accordance with the express terms and conditions contained in the Credit Agreement, Mortgagor shall not cause or permit a sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, or grant of any options with respect to, or any other transfer or disposition (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest in the Mortgaged Property or any part thereof.

Article 6 – RELEASE OF PROPERTY

Section 6.1. INTENTIONALLY OMITTED.

Section 6.2. RELEASE OF PROPERTY. Mortgagor shall not be entitled to a release of any portion of the Mortgaged Property from the Lien of this Security Instrument except in accordance with Section 1.5 hereof or otherwise in accordance with the terms and conditions of the Credit Agreement.

Article 7 – DEFAULT

Section 7.1. EVENT OF DEFAULT. The term “Event of Default” as used in this Security Instrument shall have the meaning assigned to such term in the Credit Agreement.

Article 8 – RIGHTS AND REMEDIES UPON DEFAULT

Section 8.1. REMEDIES. Upon the occurrence and during the continuance of any Event of Default, Mortgagor agrees that Mortgagee may take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor, any other Loan Party (as applicable) and in and to the Mortgaged Property, including, but not limited to, any one or more of the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

(a) declare the entire unpaid Secured Obligations to be immediately due and payable;

(b) institute proceedings, judicial or otherwise, for the complete foreclosure of this Security Instrument under any applicable provision of law, in which case the Mortgaged Property or any interest therein may be sold for cash or upon credit in one or more parcels or in several interests or portions and in any order or manner;

(c) with or without entry, to the extent permitted and pursuant to the procedures provided by applicable law, institute proceedings for the partial foreclosure of this Security

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Instrument for the portion of the Secured Obligations then due and payable, subject to the continuing Lien and security interest of this Security Instrument for the balance of the Secured Obligations not then due, unimpaired and without loss of priority;

(d) sell for cash or upon credit the Mortgaged Property or any part thereof and all estate, claim, demand, right, title and interest of Mortgagor therein and rights of redemption thereof, pursuant to power of sale or otherwise, at one or more sales, as an entirety or in parcels, at such time and place, upon such terms and after such notice thereof as may be required or permitted by law;

(e) institute an action, suit or proceeding in equity for the specific performance of any covenant, condition or agreement contained herein, in the Subsidiary Guaranty, Credit Agreement, or in the other Loan Documents;

(f) recover judgment on the Subsidiary Guaranty either before, during or after any proceedings for the enforcement of this Security Instrument or the other Loan Documents;

(g) apply to a court of competent jurisdiction for the appointment of a receiver, trustee, liquidator or conservator of the Mortgaged Property, without notice and without regard for the adequacy of the security for the Secured Obligations and without regard for the solvency of Mortgagor or any other Loan Party (as applicable) or any other Person (as such term is defined in the Credit Agreement) liable for the payment of the Secured Obligations;

(h) the license granted to Mortgagor under Section 1.2 hereof shall automatically be revoked (for so long as an Event of Default shall be continuing) and Mortgagee may enter into or upon the Mortgaged Property, either personally or by its agents, nominees or attorneys and dispossess Mortgagor and its agents and servants therefrom, without liability for trespass, damages or otherwise and exclude Mortgagor and its agents or servants wholly therefrom, and take possession of all books, records and accounts relating thereto and Mortgagor agrees to surrender possession of the Mortgaged Property and of such books, records and accounts to Mortgagee upon demand, and thereupon Mortgagee may (i) use, operate, manage, control, insure, maintain, repair, restore and otherwise deal with all and every part of the Mortgaged Property and conduct the business thereat; (ii) complete any construction undertaken by Mortgagor on the Mortgaged Property in such manner and form as Mortgagee deems advisable; (iii) make alterations, additions, renewals, replacements and improvements to or on the Mortgaged Property; (iv) exercise all rights and powers of Mortgagor with respect to the Mortgaged Property, whether in the name of Mortgagor or otherwise, including, without limitation, the right to make, cancel, enforce or modify Leases, obtain and evict tenants, and demand, sue for, collect and receive all Rents of the Mortgaged Property and every part thereof; (v) require Mortgagor to pay monthly in advance to Mortgagee, or any receiver appointed to collect the Rents, the fair and reasonable rental value for the use and occupation of such part of the Mortgaged Property as may be occupied by Mortgagor; (vi) require Mortgagor to vacate and surrender possession of the Mortgaged Property to Mortgagee or to such receiver and, in default thereof, Mortgagor may be evicted by summary proceedings or otherwise; and (vii) apply the receipts from the Mortgaged Property to the payment of the Secured Obligations, in such order, priority and proportions as Mortgagee shall deem appropriate in its sole discretion after deducting therefrom all expenses (including reasonable attorneys’ fees) incurred in connection with the aforesaid operations and all amounts necessary to pay the Taxes, Other Charges, insurance and other expenses in connection with the Mortgaged Property, as well as just and reasonable compensation for the services of Mortgagee and Lenders, and their respective counsel, agents and employees;

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(i) exercise any and all rights and remedies granted to a secured party upon default under the Uniform Commercial Code, including, without limiting the generality of the foregoing: (i) the right to take possession of the Personal Property or any part thereof, and to take such other measures as Mortgagee may deem necessary for the care, protection and preservation of the Personal Property, and (ii) request Mortgagor at its expense to assemble the Personal Property and make it available to Mortgagee at a convenient place acceptable to Mortgagee. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Personal Property sent to Mortgagor in accordance with the provisions hereof at least ten (10) days prior to such action shall constitute commercially reasonable notice to Mortgagor;

(j) apply any sums then deposited or held in escrow or otherwise by or on behalf of Mortgagee in accordance with the terms of the Credit Agreement, this Security Instrument or any of the other Loan Documents to the payment of the following items in any order in its sole discretion: (i) Taxes and Other Charges; (ii) insurance premiums; (iii) interest on the unpaid principal balance of the Notes; (iv) amortization of the unpaid principal balance of the Notes; (v) all other sums payable pursuant to the Credit Agreement, the Subsidiary Guaranty, this Security Instrument and the other Loan Documents, including without limitation advances made by Mortgagee or any Lender pursuant to the terms of this Security Instrument;

(k) surrender the insurance policies maintained pursuant to the Credit Agreement, collect the unearned insurance premiums for such insurance policies and apply such sums as a credit on the Secured Obligations in such priority and proportion as Mortgagee in its discretion shall deem proper, and in connection therewith, Mortgagor hereby appoints Mortgagee as agent and attorney-in-fact (which is coupled with an interest and is therefore irrevocable) for Mortgagor to collect such insurance premiums;

(l) apply the undisbursed balance of any deposit made by Mortgagor with Mortgagee in connection with the restoration of the Mortgaged Property after a casualty thereto or condemnation thereof, together with interest thereon, to the payment of the Secured Obligations in such order, priority and proportions as Mortgagee shall deem to be appropriate in its discretion; or

(m) pursue such other remedies as Mortgagee may have under applicable law.

In the event of a sale, by foreclosure, power of sale or otherwise, of less than all of Mortgaged Property, this Security Instrument shall continue as a Lien and security interest on the remaining portion of the Mortgaged Property unimpaired and without loss of priority.

Section 8.2. APPLICATION OF PROCEEDS. The purchase money, proceeds and avails of any disposition of the Mortgaged Property, and or any part thereof, or any other sums collected by Mortgagee on behalf of Lenders pursuant to the Credit Agreement, the Subsidiary Guaranty, this Security Instrument or the other Loan Documents, shall be applied by Mortgagee in accordance with the Credit Agreement.

Section 8.3. RIGHT TO CURE DEFAULTS. Upon the occurrence and during the continuance of any Event of Default, Mortgagee may, but without any obligation to do so and without notice to or demand on Mortgagor and without releasing Mortgagor from any obligation hereunder, make any payment or do any act required of Mortgagor hereunder in such manner and to such extent as Mortgagee may deem necessary to protect the security hereof. Mortgagee is authorized to enter upon the Mortgaged Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Mortgaged Property or to foreclose this Security Instrument or collect the Secured Obligations, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with

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interest as provided in this Section 8.3, shall constitute a portion of the Secured Obligations and shall be due and payable to Mortgagee on behalf of Lenders upon demand. All such costs and expenses incurred by Mortgagee or any Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any such action or proceeding shall bear interest at any default rate specified in the Credit Agreement, if any (the “Default Rate”), for the period after notice from Mortgagee or any Lender that such cost or expense was incurred to the date of payment to Mortgagee or such Lender. All such costs and expenses incurred by Mortgagee or any Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Secured Obligations and be secured by this Security Instrument and the other Loan Documents and shall be immediately due and payable upon demand by Mortgagee or such Lender therefor.

Section 8.4. ACTIONS AND PROCEEDINGS. Mortgagee has the right to appear in and defend any action or proceeding brought with respect to the Mortgaged Property and to bring any action or proceeding, in the name and on behalf of Mortgagor, which Mortgagee, in its discretion, decides should be brought to protect its interest in the Mortgaged Property.

Section 8.5. RECOVERY OF SUMS REQUIRED TO BE PAID. Mortgagee and Lenders shall have the right from time to time to take action to recover any sum or sums which constitute a part of the Secured Obligations as the same become due, without regard to whether or not the balance of the Secured Obligations shall be due, and without prejudice to the right of Mortgagee and Lenders thereafter to bring an action of foreclosure, or any other action, for a default or defaults by Mortgagor existing at the time such earlier action was commenced.

Section 8.6. OTHER RIGHTS, ETC.

(a) The failure of Lenders or Mortgagee to insist upon strict performance of any term hereof shall not be deemed to be a waiver of any term of this Security Instrument. Mortgagor shall not be relieved of Mortgagor’s obligations hereunder by reason of (i) the failure of Lenders or Mortgagee to comply with any request of Mortgagor or any guarantor or indemnitor with respect to the Loans to take any action to foreclose this Security Instrument or otherwise enforce any of the provisions hereof or of the Credit Agreement, the Notes or the other Loan Documents, (ii) the release, regardless of consideration, of the whole or any part of the Mortgaged Property, or of any Person liable for the Secured Obligations or any portion thereof, or (iii) any agreement or stipulation by Mortgagee or Lenders extending the time of payment or otherwise modifying or supplementing the terms of the Credit Agreement, the Subsidiary Guaranty, this Security Instrument or the other Loan Documents.

(b) It is agreed that the risk of loss or damage to the Mortgaged Property is on Mortgagor, and neither Mortgagee nor Lenders shall have any liability whatsoever for decline in the value of the Mortgaged Property, for failure to maintain the insurance policies required to be maintained pursuant to the Credit Agreement, or for failure to determine whether insurance in force is adequate as to the amount of risks insured. Possession by Mortgagee shall not be deemed an election of judicial relief if any such possession is requested or obtained with respect to any Mortgaged Property or collateral not in Mortgagee’s possession.

(c) Mortgagee or Lenders may resort for the payment of the Secured Obligations to any other security held by Mortgagee or Lenders in such order and manner as Mortgagee or Lenders, in their discretion, may elect. Mortgagee or Lenders may take action to recover the Secured Obligations, or any portion thereof, or to enforce any covenant hereof without prejudice to the right of Mortgagee or Lenders thereafter to foreclose this Security Instrument. The rights of Mortgagee and Lenders under this Security Instrument shall be separate, distinct and

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cumulative and none shall be given effect to the exclusion of the others. No act of Lenders or Mortgagee shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision. None of Lenders or Mortgagee shall be limited exclusively to the rights and remedies herein stated but shall be entitled to every right and remedy now or hereafter afforded at law or in equity.

(d) In the event of a foreclosure sale the Personal Property and the Mortgaged Property may, at the option of Mortgagee, be sold as a whole.

Section 8.7. RIGHT TO RELEASE ANY PORTION OF THE PROPERTY. Mortgagee may release any portion of the Mortgaged Property for such consideration as Mortgagee may require without, as to the remainder of the Mortgaged Property, in any way impairing or affecting the Lien or priority of this Security Instrument, or improving the position of any subordinate lienholder with respect thereto, except to the extent that the obligations hereunder shall have been reduced by the actual monetary consideration, if any, received by Mortgagee or any Lender for such release, and may accept by assignment, pledge or otherwise any other property in place thereof as Mortgagee may require without being accountable for so doing to any other lienholder. This Security Instrument shall continue as a Lien and security interest in the remaining portion of the Mortgaged Property.

Section 8.8. RIGHT OF ENTRY. Upon reasonable notice to Mortgagor and subject to the rights of any tenants or other occupants then in occupancy of all or any part of the Mortgaged Property, Mortgagee and its agents shall have the right to enter and inspect the Mortgaged Property at all reasonable times.

Section 8.9. BANKRUPTCY.

(a) Upon the occurrence and during the continuance of an Event of Default, Mortgagee shall have the right to proceed in its own name or in the name of Lenders or in the name of Mortgagor in respect of any claim, suit, action or proceeding relating to the rejection of any Lease, including, without limitation, the right to file and prosecute, to the exclusion of Mortgagor, any proofs of claim, complaints, motions, applications, notices and other documents, in any case in respect of the lessee under such Lease under the Bankruptcy Code (defined below).

(b) If there shall be filed by or against Mortgagor a petition under 11 U.S.C. §101 et seq., as the same may be amended from time to time (the “Bankruptcy Code”), and Mortgagor, as lessor under any Lease, shall determine to reject such Lease pursuant to Section 365(a) of the Bankruptcy Code, then Mortgagor shall give Mortgagee not less than ten (10) days’ prior notice of the date on which Mortgagor shall apply to the bankruptcy court for authority to reject the Lease. Mortgagee shall have the right, but not the obligation, to serve upon Mortgagor within such ten-day period a notice stating that (i) Mortgagee demands that Mortgagor assume and assign the Lease to Mortgagee pursuant to Section 365 of the Bankruptcy Code and (ii) Mortgagee covenants to cure or provide adequate assurance of future performance under the Lease. If Mortgagee serves upon Mortgagor the notice described in the preceding sentence, Mortgagor shall not seek to reject the Lease and shall comply with the demand provided for in clause (i) of the preceding sentence within thirty (30) days after the notice shall have been given, subject to the performance by Mortgagee of the covenant provided for in clause (ii) of the preceding sentence.

Mortgage (NY)	Page 14

Article 9 – INTENTIONALLY OMITTED

Article 10 – WAIVERS

Section 10.1. MARSHALLING AND OTHER MATTERS. Mortgagor hereby waives, to the extent permitted by law, the benefit of all Legal Requirements now or hereafter in force regarding appraisement, valuation, stay, extension, reinstatement and redemption and all rights of marshalling in the event of any sale hereunder of the Mortgaged Property or any part thereof or any interest therein. Further, to the extent permitted by law, Mortgagor hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of this Security Instrument on behalf of Mortgagor, and on behalf of each and every Person acquiring any interest in or title to the Mortgaged Property subsequent to the date of this Security Instrument and on behalf of all Persons to the extent permitted by Legal Requirements.

Section 10.2. WAIVER OF NOTICE. Mortgagor shall not be entitled to any notices of any nature whatsoever from Lenders or Mortgagee except with respect to matters for which this Security Instrument, the Credit Agreement or any of the other Loan Documents specifically and expressly provides for the giving of notice by Lenders or Mortgagee to Mortgagor and except with respect to matters for which Mortgagor is not permitted by Legal Requirements to waive its right to receive notice, and Mortgagor hereby expressly waives the right to receive any notice from Lenders or Mortgagee with respect to any matter for which this Security Instrument, the Credit Agreement or any of the other Loan Documents does not specifically and expressly provide for the giving of notice by Mortgagee to Mortgagor.

Section 10.3. SOLE DISCRETION OF MORTGAGEE. Whenever pursuant to this Security Instrument, Mortgagee exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Mortgagee, the decision of Mortgagee to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole (but reasonable) discretion of Mortgagee and shall be final and conclusive.

Section 10.4. WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, MORTGAGOR AND MORTGAGEE EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY MORTGAGOR AND MORTGAGEE, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF MORTGAGEE AND MORTGAGOR IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION 10.4 IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY MORTGAGOR AND MORTGAGEE.

Section 10.5. WAIVER OF FORECLOSURE DEFENSE. To the extent permissible under applicable law, Mortgagor hereby waives any defense Mortgagor might assert or have by reason of Mortgagee’s failure to make any tenant or lessee of the Mortgaged Property a party defendant in any foreclosure proceeding or action instituted by Mortgagee.

Article 11 – CROSS-COLLATERALIZATION

Section 11.1. CROSS-COLLATERALIZATION. Mortgagor acknowledges that the Secured Obligations are secured by this Security Instrument together with those certain other Mortgages (as

Mortgage (NY)	Page 15

defined in the Credit Agreement) given by Mortgagor and/or certain other Loans Parties (as applicable) to Mortgagee (whether one or more, collectively, the “Other Mortgages”) encumbering the real and personal property more particularly described in the Other Mortgages (such real and personal property, collectively, the “Other Properties”), all as more specifically set forth in the Credit Agreement. Upon the occurrence and during the continuance of an Event of Default, Mortgagee shall have the right to institute a proceeding or proceedings for the total or partial foreclosure of this Security Instrument and any or all of the Other Mortgages whether by court action, power of sale or otherwise, under any applicable provision of law, for all of the Secured Obligations and the Lien and the security interest created by the Other Mortgages shall continue in full force and effect without loss of priority as a Lien and security interest securing the payment of that portion of the Secured Obligations then due and payable but still outstanding. Mortgagor acknowledges and agrees that the Mortgaged Property and the Other Properties are located in one or more States and/or counties, and therefore Mortgagee shall be permitted to enforce payment of the Secured Obligations and the performance of any term, covenant or condition of the Credit Agreement, the Subsidiary Guaranty, this Security Instrument, the other Loan Documents or the Other Mortgages and exercise any and all rights and remedies under the Credit Agreement, the Subsidiary Guaranty, this Security Instrument, the other Loan Documents or the Other Mortgages, or as provided by law or at equity, by one or more proceedings, whether contemporaneous, consecutive or both, to be determined by Mortgagee, in its sole discretion, in any one or more of the States or counties in which the Mortgaged Property or any of the Other Properties are located. Neither the acceptance of this Security Instrument, the other Loan Documents or the Other Mortgages nor the enforcement thereof in any one State or county, whether by court action, foreclosure, power of sale or otherwise, shall prejudice or in any way limit or preclude enforcement by court action, foreclosure, power of sale or otherwise, of the Credit Agreement, the Subsidiary Guaranty, the Notes, this Security Instrument, the other Loan Documents, or any Other Mortgages through one or more additional proceedings in that State or county or in any other State or county. Any and all sums received by Mortgagee or any Lender under the Credit Agreement, the Subsidiary Guaranty, the Notes, this Security Instrument and the other Loan Documents shall be applied to the Secured Obligations in such order and priority as Mortgagee shall determine, in its sole discretion, without regard to any portion of the Loans allocated to any Mortgaged Property or any of the Other Properties or the appraised value of the Mortgaged Property or any of the Other Properties.

Article 12 – MORTGAGEE AND NOTICES

Section 12.1. FAILURE TO ACT. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the failure of Mortgagee to take any action hereunder or under any of the other Loan Documents shall not (a) be deemed to be a waiver of any term or condition of this Security Instrument or any of the other Loan Documents, (b) adversely affect any rights of Mortgagee or any Lender hereunder or under any of the other Loan Documents, or (c) relieve Mortgagor of any of Mortgagor’s obligations hereunder or under any of the other Loan Documents.

Section 12.2. NOTICES. All notices or other written communications hereunder shall be delivered in accordance with the applicable terms and conditions of the Credit Agreement. Notices to Mortgagee hereunder and under each other Loan Document shall be sent as follows:

Bank of America, N.A., as Administrative Agent

901 Main St., 64th Floor

Dallas, Texas 75202-3714

Attn: Steven Renwick

Fax No.: 214.209.0085

Mortgage (NY)	Page 16

Notices to Mortgagor hereunder and under each of the other Loan Documents shall be sent as follows:

[                                 ]

c/o DLC Realty, Inc.

580 White Plains Road, Third Floor

Tarrytown, New York 10591

Attn: Jonathan Wigser

Fax No.: 914.206.4014

Article 13 – APPLICABLE LAW

Section 13.1. GOVERNING LAW. EXCEPT TO THE EXTENT THE UNIFORM COMMERCIAL CODE REQUIRES APPLICATION OF THE LAW OF ANOTHER JURISDICTION, THIS SECURITY INSTRUMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED ACCORDING TO THE LAWS (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF NEW YORK. WHENEVER REFERENCE IS MADE TO THE CREDIT AGREEMENT, SUBSIDIARY GUARANTY OR OTHER LOAN DOCUMENTS, THOSE INSTRUMENTS SHALL BE DEEMED TO BE GOVERNED BY AND CONSTRUED ACCORDING TO THE INTERNAL LAWS OF THE STATE OF NEW YORK, AS EACH INSTRUMENT SO PROVIDES.

Section 13.2. PROVISIONS SUBJECT TO APPLICABLE LAW. All rights, powers and remedies provided in this Security Instrument may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of law and are intended to be limited to the extent necessary so that they will not render this Security Instrument invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any applicable law. If any term of this Security Instrument or any application thereof shall be invalid or unenforceable, the remainder of this Security Instrument and any other application of the term shall not be affected thereby.

Article 14 – DEFINITIONS

Section 14.1. GENERAL DEFINITIONS. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Security Instrument may be used interchangeably in singular or plural form and

(a) the word “Mortgagor” shall mean each Mortgagor and any subsequent owner or owners of the Mortgaged Property or any part thereof or any interest therein;

(b) the words “Loan Party” shall mean each Loan Party and any subsequent owner or owners of any of the applicable Other Properties or any part thereof or any interest therein;

(c) the word “Mortgagee” shall mean Mortgagee and any of Mortgagee’s successors and assigns;

(d) the word “Lenders” shall mean all or each of the Lenders and any of their or its respective successors and assigns;

(e) the word “Notes” shall mean the Notes and any other evidence of indebtedness guaranteed by the Subsidiary Guaranty;

(f) the words “Mortgaged Property” shall include any portion of the Mortgaged Property and any interest therein;

Mortgage (NY)	Page 17

(g) the words “Other Properties” shall include any portion of the Other Properties and any interest therein; and

(h) the phrases “attorneys’ fees,” “legal fees,” and “counsel fees” shall include any and all attorneys’, paralegal and law clerk fees and disbursements, including, but not limited to, fees and disbursements at the pre-trial, trial and appellate levels incurred or paid by Mortgagee in protecting its interest in the Mortgaged Property, the Leases and the Rents and enforcing its rights hereunder.

Article 15 – MISCELLANEOUS PROVISIONS

Section 15.1. NO ORAL CHANGE. This Security Instrument, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Mortgagor or Mortgagee, but only by an agreement in writing signed by Mortgagor and Mortgagee in accordance with the Credit Agreement.

Section 15.2. SUCCESSORS AND ASSIGNS. This Security Instrument shall be binding upon and inure to the benefit of Mortgagor, Mortgagee and Lenders and their respective successors and assigns forever.

Section 15.3. INAPPLICABLE PROVISIONS. If any term, covenant or condition of the Credit Agreement, the Subsidiary Guaranty, the Notes or this Security Instrument is held to be invalid, illegal or unenforceable in any respect, the Credit Agreement, the Subsidiary Guaranty, the Notes and this Security Instrument shall be construed without such provision.

Section 15.4. HEADINGS, ETC. The headings and captions of various Sections of this Security Instrument are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

Section 15.5. NUMBER AND GENDER. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

Section 15.6. ENTIRE AGREEMENT. This Security Instrument, the Subsidiary Guaranty and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Security Instrument, the Subsidiary Guaranty and the other Loan Documents.

Section 15.7. LIMITATION ON MORTGAGEE’S OR LENDERS’ RESPONSIBILITY. No provision of this Security Instrument shall operate to place any obligation or liability for the control, care, management or repair of the Mortgaged Property upon Lenders or Mortgagee, nor shall it operate to make Lenders or Mortgagee responsible or liable for any waste committed on the Mortgaged Property by the tenants or any other Person, or for any dangerous or defective condition of the Mortgaged Property, or for any negligence in the management, upkeep, repair or control of the Mortgaged Property resulting in loss or injury or death to any tenant, licensee, employee or stranger. Nothing herein contained shall be construed as constituting Lenders or Mortgagee a “mortgagee in possession.”

Section 15.8. AGREEMENT OF THE PARTIES. EACH OF THE PARTIES HERETO SPECIFICALLY ACKNOWLEDGES AND AGREES (a) THAT IT HAS A DUTY TO READ THIS SECURITY INSTRUMENT AND THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF

Mortgage (NY)	Page 18

THE TERMS HEREOF, (b) THAT IT HAS IN FACT READ THIS SECURITY INSTRUMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS SECURITY INSTRUMENT, (c) THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS SECURITY INSTRUMENT AND HAS RECEIVED THE ADVICE OF SUCH COUNSEL IN CONNECTION WITH ENTERING INTO THIS SECURITY INSTRUMENT, AND (d) THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS SECURITY INSTRUMENT PROVIDE FOR (i) CERTAIN WAIVERS AND FOR (ii) THE ASSUMPTION BY ONE PARTY OF, AND/OR RELEASE OF THE OTHER PARTY FROM, CERTAIN LIABILITIES THAT SUCH PARTY MIGHT OTHERWISE BE RESPONSIBLE FOR UNDER THE LAW. EACH PARTY HERETO FURTHER AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY SUCH PROVISIONS OF THIS SECURITY INSTRUMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT SUCH PROVISIONS ARE NOT “CONSPICUOUS.”

Section 15.9. CONFLICT. In the event of any inconsistencies between the terms and conditions of this Security Instrument and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall control and be binding.

Article 16 – STATUS OF MORTGAGOR

Section 16.1. STATUS OF MORTGAGOR. Mortgagor’s exact legal name is correctly set forth in the first paragraph of this Security Instrument and the signature block at the end of this Security Instrument. Mortgagor is an organization of the type specified in the first paragraph of this Security Instrument. Mortgagor is incorporated in or organized under the laws of the state specified in Section 1.4 of this Security Instrument. Mortgagor’s principal place of business and chief executive office, and the place where Mortgagor kept its principal books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, and writings, has been for the preceding four months (or, if less, the entire period of the existence of Mortgagor) the address shown on the first page of this Security Instrument. Mortgagor’s organizational identification number, if any, assigned by the state of incorporation or organization is correctly set forth in Section 1.4 of this Security Instrument. Mortgagor will not change or permit to be changed (a) Mortgagor’s name, (b) Mortgagor’s identity (including its trade name or names), (c) Mortgagor’s principal place of business set forth on the first page of this Security Instrument, (d) the corporate, partnership or other organizational structure of Mortgagor, (e) Mortgagor’s state of organization, or (f) Mortgagor’s organizational number, in each case, without notifying Mortgagee of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Mortgagor’s structure, without first obtaining the prior written consent of Mortgagee. If Mortgagor does not now have an organizational identification number and later obtains one, Mortgagor promptly shall notify the Mortgagee of such organizational identification number.

Article 17 – STATE SPECIFIC PROVISIONS

Section 17.1. TRUST FUND. Pursuant to Section 13 of the New York Lien Law, Borrower shall receive the advances secured hereby and shall hold the right to receive the advances as a trust fund to be applied first for the purpose of paying the cost of any improvement and shall apply the advances first to the payment of the cost of any such improvement on the Property before using any part of the total of the same for any other purpose.

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Section 17.2. TYPE OF PROPERTY. This Mortgage does not cover real property principally improved or to be improved by one or more structures containing in the aggregate not more than six residential dwelling units, each having their own separated cooking facilities.

Section 17.3. SECTION 291-F. Reference is made to Section 291-f of the Real Property Law of New York for purposes of obtaining the benefit of said Section in connection with this Security Instrument.

Section 17.4. STATUTORY CONSTRUCTION. The clauses and covenants contained in this Security Instrument that are construed by Section 254 of the New York Real Property Law shall be construed as provided in those sections. The additional clauses and covenants contained in this Security Instrument shall afford rights supplemental to and not exclusive of the rights conferred by the clauses and covenants construed by Section 254 and shall not impair, modify, alter or defeat such rights, notwithstanding that such additional clauses and covenants may relate to the same subject matter or provide for different or additional rights in the same or similar contingencies as the clauses and covenants construed by Section 254. In the event of any inconsistencies between the provisions of Section 254 and the provisions of this Security Instrument, the provisions of this Security Instrument shall prevail.

Section 17.5. MAXIMUM PRINCIPAL SECURED. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE MAXIMUM AMOUNT OF PRINCIPAL INDEBTEDNESS SECURED BY THIS MORTGAGE AT THE TIME OF EXECUTION OR WHICH UNDER ANY CONTINGENCY MAY HEREAFTER BECOME SECURED HEREBY AT ANY TIME IS                                          DOLLARS ($                    ); PROVIDED THAT SUCH LIMITATION SHALL NOT LIMIT THE SECURITY OF THIS MORTGAGE WITH RESPECT TO (I) INTEREST ON THE AFORESAID MAXIMUM AMOUNT OF PRINCIPAL INDEBTEDNESS AT THE RATES SET FORTH IN THE LOAN AGREEMENT, (II) SUMS TO PAY TAXES, (III) SUMS TO PAY PREMIUMS ON INSURANCE POLICIES COVERING THE MORTGAGED PROPERTY, (IV) EXPENSES INCURRED DURING THE CONTINUANCE AN EVENT OF DEFAULT IN UPHOLDING OR ENFORCING THE LIEN OF THIS MORTGAGE, INCLUDING BUT NOT LIMITED TO, THE EXPENSES OF THIS MORTGAGE, (V) ANY AMOUNT, COSTS OR CHARGE TO WHICH MORTGAGEE BECOMES SUBROGATED, UPON PAYMENT, WHETHER UNDER RECOGNIZED PRINCIPLES OF LAW OR EQUITY, OR UNDER EXPRESS STATUTORY AUTHORITY AND (VI) ANY OTHER AMOUNT SECURED BY THIS MORTGAGE WHICH, IF NOT LIMITED BY SUCH LIMITATION, WOULD NOT INCREASE THE AMOUNT OF MORTGAGE RECORDING TAXES, IF ANY, PAYABLE WITH RESPECT TO THIS MORTGAGE.

Section 17.6. NON-JUDICIAL FORECLOSURE. During the continuance of an Event of Default and acceleration of the indebtedness secured hereby, Mortgagee shall have the right to sell the Mortgaged Property (or any portion thereof), including, without limitation, pursuant to Article 14 of the New York Real Property Actions and Proceedings Law, as same may have been or may hereafter be amended.

[Remainder of page intentionally left blank. Signature page(s) to follow.]

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IN WITNESS WHEREOF, this Security Instrument has been executed by the undersigned as of the day and year first above written.

[ ], a [ ]

By:	DLC Realty, L.P., a Delaware limited partnership, its [ ]

	By:	DLC Realty Trust, Inc., a Delaware corporation, its General Partner

By:
Name:
Title:

State of New York	)

County of	)	ss.:

On the                      day of                              in the year 2010, before me, the undersigned, personally appeared                                                  , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Signature and Office of Individual
taking acknowledgment

The Address of Mortgagee is:

Bank of America, N.A., as Administrative Agent
901 Main St., 64th Floor
Dallas, Texas 75202

(Signature Page to Mortgage, Assignment of Leases and Rents,

Security Agreement, and Fixture Filing)

Exhibit A

PROPERTY DESCRIPTION

Mortgage (NY)/Mid Valley Mall	Exhibit A - Page 1